Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

LIGHTBEAM ELECTRIC COMPANY,

GS ACQUISITION CORPORATION,

GREEN STATES ENERGY, INC.,

and

AEP HOLDINGS LLC, as the Stockholders’ Representative

Dated as of March 18, 2015

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(continued)

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(continued)

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(continued)

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(continued)

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Exhibits

Exhibit A	Certain Definitions

Exhibit B	Company Assumed Indebtedness

Exhibit C	Form of Letter of Transmittal

Exhibit D	Form of Escrow Agreement

Exhibit E	Form of Payment Agent Agreement

Exhibit F	Form of Joinder

Exhibit G	Project Description

Exhibit H	Form of Amended and Restated Certificate of Incorporation

Exhibit I	Form of Warrant Cancellation Agreement

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of March 18, 2015, by and among LIGHTBEAM ELECTRIC COMPANY, a Delaware corporation (“LEC”), GS ACQUISITION CORPORATION, a Delaware corporation and a wholly owned subsidiary of LEC (“Newco Corp”), GREEN STATES ENERGY, INC., a Delaware corporation (the “Company”), and AEP HOLDINGS LLC, a New Jersey limited liability company, solely in its capacity as the Stockholders’ Representative. Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, Newco Corp is a corporation incorporated under the laws of the State of Delaware on February 26, 2015 and is a wholly owned subsidiary of LEC;

WHEREAS, Newco Corp was formed or incorporated, as applicable, solely for the purpose of completing the transactions set forth herein;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that the merger of Newco Corp with and into the Company, with the Company as the surviving entity, upon the terms and subject to the conditions set forth in this Agreement (the “Merger”), is fair to and in the best interests of the Company Stockholders and (b) approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, it is intended that the Merger constitute a “tax free reorganization” within the meaning of Section 368(a)(1)(A) of the Code;

WHEREAS, the board of directors of Newco Corp has unanimously (a) determined that the Merger is fair to and in the best interests of Newco Corp and its stockholder and (b) approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, LEC, acting as the sole stockholder of Newco Corp, has approved the Merger upon the terms and subject to the conditions set forth in this Agreement and in accordance with the requirements of the General Corporation Law of the State of Delaware (the “DGCL”) and the certificate of incorporation and bylaws of Newco Corp;

WHEREAS, in order to induce LEC and Newco Corp to enter into this Agreement, concurrently with the execution and delivery of this Agreement, certain stockholders of the Company are executing (a) voting agreements (the “Voting Agreements”), pursuant to which such stockholders are agreeing to vote certain of the shares of Company Capital Stock owned by them in favor of the Merger and (b) Joinders; and

WHEREAS, LEC is entering into other separate agreements whose material terms and conditions are substantially similar to this Agreement (the “Other Agreements”), in order to acquire additional clean energy assets (the Company, together with each of the other companies with which LEC has entered into the Other Agreements, are collectively referred to herein as the “Founding Companies”).

NOW, THEREFORE, in consideration of the premises, and the representations, warranties, covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

AGREEMENT

SECTION 1. THE TRANSACTIONS

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (i) Newco Corp will be merged with and into the Company and (ii) the separate existence of Newco Corp will cease and the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Closing. The consummation of the Merger (the “Closing”) will take place (a) at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York, at 9:00 a.m. New York City time, on the second (2nd) Business Day immediately following the day on which the last of the conditions to closing contained in Sections 7 and 8 (other than any conditions that by their nature are to be satisfied at the Closing) is satisfied or waived in accordance with this Agreement or (b) at such other place and time or on such other date as the Company and LEC may mutually determine (the date on which the Closing actually occurs is referred to as the “Closing Date”).

1.3 Effective Time. Subject to the provisions of this Agreement, on or prior to the Closing Date, the Company will cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger will become effective when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware (provided, that it is not filed prior to the Closing Date) or at such other subsequent date or time as LEC and the Company may agree and specify in the Certificate of Merger in accordance with the DGCL (the date and time the Merger becomes effective, the “Effective Time”).

1.4 Effects of the Merger. The Merger will have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Newco Corp shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Newco Corp shall become the debts, liabilities and duties of the Surviving Corporation.

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1.5 Certificate of Incorporation, Bylaws, Board of Directors and Officers of the Surviving Corporation. At the Effective Time of the Merger:

(a) the certificate of incorporation of the Surviving Corporation shall be amended and restated pursuant to the terms set forth in the Certificate of Merger, and as so amended and restated, shall remain the certificate of incorporation of the Surviving Corporation until changed, as provided by law;

(b) the bylaws of the Surviving Corporation shall be amended and restated to conform to the bylaws of Newco Corp as in effect immediately prior to the Effective Time, until amended as provided by law;

(c) the Company Board shall resign and the directors of Newco Corp immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with applicable Law, the certificate of incorporation of the Surviving Corporation and the Bylaws of the Surviving Corporation; and

(d) the officers of Newco Corp immediately prior to the Effective Time shall be the officers of the Surviving Corporation each such officer to serve, subject to the provisions of the Certificate of Incorporation and Bylaws of the Surviving Corporation, until his or her successor is duly elected and qualified.

SECTION 2. MERGER CONSIDERATION, EXCHANGE OF CERTIFICATES

2.1 Conversion of Company Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of LEC, Newco Corp, the Company or any Company Stockholder:

(a) any shares of Company Capital Stock then owned by the Company (or held in the Company’s treasury) immediately prior to the Effective Time, if any, shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(b) except as provided in Section 2.1(a) and subject to Section 2.6, and Section 2.9, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares) shall cease to be an existing and issued share of Company Capital Stock and shall be converted, by virtue of the Merger and without any action on the part of the holders thereof, into the right to receive, without interest, and subject to Section 2.6(d) and in accordance with the Allocation Schedule, in the case of the Company Common Stock, the Per Share Consideration in the form of shares of LEC Stock or cash, as set forth in this Agreement, and, in the case of the Company Series A Preferred Stock, the Series A Preferred Per Share Liquidation Preference; and

(c) each share of the common stock, $0.001 par value per share, of Newco Corp issued and outstanding immediately prior to the Effective Time shall be converted into one share of validly issued, fully paid and nonassessable common stock of the Surviving Corporation, such that immediately following the Effective Time, LEC shall become the sole and exclusive owner of all of the issued and outstanding capital stock of the Company as the Surviving Corporation.

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2.2 Release Obligation. The Company and the Participating Securityholders by signing a Letter of Transmittal or Joinder agree and acknowledge that the Release Obligation is an integral part of this Agreement and the consideration provided for in this Agreement is sufficient and adequate to compensate the Participating Securityholders for agreeing to the Release Obligation.

2.3 Company Warrants.

(a) Prior to the Effective Time, subject to Section 2.6, and Section 2.9, the Company shall take all actions and obtain any consents necessary to ensure that each Company Warrant that is issued, outstanding and exercisable for shares of Company Common Stock, and remains unexercised immediately prior to the Effective Time, shall be canceled at the Effective Time and shall cease to be existing and exercisable for such Company Capital Stock by the holder thereof. With respect to each Exercisable Share for which a Warrant Cancellation Agreement has been delivered to GSE, such Exercisable Share shall be entitled to receive, without interest, and subject to Section 2.6(d), consideration in the form of shares of LEC Stock or cash, as set forth in this Agreement, equal to the applicable Per Share Warrant Consideration.

(b) The Company agrees that, prior to the Effective Time, the Company Board shall adopt such resolutions or take such other actions (including making or obtaining any required Consents) as may be required to effect the transactions described in this Section 2.3 as of the Effective Time, including all actions necessary to terminate all issued and outstanding Company Warrants as of the Closing Date and ensure that from and after the Effective Time there are no outstanding rights to acquire Company Capital Stock under any Company Warrants.

(c) The Information Statement shall include a Warrant Cancellation Agreement and a description of the treatment of and payment for the Company Warrants that are outstanding and unexercised immediately prior to the Effective Time pursuant to Section 2.3(a).

2.4 Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and the other agreements contemplated hereby or to vest the Surviving Corporation with full right, title and possession of and to all rights, property, privileges, power and franchises of Newco Corp and the Company, the officers and directors of the Surviving Corporation and LEC are fully authorized in the name of the Company and Newco Corp to take all such action, so long as such action is not inconsistent with this Agreement. Upon the terms and subject to the conditions contained herein, prior to the Closing Date, each of the parties hereto shall (a) use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and any related agreement or certificate, including satisfying the conditions to Closing in Sections 7 and 8 and (b) cooperate, to the extent practicable, with each other in connection with the foregoing.

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2.5 Closing of the Company’s Transfer Books. At the Effective Time: (a) each certificate representing Company Capital Stock (a “Company Stock Certificate”) and each Company Warrant shall thereafter represent the right to receive the consideration referred to in Section 2.1 (or if applicable, Section 2.7) and Section 2.3, as the case may be; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. After the Effective Time, the Company shall not consent to any transfer of a Company Warrant. If, after the Closing Date, a Company Stock Certificate or Company Warrant is presented to the Payment Agent or to the Surviving Corporation or LEC, such Company Stock Certificate or Company Warrant shall be canceled and shall be exchanged as provided in Section 2.6.

2.6 Exchange/Payment.

(a) (i) On or prior to the Closing Date, and subject to Section 2.6(g), LEC or Newco Corp shall deposit with the Payment Agent an amount in cash equal to (x) the sum of: (A) the Series A Preferred Aggregate Liquidation Preference, (B) the Aggregate Substitute Cash Amount and (C) the aggregate amount of all of the Fractional Equivalent Amounts due to Participating Securityholders pursuant to Section 2.6(a)(ii). The deposit made by LEC pursuant to this Section 2.6(a)(i) is hereinafter referred to as the “Cash Payment Fund”. The Cash Payment Fund shall not be used for any purpose that is not expressly provided for in this Agreement; provided, that LEC may direct the Payment Agent to invest the Cash Payment Fund in obligations guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, respectively.

(ii) On or prior to the Closing Date, LEC or Newco Corp shall deposit or cause to be deposited in trust with the Payment Agent that number of shares of LEC Stock as are issuable pursuant to this Section 2 in respect of shares of Company Common Stock and Company Warrants (such number of shares, together with the Cash Payment Fund, the “Exchange Fund”). Notwithstanding any other provision of this Agreement, no fractional shares of LEC Stock and no certificates or other evidence of ownership thereof will be issued in connection with the Merger; instead, each Participating Securityholder who would otherwise be entitled to a fractional share of LEC Stock shall be entitled to an amount in cash equal to (after taking into account and aggregating all shares or fractional shares of Company Common Stock to which such holder is entitled) such Participating Securityholder’s Fractional Equivalent Amount.

(iii) Not later than two (2) Business Days after the Closing Date, the Payment Agent shall mail to the Participating Securityholders who have not previously delivered an executed Letter of Transmittal to the Payment Agent: (A) a Letter of Transmittal and (B) instructions for effecting the surrender of Company Stock Certificates or Company Warrants, as applicable, in exchange for the consideration set forth in this Agreement.

(iv) With respect to Company Stockholders as of immediately prior to the Effective Time, upon surrender of a Company Stock Certificate to the Payment Agent, together with a duly executed Letter of Transmittal (which shall include the Release Obligation)

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that has been completed in accordance with the instructions thereto, and such other customary documents as may reasonably be required by the Payment Agent, from and after the Effective Time, (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange for each share of Company Capital Stock evidenced thereby, in the case of Company Common Stock, the applicable Per Share Consideration and, in the case of Company Series A Preferred Stock, the Series A Preferred Per Share Liquidation Preference, in accordance with this Agreement, and (B) the Company Certificate so surrendered shall be immediately canceled.

(v) With respect to the Warrant Holders as of immediately prior to the Effective Time who have delivered a duly executed Warrant Cancellation Agreement to GSE, upon delivery of a Company Warrant held by such Warrant Holder and associated executed Letter of Transmittal (which shall include the Release Obligation) delivered to the Paying Agent, and such other customary documents as may reasonably be required by the Payment Agent, from and after the Effective Time, such Warrant Holder shall be entitled to receive in exchange therefore the applicable Per Share Warrant Consideration in accordance with this Agreement.

(vi) If any Company Stock Certificate or Company Warrant shall have been lost, stolen or destroyed, then LEC may, as a condition to the payment and issuance, as applicable, of the Per Share Consideration, the Series A Preferred Per Share Liquidation Preference, the Per Share Warrant Consideration, or the Fractional Share Equivalent, as applicable, require the owner thereof to provide a reasonably appropriate affidavit to the Payment Agent, including customary indemnification.

(b) Subject to Section 2.6(c), not later than two (2) Business Days after the receipt by the Payment Agent of a Participating Securityholder’s duly executed Letter of Transmittal and surrendered Company Stock Certificates and Company Warrants, as applicable, the Payment Agent shall pay to such Participating Securityholder in such amounts as set forth in the Allocation Schedule, (i) in shares of LEC Stock: (A) for each share of Company Common Stock, the Per Share Closing Date Stock Consideration divided by the IPO Price, and (B) for each Exercisable Share, the Per Share Closing Date Warrant Consideration divided by the IPO Price, and (ii) in cash: an amount equal to the Series A Preferred Per Share Liquidation Preference and the Fractional Share Equivalent, as applicable.

(c) (i) Notwithstanding anything in this Agreement to the contrary, LEC shall not be obligated to issue shares of LEC Stock to any Participating Securityholder that is not a Confirmed Accredited Investor (each, a “Non-Accredited Company Holder”). If LEC elects not to issue shares of LEC Stock to any Non-Accredited Company Holder that it would otherwise be entitled under Sections 2.1(b) or 2.3 (subject, in all cases, to the exchange procedures set forth this Section 2.6), then such Non-Accredited Company Holder shall be entitled to the equivalent of the Per Share Consideration and Per Share Warrant Consideration, as applicable, in cash, which amount shall be equal to the sum of the following:

(A) an amount for each share of LEC Stock that the Non-Accredited Company Holder as a Company Stockholder would otherwise be entitled to pursuant to Section 2.1(b) equal to the product of (i) the Per Share Consideration and (ii) the IPO Price; plus

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(B) an amount for each share of LEC Stock that the Non-Accredited Company Holder as a Warrant Holder would otherwise be entitled to pursuant to Section 2.3 equal to the product of (i) the applicable Per Share Warrant Consideration and (ii) the IPO Price ((A) and (B), the “Aggregate Substitute Cash Amount”).

(ii) LEC shall notify the Company and the Payment Agent not less than three (3) days prior to the Closing Date of its election to pay the Non-Accredited Company Holders the Aggregate Substitute Cash Amount.

(iii) Not later than two (2) Business Days after the receipt by the Payment Agent of a Non-Accredited Company Holder’s duly executed Letter of Transmittal and evidence that GSE has received a duly executed Warrant Cancellation Agreement, as applicable, and surrendered Company Stock Certificates or Company Warrants, as applicable, the Payment Agent shall pay to such Non-Accredited Company Holder; provided, however, that any such payment shall not be made before the date that is six (6) months after the Effective Date:

(A) an amount for each share of LEC Stock that the Non-Accredited Company Holder as a Company Stockholder would otherwise be entitled to pursuant to Section 2.1(b) equal to the product of (i) the Per Share Closing Date Stock Consideration and (ii) the IPO Price; plus

(B) an amount for each share of LEC Stock that the Non-Accredited Company Holder as a Warrant Holder would otherwise be entitled to pursuant to Section 2.3 equal to the product of (i) the applicable Per Share Closing Date Warrant Consideration and (ii) the IPO Price.

(d) No dividends or other distributions declared or made with respect to LEC Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate or Company Warrant with respect to the shares of LEC Stock issuable upon surrender thereof until the surrender of such Company Stock Certificate or Company Warrant in accordance with this Section 2. Subject to escheat, abandoned property, Tax or other applicable Law, following surrender of such Company Stock Certificate or Company Warrant, there shall be paid to the holder of the Company Stock Certificate or Company Warrant representing whole shares of LEC Stock issued in exchange therefor, without interest, the amount of dividends or other distributions declared on the shares of LEC Stock with a record date after the Effective Time and a payment date prior to such surrender that is payable with respect to such whole shares of LEC Stock.

(e) Any portion of the Exchange Fund, including investment proceeds thereon, if any, that remains undistributed to Participating Securityholders on the day following the day that is twelve (12) months after the Closing Date shall be delivered to LEC upon demand, and any Participating Securityholders who have not theretofore surrendered their Company Stock Certificates and/or Company Warrants (as the case may be) and executed a Letter of Transmittal and Warrant Cancellation Agreement, as applicable, shall thereafter, subject to the provisions of this Agreement, look only to the Surviving Corporation (subject to any escheat, abandoned property, Tax or other applicable Law) for satisfaction of their claims for the amounts payable in accordance with Section 2.1 and Section 2.3.

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(f) None of LEC, the Surviving Corporation or any of LEC’s Affiliates shall be liable to any holder or former holder of shares of Company Capital Stock or any current or former Participating Securityholder with respect to any cash amounts or LEC Stock properly delivered to any public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Each of LEC, the Company, the Surviving Corporation, the Payment Agent, the Escrow Agent and their respective agents will be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any Participating Securityholder such amounts it reasonably determines that it is required to deduct and withhold under the Code or any other Tax Law. To the extent that amounts are so withheld and properly paid over to the applicable governmental Tax authority, any withheld amounts will be treated as having been paid to the applicable Participating Securityholder.

(h) The Company shall deliver to LEC, not less than five (5) Business Days prior to the anticipated Closing Date, the Closing Financial Estimate. During the period following LEC’s receipt of the Closing Financial Estimate, the Company shall provide to LEC and Newco Corp and their respective authorized representatives reasonable access to all records used in preparing such Closing Financial Estimate (and employees of the Company who can adequately answer questions on the Closing Financial Estimate, including such access to facilities as is reasonably necessary to have such access to such employees) and, if applicable, the Company’s outside accountants and their work papers and other documents used in preparing such Closing Financial Estimate. LEC shall promptly notify the Company in writing (including by email) if it disputes any of the items in the Closing Financial Estimate, specifying each disputed item and the estimated amount thereof in dispute and the basis for such dispute. The parties shall in good faith attempt to promptly resolve any such dispute prior to the Closing Date; provided, however, that if the parties are not able to reach mutual agreement prior to the Closing Date, LEC’s calculations of such disputed items shall be reflected on the Closing Financial Certificate. As of the Closing, the Company shall deliver to LEC the Closing Financial Certificate. To the extent reflected in the Closing Financial Certificate, in accordance with Section 6.10, LEC shall wire the amount of any Unpaid Company Expenses and Company Retired Indebtedness to the applicable Person(s) owed such Unpaid Company Expenses and Company Retired Indebtedness pursuant to wire instructions (such wire instructions to be provided to LEC by the Company at least three (3) Business Days prior to the Closing Date). For avoidance of doubt, after the Effective Time, all Company Assumed Indebtedness shall remain an obligation of the Company and none of the Participating Securityholders shall have any obligation therefor, subject to any indemnification obligations under Section 9.

(i) (i) The Company (at or prior to the Closing Date) or the Stockholders’ Representative (following the Closing Date) shall deliver to the Surviving Corporation, the Payment Agent and the Escrow Agent, as applicable, a schedule (in each case, an “Allocation Schedule”) setting forth the portion of the cash or stock that each Participating Securityholder is entitled to receive or the portion of such Damages that a LEC Indemnified Party is entitled to recover from each Participating Securityholder, as applicable, in accordance with the following timing requirements: (A) not less than five (5) Business Days prior to the anticipated Closing Date, (B) within five (5) Business Days after the final determination that any Post-Closing Adjustment Amount is payable by LEC to the Participating Securityholders, if any, (C) not less

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than five (5) Business Days prior to the anticipated date that any cash or stock is to be released to the Participating Securityholders from the Escrow Fund or the Stockholders’ Representative’s Reserve, and (D) not less than five (5) Business Days following the final determination of any Indemnification Demand by a LEC Indemnified Party pursuant to Section 9.1(d) that is payable pursuant to Section 9.3(a)(2). Each of LEC, the Surviving Corporation, the Payment Agent and the Escrow Agent, as applicable, shall be entitled to rely on each Allocation Schedule without further inquiry.

(ii) Each Allocation Schedule shall also set forth, as of immediately prior to the Effective Time, (i) the aggregate number of issued and outstanding shares of Company Common Stock (including any Down-Round Shares) as of immediately prior to the Effective Time, (ii) the aggregate number of issued and outstanding shares of Company Series A Preferred Stock as of immediately prior to the Effective Time, (iii) the number of shares of Company Common Stock for which Company Warrants are exercisable as of immediately prior to the Effective Time, (iv) the number of shares of Company Common Stock (including any Down-Round Shares), Company Series A Preferred Stock and/or Company Warrants owned by each Participating Securityholder as of immediately prior to the Effective Time (including setting forth any transfers after the date of this Agreement (“Post-Signing Transfers”), and (vi) the name, address, and if available, electronic mail address for each Participating Securityholder.

(j) (i) Within sixty (60) days after the Closing Date, LEC shall prepare and deliver to the Stockholders’ Representative a written notice (the “Post-Closing Adjustment Notice”) setting forth the good faith determination made by LEC of: (A) the Cash, (B) the Company Current Assets; and (C) the Company Current Liabilities, Company Retired Indebtedness and Unpaid Company Expenses. Following delivery of the Post-Closing Adjustment Notice, at the Stockholders’ Representative’s written request, LEC shall provide the Stockholders’ Representative and its authorized representatives reasonable access to all records used in preparing such Post-Closing Adjustment Notice (and employees of LEC who can adequately answer questions on the Post-Closing Adjustment Notice, including such access to facilities as is reasonably necessary to have such access to such employees) and, if applicable, LEC’s outside accountants and their work papers and other documents used in preparing such Post-Closing Adjustment Notice. Unless the Stockholders’ Representative disputes the calculation in the Post-Closing Adjustment Notice in writing (specifying the basis for such dispute in reasonable detail) within thirty (30) days following delivery of such notice, the Post-Closing Adjustment Notice shall be final and binding.

(ii) Within ten (10) Business Days following the final determination of the Cash, Company Current Assets and the Company Current Liabilities, Company Retired Indebtedness and Unpaid Company Expenses in accordance with this Section 2.6(j), LEC or the Stockholders’ Representative (on behalf of the Participating Securityholders), as applicable, shall effect the net result of the following adjustments (such net result, the “Post-Closing Adjustment”), if any:

(A) if the amount of Cash determined by LEC is more than the amount of Cash set forth in the Closing Financial Certificate, LEC shall be required to pay such excess amount to the Participating Securityholders as set forth in the Allocation Schedule;

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(B) if the amount of Cash determined by LEC is less than the amount of Cash set forth in the Closing Financial Certificate, the Stockholders’ Representative shall instruct the Escrow Agent to release such shortfall amount to LEC from the Post-Closing Adjustment Escrow Amount;

(C) if the amount of Company Current Assets determined by LEC is more than the amount of Company Current Assets set forth in the Closing Financial Certificate, LEC shall be required to pay such excess amount to the Participating Securityholders as set forth in the Allocation Schedule;

(D) if the amount of Company Current Assets determined by LEC is less than the amount of Company Current Assets set forth in the Closing Financial Certificate, the Stockholders’ Representative shall instruct the Escrow Agent to release such shortfall amount to LEC from the Post-Closing Adjustment Escrow Amount;

(E) if the aggregate amount of the Company Current Liabilities, Company Retired Indebtedness and Unpaid Company Expenses is greater than the aggregate amount of the Company Current Liabilities, Company Retired Indebtedness and Unpaid Company Expenses set forth in the Closing Financial Certificate, then the Stockholders’ Representative shall instruct the Escrow Agent to release such excess amount to LEC from the Post-Closing Adjustment Escrow Amount; and

(F) if the aggregate amount of the Company Current Liabilities, Company Retired Indebtedness and Unpaid Company Expenses is less than the aggregate amount of the Company Current Liabilities, Company Retired Indebtedness and Unpaid Company Expenses set forth in the Closing Financial Certificate, then LEC shall be required to pay, or cause to be paid, such shortfall amount to the Participating Securityholders as set forth in the Allocation Schedule.

(iii) If LEC is required to pay the Post-Closing Adjustment to the Participating Securityholders, LEC shall effect such payment within the applicable ten (10) Business Day period by depositing with the Payment Agent the amount of the Post-Closing Adjustment. Within two (2) Business Days after receipt of any Post-Closing Adjustment from LEC hereunder, the Payment Agent shall distribute such amount to the Participating Securityholders in accordance with an Allocation Schedule to be delivered by the Stockholders’ Representative in accordance with Section 2.6(i). Any obligation of LEC to pay the Post-Closing Adjustment (if required to be paid by LEC) hereunder may be satisfied by any of LEC or any of its Affiliates.

(iv) If the Stockholders’ Representative (on behalf of the Participating Securityholders) is required to pay the Post-Closing Adjustment to LEC, the Stockholders’ Representative shall deliver written instructions to the Escrow Agent to release an amount equal to the Post-Closing Adjustment to LEC from the Post-Closing Adjustment Escrow Amount (together with any accrued interest on such amount). For U.S. Tax purposes, LEC, the Stockholders’ Representative and the Participating Securityholders shall treat and report the Post-Closing Adjustment (if any) as an adjustment to the Per Share Closing Date Stock Consideration for all Tax purposes, except as otherwise required under applicable Law.

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(v) If the Stockholders’ Representative provides a written notice of dispute within thirty (30) days following delivery of the Post-Closing Adjustment Notice, LEC and the Stockholders’ Representative shall attempt in good faith to resolve such dispute promptly, but in any event within thirty (30) days after the Stockholders’ Representative’s written notice of the dispute. During such thirty (30)-day period, LEC and its representatives shall be permitted to review the work papers of the Stockholders’ Representative and its representatives relating to the dispute and the basis therefor. If LEC and the Stockholders’ Representative are unable to resolve all such objections within such thirty (30)-day period (or such longer period as may be agreed upon by LEC and the Stockholders’ Representative), LEC and the Stockholders’ Representative shall engage PricewaterhouseCoopers LLP or such other mutually agreed upon certified public accounting firm of nationally recognized standing that is, and during the past three (3) years, independent from LEC, the Company, the Surviving Corporation, the Stockholders’ Representative and each of their respective Affiliates, to promptly determine the amount of the Post-Closing Adjustment (the “Adjustment Auditor”). LEC and the Stockholders’ Representative shall instruct the Adjustment Auditor to determine, solely with respect to the disputed items and amounts so submitted, whether and to what extent, if any, the Post-Closing Adjustment requires adjustment. The Adjustment Auditor shall base its determination solely on written submissions by LEC and the Stockholders’ Representative and not on an independent review. LEC and the Stockholders’ Representative shall make available to the Adjustment Auditor all relevant work papers and other items reasonably requested by the Adjustment Auditor. As promptly as practicable, but in no event later than thirty (30) days after its retention, the Adjustment Auditor deliver to LEC and the Stockholders’ Representative a report that sets forth its resolution of the disputed items and amounts and its calculation of the Post-Closing Adjustment; provided, however, that the Adjustment Auditor may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The determination of the Adjustment Auditor shall be final and binding upon the parties. Following such determination, the final and binding Post-Closing Adjustment shall be paid pursuant to the terms of Section 2.6(j)(iii). The fees and expenses of the Adjustment Auditor shall be borne by LEC and by the Stockholders’ Representative (solely on behalf of the Participating Securityholders and in its capacity as the Stockholders’ Representative, not in its individual capacity) based on the inverse of the percentage of the amount that the Adjustment Auditor (before such allocation) awards in favor of the Stockholders’ Representative or LEC, as applicable, as it bears to the total amount of the total items in dispute as originally submitted to the Adjustment Auditor. For example, should the items in dispute total in amount to $1,000 and the Adjustment Auditor awards $600 in favor of the Stockholders’ Representative’s position, 60% of the costs of its review would be borne by LEC and 40% of the costs would be borne by the Stockholders’ Representative.

2.7 Appraisal and Dissenters’ Rights.

(a) No later than five (5) Business Days after the date of this Agreement (or such later date as may be mutually agreed by the Company and LEC), the Company shall, in accordance with Section 262 of the DGCL, sent a notice to each of the Company Stockholders who are entitled to appraisal and/or dissenters rights that such appraisal and/or dissenters rights are available for any or all shares of such class or series of Company Capital Stock, and shall include in such notice a copy of Section 262(d)(2) of the DGCL.

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(b) Notwithstanding any other provision of this Agreement to the contrary, shares of Company Capital Stock held by a holder who has made a demand for appraisal of such shares in accordance with Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL with respect to such shares), will not be converted into or represent the right to receive the consideration in accordance with Section 2.1, but will be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL); provided, however, that if a holder of Dissenting Shares (a “Dissenting Stockholder”) withdraws or loses such holder’s demand for such payment and appraisal or becomes ineligible for such payment and appraisal then, as of the later of the Effective Time or the date of which such Dissenting Stockholder withdraws such demand or otherwise becomes ineligible for such payment and appraisal, such holder’s Dissenting Shares will cease to be Dissenting Shares and will be automatically converted into the right to receive a cash payment determined in accordance with Section 2.1 upon surrender of the Company Stock Certificate representing such shares in accordance with the terms of Section 2.6.

(c) The Company shall give LEC: (i) prompt notice of: (A) any written demand received by the Company prior to the Effective Time to require the Company to purchase any share of Company Capital Stock pursuant to Section 262 of the DGCL; (B) any withdrawal of any such demand; and (C) any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. Following the Effective Time, LEC shall (1) keep the Stockholders’ Representative reasonably updated on the status of the Dissenting Shares proceedings and (2) to the extent practicable, allow the Stockholders’ Representative with the opportunity to participate in all negotiations and proceedings with respect to the Dissenting Shares. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any Dissenting Shares unless LEC shall have consented in writing to such payment or settlement offer (which consent shall not be unreasonably withheld, conditioned or delayed). LEC shall not make any payment or settlement offer prior to or after the Effective Time with respect to any Dissenting Shares without the written consent of the Stockholders’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed). If LEC can no longer recover against the Participating Securityholders for Damages under Section 9.1(a)(iii) of this Agreement with respect to any Dissenting Shares, LEC’s obligations to comply with the requirements of this Section 2.7(c) shall terminate.

2.8 Stockholders’ Representative.

(a) In order to efficiently administer certain matters contemplated hereby following the Closing, including any actions that the Stockholders’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate in connection with the matters set forth in Section 2.6(i), Section 2.9, and Section 9, the Participating Securityholders, by the adoption of this Agreement, execution of the Joinder, execution of a Warrant Cancellation Agreement, acceptance of consideration under this Agreement and/or the completion and execution of the Letters of Transmittal, shall be deemed to have designated AEP Holdings LLC as the representative of the Participating Securityholders (the “Stockholders’ Representative”).

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(b) In the event the Stockholders’ Representative dies, becomes unable to perform its responsibilities hereunder or resigns from such position (which the Parties agree it may do any time and for any reason, including if the Stockholders’ Representative Reserve is depleted), the Required Stockholders shall be authorized to and shall select another representative to fill such vacancy and such substituted representative shall be deemed to be the Stockholders’ Representative for all purposes of this Agreement and the documents delivered pursuant hereto.

(c) By their adoption of this Agreement, execution of the Joinder, execution of a Warrant Cancellation Agreement, acceptance of consideration under this Agreement and/or the delivery of the Letter of Transmittal, the Participating Securityholders shall be deemed to have agreed, in addition to the foregoing, that:

(i) the Stockholders’ Representative shall be appointed and constituted the true and lawful attorney-in-fact of each Participating Securityholder, with full power in his, her or its name and on his, her or its behalf to act according to the terms of this Agreement and in general to do all things and to perform all acts including (A) executing and delivering any agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with this Agreement, (B) authorizing the delivery of cash or LEC Stock from the Escrow Fund, (C) agreeing to, negotiating, giving and receiving notices in relation to, entering into settlements and compromises of, and complying with arbitration awards and orders of courts with respect to this Agreement, the Escrow Agreement and the Payment Agent Agreement, and (D) taking all actions necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing. By execution of this Agreement, the Stockholders’ Representative hereby accepts such appointment;

(ii) the Stockholders’ Representative shall have full authority to (A) execute, deliver, acknowledge, certify and file on behalf of the Participating Securityholders (in the name of any or all of the Participating Securityholders or otherwise) any and all documents that the Stockholders’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Stockholders’ Representative may, in its sole discretion, determine to be appropriate, (B) give and receive notices and other communications relating to this Agreement, the Escrow Agreement and the Payment Agent Agreement and the transactions contemplated hereby and thereby (except to the extent that this Agreement contemplates that such notice or communication shall be given or received by the Participating Securityholder individually), (C) take or refrain from taking any actions (whether by negotiation, settlement, litigation or otherwise) to resolve or settle all matters and disputes arising out of or related to this Agreement, the Escrow Agreement and the Payment Agent Agreement and the transactions contemplated hereby and thereby, and (D) engage attorneys, accountants, financial and other advisors, paying agents and other persons necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing; provided, however, that the Stockholders’ Representative shall cause all such Persons to be bound by reasonable and customary confidentiality provisions and shall cause LEC and its Affiliates to be named third-party beneficiaries of such provisions with the right to enforce such provisions;

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(iii) LEC, the Surviving Corporation, the Payment Agent, the Escrow Agent and their respective agents will be entitled to rely conclusively on any Allocation Schedule delivered by the Stockholders’ Representative pursuant to Section 2.6(i), or the instructions and decisions given or made by the Stockholders’ Representative as to any of the matters described in this Section 2.8, and no party shall have any cause of action against any of the foregoing Persons for any action taken or not taken in reliance upon any such instructions or decisions and they hereby waive any such causes of action;

(iv) all actions, decisions and instructions of the Stockholders’ Representative, including any payment amounts set forth on any Allocation Schedule prepared by Stockholders’ Representative pursuant to Section 2.6(i), shall be conclusive and binding upon each of the Participating Securityholders, and no Participating Securityholders shall have any cause of action against the Stockholders’ Representative for any action taken, decision made or instruction given by the Stockholders’ Representative under this Agreement, except for common law fraud or for willful misconduct on the part of the Stockholders’ Representative;

(v) the provisions of this Section 2.8 are independent and severable, are irrevocable and coupled with an interest, and shall be enforceable notwithstanding any rights or remedies that any Participating Securityholder may have in connection with the transactions contemplated by this Agreement; and

(vi) the provisions of this Section 2.8 shall be binding upon the executors, heirs, legal representatives successors and assigns of each Participating Securityholders, and any references in this Agreement to a Participating Securityholder or the Participating Securityholders shall mean and include the successors to the Participating Securityholders’ rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

(d) At the Closing, LEC shall cause to be deposited, in an account designated by the Stockholders’ Representative, One Hundred Fifty Thousand Dollars ($150,000) (the “Stockholders’ Representative Reserve”). The Stockholders’ Representative Reserve (and earnings thereon) may be applied as the Stockholders’ Representative, in its sole discretion, determines to be appropriate to defray, offset, or pay any charges, fees, costs, liabilities or expenses that the Stockholders’ Representative incurred in connection with the transactions contemplated by this Agreement and its obligations under the Escrow Agreement, including all documented third party costs of the Stockholders’ Representative and services performed by managers of the Stockholders’ Representative at prevailing billing rates, plus overhead of ten percent (10%) (the “Stockholders’ Representative Expenses”). The Participating Securityholders shall not receive interest or other earnings on the Stockholders’ Representative Reserve and the Participating Securityholders irrevocably transfer and assign to the Stockholders’ Representative any ownership right that they may have in any interest that may accrue on funds held in the Stockholders’ Representative Reserve. The Participating Securityholders acknowledge that the Stockholders’ Representative is not providing any investment supervision, recommendations or advice. The Stockholders’ Representative shall

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have no responsibility or liability for any loss of principal of the Stockholders’ Representative Reserve other than as a result of its gross negligence or willful misconduct. The Participating Securityholders agree that the Stockholders’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Stockholders’ Representative Reserve. The balance of the Stockholders’ Representative Reserve held pursuant to this Section 2.8(d), if any, shall, at the sole discretion of the Stockholders’ Representative and at such time to be determined in the sole discretion of the Stockholders’ Representative, be remitted to LEC (or its designee) for prompt distribution (and, in any case, within fifteen (15) days following receipt of the funds) to the Participating Securityholders by the Payment Agent pursuant to an Allocation Schedule prepared by the Stockholders’ Representative in accordance with Section 2.6(i). For Tax purposes, the Stockholders’ Representative Reserve shall be treated as having been received and voluntarily set aside by the Participating Stockholders at the time of the Closing.

(e) As between the Participating Securityholders and the Stockholders’ Representative, the Stockholders’ Representative shall not be liable for any act done or omitted hereunder as Stockholders’ Representative while acting in good faith, and any act done or omitted to be done pursuant to the advice of counsel or other third party consultants shall be conclusive evidence of such good faith. The Stockholders’ Representative and its members, managers, successors and assigns shall be entitled to be indemnified and held harmless and reimbursed by the Participating Securityholders against any loss, liability or expense arising out of or in connection with the acceptance or administration of its duties hereunder or in connection with any Stockholders’ Representative Expenses, in each case as such loss, liability or expense is incurred or suffered; provided, that in the event it is finally adjudicated that such loss, liability or expense or any portion thereof was primarily caused by the gross negligence or willful misconduct of the Stockholders’ Representative, the Stockholders’ Representative will reimburse the Participating Securityholders the amount of such indemnified loss, liability or expense attributable to such gross negligence or willful misconduct. Any such losses, liabilities or expenses of the Stockholders’ Representative shall be recovered by the Stockholders’ Representative in the following order: (i) first, from the Stockholders’ Representative Reserve, to the extent any funds remain in such fund; or (ii) second, from the Escrow Fund, but solely to the extent of any amounts released to the Participating Securityholders thereunder. No provision of this Agreement, the Escrow Agreement or the Payment Agent Agreement shall require the Stockholders’ Representative to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges under this Agreement, the Escrow Agreement or the Payment Agent Agreement.

2.9 Escrow Fund.

(a) At the Closing, LEC shall deliver to the Escrow Agent, as a contribution to the Escrow Fund, (i) an amount of cash equal to $100,000 (the “Post-Closing Adjustment Escrow Amount”) and (ii) an amount equal to 15% of Total Uplift Value (the “Indemnity Escrow Amount”), of which (A) a portion shall be delivered in shares of LEC Stock in an amount equal to (x) (1) the Indemnity Escrow Amount divided by (2) the IPO Price multiplied by (y) the Closing Date Stock Percentage, rounded down to the nearest whole share Price and (B) a portion shall be delivered in cash in an amount equal to (x) Indemnity Escrow Amount multiplied by (y) the aggregate of (1) 100% minus (2) the Closing Date Stock Percentage. For purposes of this Section 2.9(a), “Closing Date Stock Percentage” shall mean a percentage determined by dividing (i) (A) the Total Adjusted Uplift Value minus (B) the Aggregate Substitute Cash Amount by (ii) the Total Adjusted Uplift Value.

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(b) The Escrow Fund shall be held in accordance with the terms of this Agreement and the terms of the Escrow Agreement. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Person. The Escrow Fund shall be distributed pursuant to Sections 2.6 and 9 and the Escrow Agreement. Any distribution of cash or stock made from the Escrow Fund to the Participating Securityholders shall be made in accordance with the allocations among the Participating Securityholders set forth in an Allocation Schedule to be delivered by the Stockholders’ Representative in accordance with Section 2.6(i). The adoption of this Agreement by the Participating Securityholders shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including the placement of the Escrow Amount in escrow and disbursement of the Escrow Fund in accordance with the terms hereof and thereof. If LEC is entitled to indemnification under the Merger Agreement, then (i) the Stockholders’ Representative shall take such actions as are necessary to liquidate, or cause to be liquidated, any LEC Stock held under the Escrow Agreement, including directing the Escrow Agent where to deliver such LEC Stock and the price at which such LEC Stock shall be so liquidated, and (ii) in the event that the Stockholders’ Representative is unable to liquidate such LEC Stock within ten (10) days after either (x) an agreement between the Stockholders’ Representative and LEC that LEC is entitled to indemnification pursuant to this Agreement, or (y) a written final order of a court of competent jurisdiction providing that LEC is entitled to indemnification pursuant to this Agreement, then LEC may, in its sole discretion, direct the Escrow Agent to remit LEC Stock to pay such indemnity claim in an amount equal to the quotient of (A) the dollar amount for which payment is required under this Agreement, divided by (B) the product of (1) the market closing price or last sale price of a share of LEC Stock on the day immediately prior to the day that payment for such claim is to be made (or if such day is not a Business Day, on the immediately preceding Business Day) multiplied by (2) ninety percent (90%).

(c) On the day following the eighteen (18) month anniversary of the Closing Date (or if such day is not a Business Day, on the immediately following Business Day), the Escrow Agent shall release the then-remaining balance of the Escrow Fund to the Participating Securityholders, less the sum of (A) if any dispute regarding the Post-Closing Adjustment is then pending, the Post-Closing Adjustment claimed by LEC (if any) and (B) the amount of then-pending claims for indemnification by LEC Indemnified Parties under Section 9 that have not been paid to such LEC Indemnified Parties out of the Escrow Fund or otherwise resolved pursuant to (1) joint written instructions of LEC and Stockholders’ Representative or (2) a final nonappealable award, judgment or order issued by a court of competent jurisdiction relating to a then-pending claim (the sum of (1) and (2) referred to herein as the “Pending Claims Amount”). For purposes of determining the amount of shares equal to the Pending Claims Amount, each share of LEC Stock shall be valued at an amount equal to ninety percent (90%) of the market closing price or last sale price of a share of LEC Stock on the day immediately prior to the day that is the eighteen (18) month anniversary of the Closing Date (or if such day is not a Business Day, on the immediately preceding Business Day).

(d) The fees and expenses of the Escrow Agent shall be shared equally by the Stockholders’ Representative and LEC.

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SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to LEC and Newco Corp, as of the date of this Agreement and as of the Closing Date, as follows:

3.1 Due Incorporation, Subsidiaries; Etc.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to conduct its business in the manner in which its business is currently being conducted. The Company is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified or in such good standing is not likely to have a Company Material Adverse Effect.

(b) Section 3.1(b) of the Company Disclosure Schedule* sets forth the name of each of the Company’s Subsidiaries (each a “Company Subsidiary”) and sets forth the number and class of the authorized capital stock of each Company Subsidiary and the number of shares of, or other ownership interests in, each Company Subsidiary that are issued and outstanding, all of which shares or interests (except as set forth on Section 3.1(b) of the Company Disclosure Schedule) are owned by the Company, free and clear of all Liens. There are no rights to acquire any such shares or ownership interests that are outstanding. Except as set forth on Section 3.1(b) of the Company Disclosure Schedule, the Company does not own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity nor is the Company, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity.

3.2 Certificate of Incorporation and Bylaws.

(a) The Company has delivered or otherwise made available to LEC or its counsel true, correct and complete copies of (i) the certificate of incorporation and bylaws, including all amendments thereto, of the Company and (ii) the articles of incorporation and bylaws, or certificate of formation and limited liability company or other similar governing documents, as applicable, of each Company Subsidiary.

(b) The Company is not in default under or in violation of any of the provisions of its certificate of incorporation or bylaws. Each Company Subsidiary is not in default under or in violation of any of the provisions of its incorporation and bylaws, or certificate of formation and limited liability Company or other similar governing documents, as applicable.

3.3 Capitalization, Etc.

(a) Section 3.3(a) of the Company Disclosure Schedule contains a true, correct and complete list of, and the numbers and series of shares owned by, the record holders of the outstanding shares of Company Capital Stock (including Company Common Stock) as of the date of this Agreement and the outstanding shares of Company Capital Stock that are subject to Down-Round Protection. The rights, preferences, privileges and restrictions of the Company Series A Preferred Stock are as stated in the Company’s certificate of incorporation and bylaws that were each previously provided to LEC. Excluding Accredited Investors, the outstanding shares of Company Capital Stock are held by fewer than thirty five (35) Persons.

*	The Company Disclosure Schedule has been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of such schedule will be furnished supplementally to the Securities and Exchange Commission upon request. Further explanation of the contents of the omitted portion of the Company Disclosure Schedule can be found in the section of this agreement referenced by the Schedule number.

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(b) Twelve million two hundred sixty two thousand four hundred seventy-five (12,262,475) shares of Company Common Stock are reserved for issuance under the Company Warrants, of which zero (0) shares have been issued upon exercise of the Company Warrants. Section 3.3(b) of the Company Disclosure Schedule sets forth the following information with respect to each outstanding Company Warrant as of the date of this Agreement: (A) the name of the holder of the Company Warrant; (B) the number of shares of Company Common Stock subject to each such Company Warrant; and (C) the exercise price of such Company Warrant as of the date of this Agreement and as would be amended by a Warrant Cancellation Agreement. The Company Warrants outstanding on the date hereof consist solely of those warrants set forth in Section 3.3(b) of the Company Disclosure Schedule. The Company has made available to LEC or its counsel true, correct and complete copies of the form of each agreement evidencing outstanding Company Warrants. All of the outstanding Company Warrants and all Company Common Stock upon exercise thereof have been issued in material compliance with the terms of the Company Warrants and all applicable Laws, including securities and “blue sky” Laws.

(c) Except for the Company Warrants, (i) there are no other existing options, warrants, calls, rights (including conversion rights, preemptive rights, co-sale rights, rights of first refusal or other similar rights) or agreements to which the Company, or to the Knowledge of the Company, any Company Stockholder, is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of Company Capital Stock or other equity securities of the Company, (ii) there are no obligations, contingent or otherwise, of the Company to (A) repurchase, redeem or otherwise acquire any shares of Company Capital Stock or (B) purchase or acquire capital stock or other ownership interests of another Person and (iii) there are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. There are no bonds, debentures, notes or other Debt of the Company having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which the Company Stockholders may vote. There are no voting trusts, irrevocable proxies or other Contracts or understandings to which the Company or, to the Knowledge of the Company, any Company Stockholder is a party or is bound with respect to the voting or consent of any shares of Company Capital Stock.

(d) The Company Capital Stock constitutes all authorized capital stock of the Company. All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable and have been issued and granted in all material respects in compliance with all applicable Laws, including securities and “blue sky” Laws. All of the outstanding shares of Company Capital Stock, and all such shares that may be issued pursuant to the Company Warrants, or any other security or arrangement will be when issued in accordance with the respective terms thereof, are not subject to, and were not issued in violation of, any preemptive rights, purchase options, call option, right of first refusal, subscription right or any similar right under any provision of applicable law, the Company’s charter or bylaws, or any Contract to which Company is a party or is otherwise bound. There are no accrued or unpaid dividends, and no commitments or agreements to declare or pay dividends, in each case, with respect to any issued or outstanding shares of Company Capital Stock.

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(e) Section 3.3(e) of the Company Disclosure Schedule contains a true, correct and complete list of the issued shares or other equity interests of each Company Subsidiary. There are no outstanding subscriptions, stock options, share options, warrants, rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character relating to the issued or unissued shares or other equity interests of each Company Subsidiary obligating such Company Subsidiary to issue any securities of any kind or to enter any person into its register of members or equivalent. No Company Subsidiary is a party to, or otherwise bound by, or has granted any stock appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements that may affect the voting or transfer of the shares or other equity interests of each Company Subsidiary. Except for shares or other equity interests owned by the Company and as set forth on Section 3.3(e) of the Company Disclosure Schedule, there are no other shares or other equity interests of any Company Subsidiary that has been issued or reserved for issuance. All of the issued shares and other equity interests of each Company Subsidiary have been duly authorized and validly issued, and are fully paid and nonassessable and have been issued and granted in all material respects in compliance with all applicable Laws, including securities Laws. All of the issued shares and other equity interests of each Company Subsidiary are not subject to, and were not issued in violation of, any preemptive rights, purchase options, call option, right of first refusal, subscription right or any similar right under any provision of applicable Law, each such Company Subsidiary’s organizational documents, or any Contract to which such Company Subsidiary is a party or is otherwise bound.

3.4 Financial Statements; Books and Records.

(a) The Company has delivered or otherwise made available to LEC or its counsel true, correct and complete copies of (i) the audited consolidated balance sheets of the Company and each Company Subsidiary as of December 31, 2013, 2012 and 2011 (ii) the related audited consolidated statements of operations, statements of stockholders’ equity and statements of cash flows of the Company and each Company Subsidiary for the years ended December 31, 2013, 2012 and 2011 and (iii) the unaudited balance sheet of the Company and each Company Subsidiary as of December 31, 2014 (the “Unaudited Balance Sheet”), and the related unaudited statement of operations for the 12-month period ended December 31, 2014 (all of the foregoing financial statements of the Company and each Company Subsidiary and any notes thereto are hereinafter collectively referred to as the “Financial Statements”). The Financial Statements were prepared from the books and records of the Company and each Company Subsidiary in the ordinary course of business in accordance with GAAP applied on a consistent basis throughout the period indicated therein and between periods and fairly present in all material respects the financial condition of the Company and each such Company Subsidiary at the dates therein indicated and the results of operations, stockholders’ equity (deficit) and cash flows of the Company and each such Company Subsidiary for the periods therein specified in accordance with GAAP, except (A) as may be indicated in the footnotes to such financial statements and (B) that the unaudited financial statements do not contain footnotes and are subject to normal year-end adjustments, which adjustments will not, individually or in the aggregate, be material.

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(b) The minute books of the Company and each Company Subsidiary contain true, materially correct and complete records of all minutes for all meetings and other corporate actions of the stockholders, board of directors (including committees thereof), members and managers of the Company and each Company Subsidiary, as applicable. The stock ledger of the Company and the statutory registers of each Company Subsidiary reflect all issuances, transfers, repurchases and cancelations of shares of capital stock of the Company and/or shares of each Company Subsidiary, as applicable. True, correct and complete copies of the minute books and stock ledger of the Company and the minute books and statutory registers of each Company Subsidiary have been provided or otherwise made available to LEC or its counsel by the Company.

3.5 Absence of Certain Changes. Since the date of the Unaudited Balance Sheet, (a) there has not been any event, circumstance, development, state of facts, occurrence, change or effect which has had a Company Material Adverse Effect, and no event, circumstance, development, state of facts, occurrence, change or effect has occurred which would reasonably be expected, individually or in the aggregate, to result in a Company Material Adverse Effect and (b) except as expressly contemplated by this Agreement, the Company and each Company Subsidiary have conducted their businesses in the ordinary course of business and there has not occurred any action that, if taken after the date hereof without the consent of LEC, would constitute a breach of any of the covenants set forth in Section 5.1.

3.6 Title to Assets.

(a) Section 3.6(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all material personal properties and assets that are owned, leased or used by the Company or any Company Subsidiary (the “Material Assets”). The Company and each Company Subsidiary has good and valid title, free and clear of all Liens (except Permitted Encumbrances), to all of the Material Assets owned by them (except for assets sold or otherwise disposed of in the ordinary course of business not in violation of this Agreement since the date of the Unaudited Balance Sheet). Except as has not had or would not reasonably be expected to have a Company Material Adverse Effect, all of the tangible personal property used in the business of the Company and each Company Subsidiary is in good operating condition, ordinary wear and tear excepted, and is adequate and suitable for the purposes for which it is presently being used. The tangible and intangible personal property owned or leased by the Company and each Company Subsidiary, together with all leased real property of the Company and each Company Subsidiary, all owned, leased or licensed Intellectual Property of the Company and each Company Subsidiary, and all other assets and rights (including rights under Contracts) of the Company and each Company Subsidiary, are, when taken as a whole with respect to each Project, reasonably sufficient in all material respects for the operation of the business of the Company and each Company Subsidiary as currently conducted.

(b) Each Project has achieved Commercial Operation. Each Project is connected to, and such Project is receiving, all utility services necessary for the utilization of such Project for its intended purpose under the relevant Principal Project Documents.

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3.7 Real Property; Leasehold.

(a) None of the Company or any Company Subsidiary owns any real property or any fee title interest in real property.

(b) Section 3.7 of the Company Disclosure Schedule contains a true and complete list of all leases of real property (collectively, the “Real Property Leases”) to which the Company and each Company Subsidiary is a party (as lessee, sublessee, sublessor or lessor) as of the date hereof and sets forth the street address and legal description of such leased real property. Each of the Real Property Leases is a valid and binding lease and has not been terminated or repudiated. True, correct and complete copies, including all amendments thereto, of such Real Property Leases have been delivered or made available to LEC. None of the Company or any Company Subsidiary leases real property as a lessor or sub-lessor, except to a Company Subsidiary.

(c) None of such buildings, structures or appurtenances utilized in connection with a Project and that are the subject of the Real Property Leases (or any equipment therein), nor the operation or maintenance thereof, violates any restrictive covenant or any provision of any Law, or encroaches on any real property owned by others.

(d) With respect to each Real Property Lease pursuant to which the Company or each Company Subsidiary is a lessee or sublessee: the Company or such Company Subsidiary has a valid leasehold interest in all leased real property described in each of the Real Property Leases, free and clear of any and all Liens, except for Permitted Encumbrances, and in each case, except as set forth on Section 3.7 of the Company Disclosure Schedule, the Company or the Company Subsidiary has been in peaceable possession since the commencement of the original term of such Real Property Lease and is not in default thereunder and there exists no default or event, occurrence, condition or act in respect of or on the part of the Company or any Company Subsidiary which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default under any such Real Property Lease. All of the buildings, structures and appurtenances utilized in connection with a Project and that are the subject of the Real Property Leases are in good operating condition (ordinary wear and tear excepted), are adequate and suitable for the purposes for which they are presently being used by the Company or any Company Subsidiary and, with respect to each, the Company and each Company Subsidiary have adequate rights of ingress and egress for operation of the business of the Company or each Company Subsidiary, as applicable, in the ordinary course. No condemnation proceeding is pending or, to the Knowledge of the Company, threatened which would preclude or impair the use of any such property by the Company or the Company Subsidiary for the purposes for which it is currently used. Except as set forth on Section 3.7 of the Company Disclosure Schedule, the real property described in the Real Property Leases is all the real property that is necessary for the operation and maintenance of the Projects.

3.8 Intellectual Property and Information Technology.

(a) Section 3.8(a) of the Company Disclosure Schedule sets forth (i) all Company-Owned Intellectual Property that is the subject of a registration, application for registration, or other filings or issuances by any Governmental Body (including the owner, inventor (if applicable), application, registration, patent, or other identifying number under which such right is identified, application or registration or issue date, jurisdiction, and the next maintenance deadline); (ii) all material unregistered Company-Owned Intellectual Property; and (iii) all Intellectual Property exclusively licensed to the Company.

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(b) To the Knowledge of the Company, the Company and its Company Subsidiaries have taken all commercially reasonable steps to maintain the Company-Owned Intellectual Property that is the subject of an application, registration, or patent, and will continue to maintain such Intellectual Property until the Closing. The Company or its Company Subsidiaries possess, and shall continue to possess after the Closing, documentation relevant to the Trade Secrets that are Company Intellectual Property, that is current, accurate and sufficient in detail and content to identify and explain it and allow its full and proper use without reliance on the special knowledge or memory of others.

(c) Except as set forth on Section 3.8(c) of the Company Disclosure Schedule: (i) the Company or its Company Subsidiaries are the sole and exclusive owners of all right, title and interest in and to the Company-Owned Intellectual Property free and clear of all Liens (other than Permitted Encumbrances); (ii) the Intellectual Property identified in Section 3.8(a) of the Company Disclosure Schedule constitutes all of the Intellectual Property that is necessary for the conduct of the business of the Company and its Company Subsidiaries as currently conducted; (iii) no proceedings, actions, suits, hearings, arbitrations, investigations, charges, complaints, claims, demands or similar actions have been instituted, are pending or, to the Knowledge of the Company, are threatened orally or in writing that challenge the validity or enforceability of the Company-Owned Intellectual Property; and (iv) neither the use of the Company Intellectual Property as currently used by the Company or its Company Subsidiaries in the conduct of their businesses, nor the conduct of the Company’s business or its Company Subsidiaries businesses as presently conducted, infringes, misappropriates or violates the Intellectual Property rights of any Person, and neither the Company nor its Company Subsidiaries have received any written charge, complaint, claim, demand or notice in the past thirty-six (36) months alleging any of the same.

(d) All Software used internally by the Company or its Company Subsidiaries is either owned by the Company (or a Company Subsidiary) or used pursuant to a valid license or other enforceable right and is not a “bootleg” version or unauthorized copy. Except as set forth on Section 3.8(d) of the Company Disclosure Schedule, the Company and its Company Subsidiaries each possess such working copies of all the Software, including, object and (to the extent owned or licensed) source codes, and all related manuals, licenses and other documentation, as are reasonably necessary for the current conduct of their businesses.

(e) All Public Software used by the Company or its Company Subsidiaries is set forth on Section 3.8(e) of the Company Disclosure Schedule and is fully segregable and independent from any Software that is Company-Owned Intellectual Property, and no Public Software is or has been incorporated or otherwise integrated into, aggregated, compiled or distributed with any Software that is Company-Owned Intellectual Property. Except as set forth on Section 3.8(e) of the Company Disclosure Schedule, neither the Company nor any of its Company Subsidiaries has made any improvements or changes to any Public Software that would constitute improvements that the Company (or the applicable Company Subsidiary) would be obligated to share with the open source community, nor has the Company or any of its Company Subsidiaries based any Software that is Company-Owned Intellectual Property on any Public Software.

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(f) The Company and its Company Subsidiaries use commercially reasonable measures to protect their Trade Secrets. No such Trade Secrets have been disclosed or permitted to be disclosed to any Person (except in the ordinary and normal course of business and under a written obligation of confidence or except where, in the exercise of its reasonable business judgment, the Company or a Company Subsidiary decided to no longer keep such Trade Secret confidential), and all such Trade Secrets held outside the Company or a Company Subsidiary are subject to contractual confidentiality obligations to which the Company or a Company Subsidiary is party and able to enforce.

3.9 Regulatory Matters.

(a) The Company and the Company Subsidiaries have obtained, and are in material compliance with, all clearances, consents, certificates, authorizations, licenses, permits, approvals, waivers, variances, filings, accreditations, exemptions and registrations required under applicable Laws by any Governmental Body to permit the conduct of its business as currently conducted (each, a “Company Permit”), and all such Company Permits are identified on Section 3.9(a) of the Company Disclosure Schedule and are valid and in full force and effect. No Governmental Body has provided any written or, to Knowledge of the Company, oral notice that it intends to limit, suspend, revoke, withdraw, cancel or modify any such Company Permit. The Company and the Company Subsidiaries have complied in all material respects with all of the applicable requirements of any applicable Governmental Body and under applicable Laws, including making all required filings, declarations, listings, registrations, notifications, certifications, reports or submissions, including adverse event reports. All such filings, declarations, listings, registrations, notifications, certifications, reports or submissions were in compliance with applicable Laws when filed, and no deficiencies have been asserted by any applicable Governmental Body with respect to any Company Permit or filings, declarations, listing, registrations, notifications, certifications, reports, submissions, or other matters and, to the Knowledge of the Company, there are no facts that would reasonably give rise to an assertion of such a deficiency.

(b) Neither the Company nor any Company Subsidiary has (i) made an untrue statement of a material fact or fraudulent statement to any other Governmental Body or (ii) failed to disclose a material fact required to be disclosed to any other Governmental Body.

(c) The Company and its Company Subsidiaries have at all times complied in all material respects with all applicable Laws (and their own rules, policies and procedures) relating to rights of publicity, privacy, data protection, and the collection, use, storage and disposal of personal information collected, used, or held for use by the Company or a Company Subsidiary in the conduct of their businesses, including any registration requirements. No claim, action or proceeding has been asserted or, to the Knowledge of the Company, threatened alleging a violation of any Person’s rights of publicity or privacy or personal information or data rights and the consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Laws or rule, policy, or procedure related to rights of publicity, privacy, data protection, information security, or the collection, use, storage or disposal of personal information collected, used, or held for use by the Company or a Company Subsidiary in the conduct of their businesses.

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3.10 Material Contracts.

(a) Section 3.10(a) of the Company Disclosure Schedule lists all of the Material Contracts in effect as of the date of this Agreement. The Company has delivered or otherwise made available to LEC or its counsel a correct and complete copy of each such Material Contract, each as amended or modified, including any written or material waivers currently in effect with respect thereto.

(b) With respect to each Material Contract: (i) such Material Contract is valid, enforceable and in full force and effect and represents a legally valid and binding obligation of the Company or the applicable Company Subsidiary, as applicable, and is, to the Knowledge of the Company, with respect to each party thereto other than the Company or the Company Subsidiary, as applicable, binding and enforceable against such party in accordance with its terms, in each case subject to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of law governing specific performance, injunctive relief and other equitable remedies; and (ii) neither the Company nor the Company Subsidiary, as applicable, is in material breach or default of such Material Contract, no circumstances exist that would provide any other party a right to terminate for material breach or default of such Material Contract, and, except as set forth on Section 3.10(b) of the Company Disclosure Schedule, to the Knowledge of the Company no other party to such Material Contract is in, or has threatened, material breach or default or a right of termination thereof. To the Knowledge of the Company, all covenants to be performed by any other party to any Material Contract have been performed in all material respects. The Company has not received written notice of cancelation or termination (or indicating an intention to cancel or terminate) or, to the Knowledge of the Company, oral notice of, cancelation or termination of (or indicating an intention to cancel or terminate), during the three (3) years prior to the date hereof, a Material Contract.

(c) Except as set forth on Section 3.10(c) of the Company Disclosure Schedule, there are no Government Contracts or Government Bids to which the Company or any Company Subsidiary is a party.

(d) None of the Company, any Company Subsidiary or, to the Knowledge of the Company, (i) any of their respective directors, officers, or employees, while serving as a director, officer, or employee of the Company or any Company Subsidiary, is or during the past ten (10) years has been under any administrative, civil or criminal investigation, compliance audit, or indictment by any Governmental Body.

(e) Neither the Company nor any Company Subsidiary (i) owes any indemnity payment to any counterparty to any Principal Project Document or (ii) has any Knowledge of any event, act, circumstance or condition which constitutes, or, with the passage of time could reasonably be expected to constitute, an event of force majeure under any Principal Project Document. The consummation of the transactions contemplated by this Agreement would not give any party to any Principal Project Document the right to terminate or alter the terms of such contract or a right to claim damages thereunder. The Company or a Company Subsidiary is a party to all contracts that are necessary for the ownership, installation, financing and operation of the applicable Project.

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3.11 Liabilities. Except for (a) Liabilities set forth on and fully reserved against in the Unaudited Balance Sheet, (b) Liabilities that are immaterial and have been incurred in the ordinary course of business since the date of the Unaudited Balance Sheet, (c) Liabilities incurred by the Company or any Company Subsidiary pursuant to or in connection with the execution and delivery of this Agreement that if not paid by the Company or such Company Subsidiary prior to the Closing shall be deemed Unpaid Company Expenses, and (d) Liabilities that are set forth in the express terms of the Material Contracts and Company Permits (other than as a result of any breach or nonperformance thereof), the Company and each Company Subsidiary has no Liabilities that would be required to be accrued or disclosed on a balance sheet or financial statements for the Company prepared in accordance with GAAP. Neither the Company nor any Company Subsidiary has, nor has ever had, any assets or any Liabilities which do not arise from or otherwise relate to the design, development, permitting, construction, installation, financing, ownership, use, maintenance or operation of the Projects.

3.12 Compliance with Laws. The Company and each Company Subsidiary are in material compliance with all applicable Laws, including those relating to employment. Neither the Company nor any Company Subsidiary has received any warning letters, notices of adverse findings, or similar documents that assert a lack of substantial compliance with any applicable Laws, except for warning letters, notices of adverse findings, or similar documents that are immaterial, that have been cured prior to the date hereof or that are no longer being asserted.

3.13 PUHCA and FPA Status.

(a) The Project Companies are each an “electric utility company” and a “public-utility company” within the meaning of PUHCA, solely with respect to its ownership of a qualifying small power production facility within the meaning of Section 3(17)(C) of the FPA, that also qualifies for the exemption from PUHCA as set forth in 18 C.F.R. §292.602(b) and an exemption from regulation under PUHCA as set forth in 18 C.F.R. § 366.3(a). As of the Closing Date, the Project Companies are exempt from regulation as a “public utility” as such term is defined in Section 201(e) of the FPA pursuant to 18 C.F.R. § 292.601(c).

(b) No Project Company is subject to any laws and regulations of any states in which it currently operates as such laws and regulations relate to the rates of electric utilities and the financial and organizational regulation of electric utilities, and each Project Company has filed, where each such Project Company is required to file, any material tariff, contract or instrument for the approval or acceptance of any state energy regulatory agency. No state has requested and received from the FERC any permission to apply any state energy regulation to any of the Project Companies.

3.14 Qualifying Facility. To the extent required by any applicable Law, on the date each Project first sold electricity such Project was self-certified as a Qualifying Facility, and since such date, the applicable Project Company has made and maintained all such filings with any Governmental Body as are required to obtain and maintain Qualifying Facility status.

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3.15 Certain Business Practices. Each of the Company, Company Subsidiaries, their respective officers, directors, employees and, to the Knowledge of the Company, their respective agents and each other Person authorized to act on behalf of the Company or the Company Subsidiaries, in each case, acting on behalf of the Company or such Company Subsidiary, seeking to further the business interests of the Company or such Company Subsidiary, (a) has not used and is not using any funds for any unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses; (b) has not made any direct or indirect unlawful payments to any foreign or domestic Government Official; (c) has not violated and is not violating any Anti-Corruption Laws; (d) has not established or maintained, and is not maintaining, any unlawful or unrecorded fund of monies or other properties; (e) has not made, and is not making, any false, materially misleading, or fictitious entries on its accounting books and records; (f) has not made or received, and is not making or receiving, any bribe, rebate, payoff, influence payment, kickback or payment, in each case, of an unlawful nature, or paid or paying any fee, commission or other payment that has not been properly recorded on the Company’s or the applicable Company Subsidiary’s accounting books and records as required by the Anti-Corruption Laws; or (g) has not otherwise given or received anything of value to or from any Person for the purpose of unlawfully obtaining or retaining business or to unlawfully secure an improper advantage.

3.16 Related Party Transactions. There are no material obligations of the Company or any Company Subsidiary to officers, directors, stockholders or key employees of the Company or any Company Subsidiary other than (a) for payment of salaries and bonuses for services rendered, (b) reimbursement of customary and reasonable expenses incurred on behalf of the Company or any Company Subsidiary, as applicable, and (c) benefits due under Company Plans. To the Knowledge of the Company, no officer, director or Company Stockholder is directly interested in any Material Contract, except as set forth on Section 3.16 of the Company Disclosure Schedule.

3.17 Tax Matters.

(a) The Company and each Company Subsidiary have duly and timely filed all Company Returns that they were required to file under applicable Laws and regulations. All such Company Returns are correct and complete in all respects and were prepared in compliance with all applicable Laws and regulations. All Taxes due and owing by the Company and each Company Subsidiary (whether or not shown on any Company Return) have been paid, except for Taxes accrued or specifically reserved for on the Financial Statements. Neither the Company nor any Company Subsidiary is currently the beneficiary of any extension of time within which to file any Company Return. There are no Liens for Taxes (other than Permitted Encumbrances) upon any of the assets of, or interests in, the Company or any Company Subsidiary.

(b) No Tax audits or administrative or judicial proceedings are being conducted, are pending, and neither the Company nor any Company Subsidiary has been notified in writing by any Governmental Body that any Tax audit or administrative or judicial proceeding is contemplated. There is no claim against the Company or any Company Subsidiary for any Taxes imposed on or with respect to the Company or any Company Subsidiary, and no assessment, deficiency or adjustment has been asserted, proposed or, to the Knowledge of the Company, threatened with respect to any Company Return of or with respect to the Company or any Company Subsidiary. No inquiry or claim has ever been made by an authority in a jurisdiction where the Company or any Company Subsidiary does not file Company Returns that the Company or any Company Subsidiary is or may be subject to taxation in that jurisdiction.

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(c) Except as set forth on Section 3.17(c) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any agreement with any Affiliate or third party relating to allocating or sharing the payment of, or liability for, Taxes.

(d) The Company and each Company Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(e) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(f) Neither the Company nor any Company Subsidiary has any liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax law), or as a transferee or successor, or by contract or otherwise.

(g) The Financial Statements fully accrue all Liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP. No Taxes have been or will be incurred by the Company or any Company Subsidiary for the period from the date of the Financial Statements through the Closing Date other than in the ordinary course of business and other than employer payroll Taxes to be incurred in connection with the Merger.

(h) Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. The Company has not consummated or participated in, nor is it currently participating in, any transaction that was or is a “reportable transaction,” within the meaning of Treasury Regulations Section 1.6011-4(c).

(i) Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local, or foreign Tax law); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) election under Section 108(i); or (vi) prepaid amount received on or prior to the Closing Date.

(j) The Company has delivered or made available to LEC (i) complete and accurate copies of all Company Returns for 2011 through 2013, and (ii) complete and accurate

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copies of the Company’s 2012 and 2013 income Tax provision calculation and supporting workpapers prepared in accordance with GAAP, and (iii) complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by the Company since 2011.

(k) Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(l) None of the tax attributes of the Company or any Company Subsidiary are presently subject to limitation under Sections 279, 382, 383, or 384 of the Code.

(m) The Company and each Company Subsidiary has disclosed on its federal income Company Returns all positions taken therein that could give rise to a understatement of federal income Tax within the meaning of Section 6662 of the Code and to the extent applicable has complied with all reporting and recordkeeping requirements under Section 6038A of the Code with respect to certain foreign-owned companies and transactions with certain related parties.

(n) Neither the Company nor any Company Subsidiary is a party to any joint venture, partnership, limited liability company or other arrangement or contract that could be treated as a partnership for federal income Tax purposes.

(o) Neither the Company nor any Company Subsidiary has ever elected, nor ever had an election made with respect to it, to be treated as an “S corporation” or qualified subchapter S subsidiary” within the meaning of Section 1361 of the Code. At all times from the formation of the Company on June 3, 2010, the Company had been characterized as a corporation for U.S. federal income Tax purposes. At all times since its formation, each Company Subsidiary has been characterized as a partnership or disregarded entity for U.S. federal income tax purposes.

(p) No Project Company has leased or will lease any part of a Project to a Disqualified Person or has taken or will take any other action that results in the Project becoming “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(q) Each Project uses solar resources to generate electricity within the meaning of Section 48 of the Code, and all of the Qualified Investment constitutes expenses attributable to ITC Eligible Property.

(r) As of the Closing Date, no federal, state, or local tax credit, except for the ITC, has been claimed with respect to any property that is part of the Projects.

(s) No Project is comprised of any property (i) that is “used predominantly outside of the United States” within the meaning of Section 168(g) of the Code, (ii) that is “tax-exempt bond financed property” within the meaning of Section 168(g)(5), (iii) that is imported property of the kind described in Section 168(g)(6) of the Code, (iv) the “original use” (within the meaning of Section 48(a)(3)(B)(ii)) of the Code of which will not commence with the applicable Project Company, (v) that is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (vi) that is property not eligible for an ITC pursuant to Section 50(b) of the Code, or (vii) that is “public utility property” within the meaning of Section 168(i)(10) of the Code.

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(t) The consideration paid by the applicable Power Purchaser under the applicable Power Purchase Agreement is not a “regulated rate” within the meaning of Treasury Regulation Section 1.46-3(g)(2)(iii).

(u) Neither the Company nor any Company Subsidiary is a “related person” to any purchaser under any Power Purchase Agreement for purposes of Sections 267 or 707 of the Code, assuming the Company is not a “related person” on account of a relationship with Buyer or any Affiliate thereof.

(v) Each Project has all the necessary components for the conversion of insolation into useful electrical energy, including (i) an independent electrical connection to the applicable Power Purchaser’s electric system, (ii) an independent circuit breaker, and (iii) an inverter assembled and utilized in association with photovoltaic panels.

(w) To the Knowledge of the Company, the Power Purchasers will resell all energy purchased pursuant to the applicable Power Purchase Agreement to the public.

(x) Any Cash Grant Application was true and correct in all material respects and the related Cash Grant Amount was appropriately calculated.

(y) Beginning at the time that a Project was placed in service for Cash Grant purposes, such Project has been continually operated as a facility that generates electricity from solar power.

(z) All annual certifications and reports required to be filed with the United States Treasury with respect to a Project have been correctly prepared and timely filed and the Cash Grant Amount paid with respect to such Project has not, nor should have, been subject to recapture as determined pursuant to the Cash Grant Guidance at any point on or prior to the Closing.

(aa) There have been no Cash Grant Proceedings with respect to any Project following the point at which the Cash Grant Amount was paid with respect to such Project nor, to the Knowledge of the Company, are there any fact and circumstances regarding any Project that are likely to give rise to such Cash Grant Proceedings.

(bb) Except for any amount reflected as an amount payable in respect of any GSE DevCo Developer Services Agreement as of the Closing on the Developer Services Schedule, all amounts reported to be prospectively payable (as set forth in each relevant Cash Grant Application) that were included in the Cash Grant Basis with respect to each such relevant Project Cash Grant Application have actually been paid.

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3.18 Employee Benefit Plans and Employee Matters.

(a) With respect to each Company Plan, the Company has delivered or otherwise made available to LEC or its counsel copies of, as applicable, (i) each Company Plan (or, if not written, a written summary of its material terms), with all plan documents, trust agreements, annuity contracts, insurance contracts or other funding vehicles and all amendments thereto; (ii) all summaries and summary plan descriptions, including any summaries of material modifications, (iii) the three (3) most recent annual reports (Form 5500 series) required to be filed with the Department of Labor with respect to such Company Plan; (iv) the most recent actuarial report or other financial statement relating to such Company Plan; (v) the most recent determination or opinion letter issued by the IRS with respect to such Company Plan and any pending request for such letter; (vi) the most recent annual nondiscrimination test performed for each Company Plan; and (vii) any material written correspondence to or from a Governmental Body related to any Company Plan. Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the IRS stating that such Company Plan is so qualified and to the Knowledge of the Company no fact exists that would prevent continued reliance on such letter. Each Company Plan has been operated in material compliance with its terms and with all applicable Laws. There has not been any non-exempt prohibited transaction (within the meaning of Sections 406 and 408 of ERISA or Section 4975 of the Code) with respect to any Company Plan. Section 3.18(a) of the Company Disclosure Schedule sets forth a true and complete list of each Company Plan. All benefits provided to independent contractors or consultants of the Company and any Company Subsidiary (including health, vision, and dental insurance) are properly provided pursuant to an arrangement with a third party insurer in accordance with the terms of such arrangement.

(b) Neither the Company nor any ERISA Affiliate maintains, contributes to, is obligated to contribute to, or ever has maintained, contributed to, been obligated to contribute to, or withdrawn from, any employee benefit plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA. Except as required by applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, neither the Company nor any Company Subsidiary is obligated to provide retiree or post-employment welfare benefits including medical, disability, or life insurance benefits to any current or former employee, officer, or director of the Company or any Company Subsidiary. The Company has no liability or obligation to provide any gross-up of any Tax imposed by Section 409A of the Code.

(c) Except as set forth on Section 3.18(c) of the Company Disclosure Schedule, (A) neither the execution and delivery of this Agreement nor the transactions contemplated herein (either alone or in combination with any other event) will (i) result in any payment becoming due to any employee or director of the Company or any Company Subsidiary, (ii) increase any benefits under any Company Plan; or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit under any Company Plan; and (B) neither the Company nor any Company Subsidiary has any employment agreements (other than employment agreements with at will terms) or severance agreement to which the Company or any Company Subsidiary is a party or by which it is otherwise bound.

(d) Neither the Company nor any Company Subsidiary is a party to any Contract that would result, separately or in the aggregate, in the payment of any “parachute payment” within the meaning of Section 280G of the Code and the regulations issued thereunder, and the consummation of the transaction contemplated by this Agreement will not cause, either

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alone or in combination with any other event with respect to payments made prior to, on or after the Closing, (i) any payments to be made by the Company or any Company Subsidiary to be non-deductible (in whole or in part) under Section 280G of the Code or (ii) any obligation of the Company or any Company Subsidiary to withhold any excise taxes pursuant to Section 4999 of the Code or to report that any such excise taxes are payable. Any amounts paid or payable pursuant to each Company Plan or other Contract, which are subject to Section 409A of the Code, are not includible in the gross income of a service provider (within the meaning of Section 409A of the Code) until received by the service provider and are not subject to interest or the additional tax imposed by Section 409A of the Code.

(e) There are no pending investigations by any Governmental Body involving the Company Plans, no claims pending or threatened in writing (except for claims for benefits payable in the normal operation of the plans), suits or proceedings against any Company Plan or asserting any rights or claims to benefits under any Company Plan which would reasonably be expected to give rise to any liability, nor, to the Knowledge of the Company, are there any facts that would reasonably be expected to give rise to any liability in the event of such investigation, claim, suit or proceeding. No liability exists or would reasonably be imposed upon the assets of the Company or any ERISA Affiliate by reason of a Company Plan (including any such liability due to any failure by the Company or an ERISA Affiliate to make any required contributions with respect to any such Company Plan).

(f) Section 3.18(f) of the Company Disclosure Schedule sets forth a correct and complete list of (i) the name of each officer and each employee of the Company and each Company Subsidiary; (ii) each other person who has accepted an offer of employment made by the Company or any Company Subsidiary but whose employment has not yet commenced; and (iii) the names of each person to whom an offer of employment is outstanding by the Company or any Company Subsidiary, in each case at the date hereof, together with each such person’s actual or offered position or function, date of hire, status as active or non-active employee, length of absence for any employee on a leave of absence, status as a U.S. citizen or lawful permanent resident, current annual base salary or wages, and any incentive or bonus arrangement with respect to such person in effect on the date hereof, the actual bonus received by such person in 2013 (or such other bonus period immediately preceding the bonus period in progress), and the target bonuses under those arrangements for 2014 (or such other bonus period currently in progress).

(g) Neither the Company nor any Company Subsidiary has been a party to or otherwise bound by any collective bargaining agreement, Contract or other understanding with a labor union or labor organization, nor is any such Contract presently being negotiated nor, is there, nor has there been, a representation campaign with respect to any employees of the Company or any Company Subsidiary. As of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any Company Subsidiary. There have not been any wage and hour claims by any employee of the Company or any Company Subsidiary and, to the Knowledge of the Company, there are no wage and hour claims currently threatened by any employee of the Company or any Company Subsidiary.

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(h) Except as set forth on Section 3.18(h) of the Company Disclosure Schedule, all of the employees of the Company and each Company Subsidiary are at-will employees and can be terminated or discharged at any time for any reason. All employees of the Company and any Company Subsidiary who have been classified as other than employees have been properly classified.

(i) Except as set forth on Section 3.18(i) of the Company Disclosure Schedule, all employees of the Company are located in the United States. The Company has materially complied with all Laws governing the employment of personnel by U.S. companies and the employment of non-U.S. nationals in the United States, including those related to wages, hours, benefits, labor and immigration and the regulations issued thereunder. The Company has not sponsored any employee for, or otherwise knowingly engaged any employee working pursuant to, a non-immigrant visa.

(j) The Company has not taken any action that is subject to the requirements of the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any other similar applicable state Laws. Section 3.18(j) of the Company Disclosure Schedule sets forth the name of each Person whose employment with the Company was terminated within the twelve (12) months prior to the date of this Agreement.

(k) All source deductions and other amounts required by Law to be deducted or withheld from remuneration payable to employees, and all employer premiums, contributions, or amounts payable by the Company and each Company Subsidiary thereon or in respect thereof, have been so deducted and withheld and remitted, paid or contributed in compliance with applicable Law to the appropriate Governmental Body.

(l) No employee of the Company or any Company Subsidiary has provided verbal or written notice to the Company or any Company Subsidiary of his or her intent to terminate his or her employment with the Company or such Company Subsidiary as of the date hereof.

3.19 Environmental Matters. Except as set forth in Section 3.19 of the Company Disclosure Schedule:

(a) (i) The Company and each Company Subsidiary holds all material Environmental Permits required under Environmental Laws to own and operate the Projects, as each Project is owned and operated by the Company and each Company Subsidiary as of the Closing Date; (ii) each such Environmental Permit is identified on Section 3.19(a)(ii) of the Company Disclosure Schedule; and (iii) each such Environmental Permit will remain valid and effective after the Closing without any notice to or consent (other than notices required solely for purposes of changing the notice party or contact person of the Company or a Company Subsidiary) of any Governmental Body;

(b) The Company and each Company Subsidiary is and has been in material compliance with any and all applicable or required (i) Environmental Permits, and (ii) Environmental Laws;

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(c) There are no pending, or to the Knowledge of the Company, threatened Environmental Claims against the Company or any Company Subsidiary, and to the Knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis for any Environmental Claim against the Company or any Company Subsidiary;

(d) No Release of Hazardous Substances has occurred and no Person has been exposed to any Hazardous Substances at, in, to, on, under or from any Site and no Hazardous Substances are present in, on about or migrating to or from any Site, in each case, that could result in an Environmental Claim against the Company or any Company Subsidiary;

(e) Neither the Company nor any Company Subsidiary, predecessor company of the Company or any Company Subsidiary, or any entity previously owned by the Company or any Company Subsidiary, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Substance to any off-Site location which has or could result in an Environmental Claim against the Company or the Subsidiaries;

(f) There are no (i) polychlorinated biphenyl containing equipment, (ii) underground storage tanks, or (iii) asbestos containing material at any Project subject to a Real Property Lease;

(g) There are no Phase I or Phase II environmental assessments, environmental investigations, studies, audits, tests, reviews or other analyses conducted by, on behalf of, or which are in the possession of the Company or any Company Subsidiary (or any advisors or representatives thereof) with respect to any Project subject to Real Property Lease which have not been delivered to LEC prior to execution of this Agreement;

(h) Neither the Company nor any Company Subsidiary has entered into or is subject to, any judgment, decree, order or other similar requirement of or agreement with any Governmental Body under any Environmental Laws; and

(i) Neither the Company nor any Company Subsidiary has assumed responsibility for or agreed to indemnify or hold harmless any Person for any liability or obligation, arising under or relating to Environmental Laws, including but not limited to, any obligation for investigation, corrective or remedial action.

3.20 Insurance. The Company and each Company Subsidiary have the insurance policies and fidelity bonds of the types and in the amounts set forth in Section 3.20 of the Company Disclosure Schedule (collectively, “Insurance Policies”). There is no claim (or to the Knowledge of the Company, occurrence that would reasonably be expected to give rise to a claim) pending or incurred but not yet reported under any of the Insurance Policies as to which coverage has been or is reasonably expected to be questioned, denied or disputed by the underwriters of such Insurance Policies. The Company has provided to LEC or its counsel true, correct and complete copies of all Insurance Policies, together with all endorsements, schedules and amendments related thereto. All Insurance Policies are in full force and effect, the policy periods have not yet ended and all premiums due and payable thereon have been paid in full on a timely basis, and the Company and each Company Subsidiary are in compliance in all material respects with the terms and conditions of such Insurance Policies. The Company has no

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Knowledge of any threatened cancellation, avoidance, rescission, revocation, non-renewal, termination or material premium increase with respect to any Insurance Policy. Neither the execution of this Agreement nor the consummation of the Merger or the other transactions contemplated hereby will result in the termination of any Insurance Policy. The Insurance Policies provide insurance coverage for the Company and each Company Subsidiary consistent with standard industry practice for entities similar to the Company and the Company Subsidiaries (as applicable).

3.21 Litigation. There is no claim, hearing, enforcement, audit, investigation, agency proceeding, charge, lawsuit, action (including arbitration or mediation) or other legal proceeding (“Action”) pending (or, to the Knowledge of the Company, threatened) against the Company or any Company Subsidiary and to the Knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis for any Action against the Company or any Company Subsidiary. There is no Action against another Person brought by the Company or any Company Subsidiary currently pending. Neither the Company nor any Company Subsidiary is a party or, to the Knowledge of the Company, subject (as a specifically identified Person against which any of the following were issued), to the provisions of any order, writ, injunction, judgment or decree of any Governmental Body and none of the foregoing is outstanding against the Company or any Company Subsidiary.

3.22 Authority; Binding Nature of Agreement. The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and consummate the Merger and other transactions contemplated hereby, subject to receipt of the Required Company Stockholder Vote. The Company Board (at a meeting duly called and held) has (a) determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders, (b) authorized and approved the execution, delivery and performance of this Agreement by the Company and approved the Merger, and (c) recommended the adoption of this Agreement by the holders of Company Capital Stock and directed that this Agreement be submitted for consideration by the Company Stockholders by written consent. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Except for Section 203 of the DGCL, no Takeover Statute applies or purports to apply to the Company with respect to the Merger, this Agreement or any other agreement delivered pursuant hereto or thereto, or any other transaction contemplated hereby or thereby. The Company Board has taken all action so that LEC will not be prohibited from entering into a “business combination” with the Company (as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement, or the consummation of the Merger or the other transactions contemplated hereby, without any further action on the part of the Company Stockholders or the Company Board.

3.23 Vote Required. In accordance with the Company’s certificate of incorporation and the DGCL, the adoption of this Agreement and approval of the Merger requires the affirmative vote (the “Required Company Stockholder Vote”) of the holders of a majority of the shares of Company Common Stock outstanding on the applicable record date. Except for the Required Company Stockholder Vote, there are no other approvals of Company Capital Stock or other equity interests or with respect to Company Retired Indebtedness necessary to adopt this Agreement and approve the transactions contemplated hereby (including the Merger).

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3.24 Investment Company. The Company is not an “investment company,” or an “affiliated person” of an “investment company,” or a company “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

3.25 Information Statement. None of the information to be supplied by the Company or the Company Subsidiaries for inclusion in the information statement relating to the transactions contemplated hereby (the “Information Statement”) will, at the time of the mailing of the Information Statement to the Participating Securityholders and at the time of the mailing of any amendments or supplements thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representations or warranties with respect to information that has been or will be supplied by LEC or Newco Corp their auditors, attorneys, financial advisers, other consultants or advisers, specifically for use in the Information Statement.

3.26 Non-Contravention; Consents. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not cause a: (i) violation of any of the provisions of the certificate of incorporation or bylaws of the Company; (ii) violation by the Company of any Law applicable to the Company; (iii) Lien (other than a Permitted Encumbrance) to be imposed on any assets of the Company; or (iv) violation of, or result in the loss of any benefit under or constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancelation under, or accelerate the performance required under any Material Contract or Company Permit binding upon the Company. Except as set forth on Section 3.26 of the Company Disclosure Schedule, the Company is not required to obtain any Consent from any Governmental Body or party to a Material Contract at any time prior to the Closing in connection with the execution and delivery of this Agreement or the consummation by the Company of the Merger.

3.27 Financial Advisor. No broker, finder or investment banker is entitled to any brokerage or finder’s fee in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

3.28 Bank Accounts. Section 3.28 of the Company Disclosure Schedule sets forth a complete list of: (a) the name of each financial institution in which the Company maintains accounts or safe deposit boxes; (b) the names in which such accounts or boxes are held; (c) the type of account and account number; and (d) the name of each person authorized to draw thereon or have access thereto. Section 3.28 of the Company Disclosure Schedule sets forth the name of each person, corporation, firm or other entity holding a general or special power of attorney from the Company and a description of the terms of such power of attorney.

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3.29 Accredited Investor Status. Except as set forth on Section 3.29 of the Company Disclosure Schedule, all of the Participating Securityholders are Accredited Investors.

3.30 Certain Acknowledgements. The Company and the Participating Securityholders each acknowledge and agree that: (i) there exists no firm commitment, binding agreement or promise or other assurance of any kind, whether express or implied, oral or written, that a Registration Statement will become effective or that the IPO pursuant thereto will occur at a particular price or within a particular range of prices or occur at all; (ii) that neither LEC or any of its officers, directors, agents or representatives nor any Underwriter shall have any liability to the Company, the Participating Securityholders or the Stockholders’ Representative or any other person affiliated or associated with the Company for any failure of the Registration Statement to become effective, the IPO to occur at a particular price or within a particular range of prices or to occur at all; and (iii) the decision of the Company to enter into this Agreement, and the decision of the Company Stockholders to vote in favor of or consent to the transactions contemplated by this Agreement and to enter into the Joinder, has been or will be made independent of, and without reliance upon, any statements, opinions or other communications, or due diligence investigations which have been or will be made or performed by any prospective Underwriter, relative to LEC or the prospective IPO.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF LEC

LEC represents and warrants to the Company, as of the date of this Agreement and as of the Closing, as follows:

4.1 Due Incorporation; Subsidiaries.

(a) LEC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Newco Corp is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Section 4.1(b) of the LEC Disclosure Schedule* sets forth the name of each Subsidiary of LEC (each a “LEC Subsidiary”) and sets forth the number and class of the authorized capital stock of each LEC Subsidiary and the number of shares of, or other ownership interests in, each LEC Subsidiary that are issued and outstanding as of the date of this Agreement, all of which shares or interests (except as set forth on Section 4.1(b) of the LEC Disclosure Schedule) are owned by LEC, as applicable, free and clear of all liens, security interests, voting interests, pledges, voting trusts, equities, restrictions, encumbrances and claims of every kind. There are no rights to acquire any such shares or ownership interests that are outstanding. Except as set forth on Section 4.1(b) of the LEC Disclosure Schedule, as of the date of this Agreement, neither LEC nor Newco Corp owns, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity nor is Newco Corp, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity.

4.2 Authority; Binding Nature of Agreement. LEC and Newco Corp have all necessary corporate power and authority to perform their obligations under this Agreement, and the execution, delivery and performance by LEC and Newco Corp of this Agreement have been

*	The LEC Disclosure Schedule has been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of such schedule will be furnished supplementally to the Securities and Exchange Commission upon request. Further explanation of the contents of the omitted portion of the LEC Disclosure Schedule can be found in the section of this agreement referenced by the Schedule number.

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duly authorized by all necessary action on the part of LEC, Newco Corp and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of LEC and Newco Corp, enforceable against them in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.3 Non-Contravention; Consents. The execution and delivery of this Agreement by LEC and Newco Corp and the consummation by LEC and Newco Corp of the transactions contemplated by this Agreement will not: (a) cause a violation of any of the provisions of the certificate of incorporation or bylaws of LEC or Newco Corp, (b) cause a violation by LEC or Newco Corp of any Law applicable to LEC or Newco Corp, as applicable, or (c) cause a violation of, result in the loss of any benefit under or constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under any material Contract binding upon LEC or Newco Corp, except, in the case of clauses (b) and (c), for any such violations or occurrences, if any, that would not reasonably be expected to have a material adverse effect on the ability of LEC or Newco Corp to consummate the Merger or other transactions contemplated hereby (each such material adverse effect, a “LEC Material Adverse Effect”). Except as may be required by the DGCL, the HSR Act or any other antitrust law or governmental regulation and any Consent that would not reasonably be expected to have a LEC Material Adverse Effect, LEC and Newco Corp are not required to obtain any Consent from any Governmental Body or any party to a material contract that is binding on LEC or Newco Corp at any time prior to the Closing in connection with the execution and delivery of this Agreement or the consummation of the Merger.

4.4 Litigation. As of the date of this Agreement, there is no Action pending before any court of competent jurisdiction or other Governmental Body (or, to the Knowledge of LEC or Newco Corp, threatened) against LEC or Newco Corp challenging the Merger.

4.5 Capitalization of LEC and Newco Corp.

(a) Section 4.5(a) of the LEC Disclosure Schedule contains a true, correct and complete list of, and the numbers and series of shares owned by, the record holders of the outstanding shares of LEC Stock as of the date of this Agreement.

(b) Except as set forth in Section 4.5(c) of the LEC Disclosure Schedule or pursuant to the Other Agreements, as of the date of this Agreement, (i) there are no other existing options, warrants, calls, rights (including conversion rights, preemptive rights, co-sale rights, rights of first refusal or other similar rights) or agreements to which LEC or any holder of LEC Stock, is a party requiring, and there are no securities of LEC outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of LEC or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of LEC Stock or other equity securities of LEC, (ii) there are no obligations, contingent or otherwise, of LEC to (A) repurchase, redeem or otherwise acquire any shares LEC Stock or (B) purchase or acquire capital stock or other ownership interests of another Person and (iii) there are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the LEC. Except as set forth in Section 4.5(b) of the LEC Disclosure Schedule, as of the date of this

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Agreement, there are no bonds, debentures, notes or other Debt of the LEC having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which any holders of LEC Stock may vote. There are no voting trusts, irrevocable proxies or other Contracts or understandings to which LEC or any holder of LEC Stock is a party or is bound with respect to the voting or consent of any shares of LEC Stock.

(c) The LEC Stock constitutes all authorized capital stock of LEC. All of the outstanding shares of LEC Stock have been duly authorized and validly issued, and are fully paid and nonassessable and have been issued and granted in all material respects in compliance with all applicable Laws, including securities and “blue sky” Laws. All of the outstanding shares of LEC Stock are not subject to, and were not issued in violation of, any preemptive rights, purchase options, call option, right of first refusal, subscription right or any similar right under any provision of applicable law, the LEC’s charter or bylaws, or any Contract to which LEC is a party or is otherwise bound. There are no accrued or unpaid dividends, and no commitments or agreements to declare or pay dividends, in each case, with respect to any issued or outstanding shares of LEC Stock.

(d) At the time of issuance thereof, the LEC Stock to be delivered to the Participating Securityholders pursuant to this Agreement will constitute valid and legally issued shares of LEC, fully paid and nonassessable and granted in all material respects in compliance with all applicable Laws and, with the exception of restrictions upon resale set forth in Section 6.17 hereof, will be identical in all material respects to the LEC Stock issued and outstanding as of the date hereof by reason of the provisions of the DGCL. The shares of LEC Stock to be issued to the Participating Securityholders pursuant to this Agreement will not be registered under the 1933 Act.

(e) Section 4.5(e) of the LEC Disclosure Schedule contains a true, correct and complete list of the issued shares of Newco Corp. There are no outstanding subscriptions, stock options, share options, warrants, rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character relating to the issued or unissued shares or other equity interests of Newco Corp obligating Newco Corp to issue any securities of any kind or to enter any person into its register of members or equivalent. Newco Corp is not a party to, or otherwise bound by, or has granted any stock appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements that may affect the voting or transfer of the shares or other equity interests of Newco Corp. Except for shares owned by LEC, there are no other shares or other equity interests of Newco Corp that have been issued or reserved for issuance. All of the issued shares of Newco Corp have been duly authorized and validly issued, and are fully paid and nonassessable and have been issued and granted in all material respects in compliance with all applicable Laws, including securities Laws. All of the issued shares of Newco Corp are not subject to, and were not issued in violation of, any preemptive rights, purchase options, call option, right of first refusal, subscription right or any similar right under any provision of applicable Law, Newco Corp’s organizational documents, or any Contract to which Newco Corp is a party or is otherwise bound.

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4.6 Transactions in Capital Stock. Except for the Other Agreements and except as set forth on Section 4.6 of the LEC Disclosure Schedule, as of the date of this Agreement, (a) no option, warrant, call, conversion right or commitment of any kind exists which obligates LEC or Newco Corp to issue any of its authorized but unissued capital stock or treasury stock, and (b) neither LEC nor Newco Corp has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. Section 4.6 of the LEC Disclosure Schedule sets forth a list, accurate as of the date hereof, of all outstanding options, warrants or other rights to acquire shares of their respective capital stock (other than pursuant to the Other Agreements).

SECTION 5. CERTAIN COVENANTS OF THE COMPANY

5.1 Conduct of the Business of the Company. During the Pre-Closing Period (except with LEC’s prior written consent), the Company shall, and shall cause each Company Subsidiary to (1) carry on and operate its business in the ordinary course (including, without limitation, authorizing and carrying out development activities consistent with past practice and, subject to Section 6.3, using commercially reasonable efforts to keep available the services of the Company’s and each Company Subsidiary’s current officers and key Company Employees; provided, however, in no event shall the Company put in place any new employee retention agreements) and (2) comply in all material respects with (A) applicable Laws and (B) the requirements of all Material Contracts. Without limiting the generality of the foregoing, except as set forth in Section 5.1 of the Company Disclosure Schedule or to the extent expressly required pursuant to Sections 1, 2, 5 or 6 of this Agreement, the Company shall not, and shall cause each Company Subsidiary not to, without the prior written consent of LEC:

(a) Except in the form and substance of the amended and restated certificate of incorporation attached hereto as Exhibit H, amend its certificate of incorporation, bylaws or other equivalent charter documents;

(b) (i) split, combine or reclassify any of its capital stock or (except in connection with the exercise of Company Warrants) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock (ii) declare, set aside or pay any dividend or make any other distribution (whether payable in cash, stock or property) on or in respect of its Company Capital Stock, or (iii) purchase, redeem or otherwise acquire any shares of Company Capital Stock, or any rights, warrants or options to acquire any shares of Company Capital Stock;

(c) issue, grant or deliver any shares of Company Capital Stock, any shares or other equity interests, as applicable, of each Company Subsidiary or any other securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares of Company Capital Stock, shares or other equity interests, as applicable, of such Company Subsidiary or any other securities; provided, however, that the Company may issue the Down-Round Shares and shares of Company Capital Stock in connection with the exercise of Company Warrants in accordance with the terms of the Company’s certificate of incorporation;

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(d) incur, or modify in any material respect the terms of, any Debt (other than Permitted Indebtedness);

(e) mortgage, pledge or otherwise encumber (other than Permitted Encumbrances) any assets or sell, transfer, assign, license or otherwise dispose of any assets, other than granting mortgages or liens expressly in connection with the borrowing of Permitted Indebtedness;

(f) (i) other than with respect to any Material Debt Contract in connection with repaying Debt with the proceeds from Permitted Indebtedness, waive, release, assign or exercise (other than in the ordinary course of business) any right under, terminate (except for an expiration in accordance with its terms) or make any material change in (whether by amendment or modification or otherwise), any Material Contract, or enter into or renew any Contract (other than automatic renewals of Contracts in existence on the date hereof pursuant to their terms) that, if entered into on or prior to the date hereof, would constitute a Material Contract or (ii) waive any material right of the Company under, or abandon, cease to prosecute or fail to maintain, sell or otherwise dispose of or license or assign any Company Permit or Company Intellectual Property;

(g) make any loans, advances or capital contributions to, or investments in, any other Person;

(h) make or authorize any capital expenditures, capital additions or capital improvements in excess of $100,000 individually or $500,000 in the aggregate;

(i) (i) merge or consolidate with any Person or adopt a plan of complete or partial liquidation (or resolutions providing for or authorizing such liquidation), dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or (ii) form any Subsidiary, acquire any Person or acquire (including by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses other than the acquisition of assets in the ordinary course of business with a purchase price that does not exceed $250,000 in the aggregate;

(j) fail to use commercially reasonable efforts to keep in full force and effect all Insurance Policies, other than such policies that expire by their terms (in which event the Company shall, and shall cause each Company Subsidiary to, use reasonable best efforts so that such policies and coverage will be renewed or replaced);

(k) (i) subject to Section 6.3, grant or pay any severance or termination pay or benefits to any director, officer or employee of the Company or any Company Subsidiary; (ii) establish, adopt, enter into, amend or terminate any Company Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan if it were in existence as of the date of this Agreement; (iii) increase the compensation or fringe benefits of any current or former employee, director or officer of the Company or any Company Subsidiary; or (iv) grant or pay any bonus, profit sharing, pension, retirement or insurance payment, distribution or arrangement to or with any director, officer or employee of the Company or any Company Subsidiary, except, in each case, as required to comply with applicable Law or Company Plan;

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(l) make any change in any method of accounting or accounting practice, except that the Company and each Company Subsidiary shall be permitted to make changes reasonably determined by the Company in good faith to be required to comply with applicable Law;

(m) waive, release, assign, compromise, commence, settle or agree to settle any pending Action (including any such Action relating to this Agreement or the transactions contemplated hereby) other than waivers, releases, compromises or settlements in the ordinary course of business that involve only the payment of monetary damages not in excess of $250,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company;

(n) (i) hire any person for employment with the Company or any Company Subsidiary or (ii) subject to Section 6.3, plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program concerning the termination of employment of employees of the Company and any Company Subsidiary (other than routine employee terminations for cause);

(o) make or change any accounting method or election in respect of Taxes, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(p) write off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business consistent with past practice charged to applicable reserves; or

(q) agree or commit to take any of the actions described in clauses “(a)” through “(p)” of this Section 5.1.

5.2 No Solicitation.

(a) During the Pre-Closing Period, the Company shall not, and shall cause each Company Subsidiary not to, authorize, instruct or permit their respective officers, directors or employees or any investment banker, attorney or other advisor or representative retained by it to (i) solicit, initiate, facilitate or encourage any inquiries, proposals or offers with respect to, or the submission of, any Takeover Proposal by any Person (other than LEC or its Affiliates or representatives) or any inquiry, proposal or offer that is reasonably likely to lead to a Takeover Proposal, (ii) engage, continue or participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any Person any non-public information with respect to, or take any other action intended or reasonably expected to facilitate the making of any inquiry or proposal to the Company that constitutes, or would reasonably be expected to lead to, any Takeover Proposal by any Person (other than LEC or its Affiliates or their respective representatives) other than to state that they are not permitted to have discussions and to refer to this Agreement, (iii) enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement with respect to any Takeover

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Proposal (each, a “Company Acquisition Agreement”) or (iv) resolve to propose or agree to do any of the foregoing. It is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of the Company or any Company Subsidiary or any investment banker, attorney or other advisor or representative of the Company or any Company Subsidiary, acting on behalf of, and with the authorization of, the Company or any Company Subsidiary, shall be deemed to be a breach of this Section 5.2(a) by the Company. Neither the Company Board nor any committee thereof shall (i) withdraw or modify in a manner adverse to LEC or Newco Corp, the approval or recommendation by the Company Board or any such committee of this Agreement or the Merger, (ii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Takeover Proposal (any of the foregoing, a “Company Adverse Recommendation Change”).

(b) Notwithstanding Section 5.2(a), prior to the receipt of the Required Company Stockholder Vote, the Company Board, directly or indirectly through any representative, may, subject to Section 5.2(c) (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Takeover Proposal in writing that the Company Board believes in good faith, after consultation with outside legal counsel, constitutes or would reasonably be expected to result in a Superior Proposal, (ii) furnish to such third party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement (a copy of which confidentiality agreement shall be promptly (in all events within twenty-four (24) hours) provided for informational purposes only to LEC), (iii) following receipt of and on account of a Superior Proposal, make a Company Adverse Recommendation Change, and (iv) take any action that any court of competent jurisdiction orders the Company to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (iv), only if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to cause the Company Board to be in breach of its fiduciary duties under applicable Law.

(c) The Company Board shall not take any of the actions referred to in clauses (i) through (iv) of Section 5.2(b) unless the Company shall have delivered to LEC a prior written notice advising LEC that it intends to take such action. The Company promptly (and in all events within one (1) Business Day) shall advise LEC orally and in writing of the receipt of any Takeover Proposal, inquiry or indication of interest that could lead to a Takeover Proposal, or request for nonpublic information and the material terms and conditions of any such Takeover Proposal, inquiry or request, and the identity of the Person making any such Takeover Proposal, inquiry or request (including an accurate and complete copy thereof). The Company will promptly keep LEC informed in all material respects of the status and details (including amendments or proposed amendments) of any such Takeover Proposal. The Company shall provide LEC with at least forty-eight (48) hours prior notice of any meeting of the Company Board (or such lesser notice as is provided to the members of the Company Board) at which the Company Board is reasonably expected to consider any Takeover Proposal. The Company shall promptly provide LEC with a list of any non-public information concerning the Company’s business, present or future performance, financial condition or results of operations, provided to any third party, and, to the extent such information has not been previously provided to LEC, copies of such information.

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(d) Except as set forth in this Section 5.2(d), the Company Board shall not make any Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of the Required Company Stockholder Vote, the Company Board may make a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement, if: (i) the Company promptly notifies LEC, in writing, at least five (5) Business Days (the “Notice Period”) before making a Company Adverse Recommendation Change or entering into (or causing a Subsidiary to enter into) a Company Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that the Company has received a Takeover Proposal that the Company Board intends to declare a Superior Proposal and that the Company Board intends to make a Company Adverse Recommendation Change and/or the Company intends to enter into a Company Acquisition Agreement; (ii) the Company attaches to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Proposal; (iii) the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives to, during the Notice Period, negotiate with LEC in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if LEC, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remains in the Notice Period subsequent to the time the Company notifies LEC of any such material revision (it being understood that there may be multiple extensions)); and (iv) the Company Board determines in good faith, after consulting with outside legal counsel, that such Takeover Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by LEC during the Notice Period in the terms and conditions of this Agreement.

5.3 Insurance. During the Pre-Closing Period, the Company shall, and shall cause each Company Subsidiary to, ensure that it maintains (including, if required, by renewing the Insurance Policies) substantially the same insurance coverage types and amounts and substantially the same insurance policy premiums as the Insurance Policies.

SECTION 6. ADDITIONAL COVENANTS OF THE PARTIES

6.1 Down-Round Protection. The Company shall notify LEC in writing at least five (5) Business Days, and shall consult with LEC, prior to issuing any Down-Round Shares. The Company shall not issue Down-Round Shares on any date that is less than six (6) days prior to the Closing Date, and the Company shall deliver the stock certificates with respect to any Down-Round Shares to the applicable recipient immediately after the issuance of such Down-Round Shares and, in any event, prior to the Closing Date.

6.2 Regulatory Filings. If either the Company or LEC determines in good faith that a Notification and Report Forms relating to the transactions contemplated herein with the U.S. Federal Trade Commission (the “FTC”) or the Antitrust Division of the U.S. Department of Justice (the “DOJ”) is reasonably necessary to comply with the HSR Act or with any Foreign Authorities, the parties hereto shall act in accordance with this Section 6.2. As soon as

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reasonably practicable following such determination, the Company and LEC each shall file such Notification and Report Forms with FTC and DOJ so as to comply with such Law. In addition, to the extent applicable, the parties shall file with the foreign antitrust authorities set forth on Part 6.2 of the Company Disclosure Schedule (“Foreign Authorities”), comparable pre-merger notification forms required by the merger notification or control Laws of any other applicable jurisdiction. The Company and LEC each shall (a) promptly supply the other party with any information which may be required in order to effectuate such filings, (b) use reasonable best efforts promptly to cause the expiration or termination of any applicable waiting periods under the HSR Act and any applicable foreign antitrust laws and (c) promptly supply any additional information which reasonably may be required by the FTC, the DOJ or Foreign Authorities and which the parties may reasonably deem appropriate. Each of the Company and LEC will notify the other party promptly upon the receipt of (i) any comments from any officials of the FTC, the DOJ or Foreign Authorities in connection with any filings made pursuant hereto and (ii) any request by any officials of the FTC, the DOJ or Foreign Authorities for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Laws, including the requirements of the HSR Act. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to this Section 6.2, the Company or LEC, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the applicable Governmental Body such amendment or supplement. Each of the Company and LEC shall give the other party prompt notice of the commencement or known threat of commencement of any proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, keep the other party informed as to the status of any such proceeding or threat, and in connection with any such proceeding, each of the Company or LEC will permit authorized representatives of the other party to be present at each meeting or conference relating to any such proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such proceeding. Upon the terms and conditions set forth herein, each of the parties shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things, necessary, proper or advisable to make effective as promptly as practicable, but in no event later than the End Date, the Merger and other transactions contemplated hereby in accordance with the terms hereof, including obtaining HSR clearance and approvals, if any, from the Foreign Authorities. Notwithstanding anything in this Agreement to the contrary, in no event will LEC be obligated to (A) propose, or agree to accept, any undertaking or condition, to enter into any consent decree, to make any sale, divestiture or disposition, to accept any operational restriction (including any requirement to hold separate (including by trust or otherwise) any business, product lines or assets), (B) take any other action that, in the reasonable judgment of LEC, could be expected to limit the right of LEC to operate, own, operate or retain its business or (C) defend any judicial or administrative action or similar proceeding instituted (or threatened to be instituted) by any Person in connection with obtaining HSR clearance and approvals from the Foreign Authorities.

6.3 Employees. The Company shall, or shall cause the Company Subsidiaries to, terminate prior to the Closing Date each Company Plan and the employment of all of the employees of the Company and the Company Subsidiaries, and all amounts due and payable in connection with such terminations shall be paid on or prior to the Closing Date by the Company and the Company Subsidiaries. The Company shall take all actions required so that such amounts are paid consistent with the requirements of Section 409A of the Code. The Company shall properly report to the applicable Governmental Authority such amounts and properly withhold all Taxes payable with respect to such amounts.

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6.4 Access and Cooperation; Due Diligence. During the Pre-Closing Period, the Company will, and shall cause each Company Subsidiary to, afford to the officers and authorized representatives of LEC and Newco Corp access to all of the Company’s (and each Company Subsidiary’s) sites, properties, books and records and will furnish LEC with such additional financial and operating data and other information as to the business and properties of the Company and each Company Subsidiary as LEC may from time to time reasonably request. The Company will, and shall cause each Company Subsidiary to, cooperate with LEC, its representatives, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required by this Agreement. LEC, Newco Corp, the Participating Securityholders and the Company will treat all information obtained in connection with the negotiation and performance of this Agreement or the due diligence investigations conducted with respect to the Other Founding Companies as confidential in accordance with the provisions of Section 11.1 hereof.

6.5 Other Consents. Promptly following the execution of this Agreement, the Company shall, and LEC shall cooperate with the Company by executing any request for a Consent that requires its signature, deliver a request for Consent (or deliver notices, as applicable) under the Contracts listed on Section 6.5 of the Company Disclosure Schedule. Notwithstanding the foregoing and subject to the provisions of this Agreement, (a) no amendment or modification shall be made to any Contract to obtain any required Consent without the prior written consent of LEC and (b) no party hereto nor any of their respective Affiliates shall be required to (i) dispose or hold separate any part of its or the Company’s business, operations, assets or product lines, (ii) not compete in any geographic area or line of business or (iii) restrict the manner in which, or whether, LEC and its Subsidiaries, the Company, the Surviving Corporation or any of their Affiliates may carry on business in any part of the world.

6.6 Takeover Statutes. If any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal Laws in the United States (a “Takeover Statute”) is or may become applicable to the transactions contemplated hereby, the board of directors of the Company will grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of any Takeover Statute on any of the transactions contemplated hereby.

6.7 Tax Matters.

(a) LEC shall file or cause to be filed when due (taking into account all extensions properly obtained) all Company Returns that are required to be filed after the Closing Date and LEC shall remit or cause to be remitted any Taxes due in respect of such Company Returns. With respect to Company Returns filed by LEC that relate to taxable years or periods ending on or before the Closing Date, such Company Returns shall be prepared in a manner consistent with the past practice of the Company, except as otherwise required under applicable

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Law. With respect to Company Returns described in the preceding sentence and the portion of any Company Return for a Straddle Period that relates to the period prior to and including the Closing Date, such Company Returns (or portions of Straddle Period Company Returns) shall be submitted to the Stockholders’ Representative not later than thirty (30) days prior to the due date for filing such Company Returns (or, if such due date is within sixty (60) days following the Closing Date, as promptly as practicable following the Closing Date) for review and approval by the Stockholders’ Representative, which approval may not be unreasonably withheld, conditioned or delayed and which approval (or reasons for non-approval) shall be provided to LEC within ten (10) Business Days after the Stockholders’ Representative’s receipt of such Company Return. LEC shall not cause or permit the amendment, refiling or other modification of any Company Return with respect to any taxable year or period ending on or before the Closing Date without the prior written consent of the Stockholders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed, unless such approval (or reasons for non-approval) shall not have been provided to LEC within ten (10) Business Days after Stockholders’ Representative’s receipt of such amendment, refiling or other modification of any Company Return.

(b) LEC shall notify the Stockholders’ Representative in writing upon receipt by LEC or any Affiliate of LEC (including the Company and any Company Subsidiary), after the Closing Date, of written notice of any pending or threatened federal, state, local or foreign Tax audits or assessments which may materially affect the Tax liabilities of the Company or any Company Subsidiary for which the Participating Securityholders would be required to indemnify any LEC Indemnified Party pursuant to this Agreement. The Stockholders’ Representative shall have the right to represent the Company’s or any Company Subsidiary’s interests in any Tax audit or administrative or court proceeding relating to Tax liabilities for which the Participating Securityholders would be required to indemnify any LEC Indemnified Party pursuant to this Agreement and which relate to taxable periods ending on or before the Closing Date, and to employ counsel of the Stockholders’ Representative’s choice at the Participating Securityholders’ expense; provided, however, that LEC and its representatives shall be permitted, at LEC’s expense, to be present at, and participate in, any such audit or proceeding. Notwithstanding the foregoing, the Stockholders’ Representative shall not be entitled to settle any claim for Taxes which would adversely affect the liability for Taxes of any LEC Indemnified Party for any period after the Closing Date without the prior written consent of LEC, which consent may not be unreasonably withheld, conditioned or delayed. In the event of any inconsistency or conflict between this Section 6.7(b) and Section 9.1(c), this Section 6.7(b) shall be applicable and not Section 9.1(c).

(c) LEC, the Company and the Stockholders’ Representative shall cooperate as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Company Returns, and any proceeding, investigation, audit or review by a Governmental Body with respect to Taxes. Such cooperation shall include signing any Company Returns, amended Company Returns, claims or other documents necessary to settle any Tax controversy, executing powers of attorney, the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such proceeding, investigation, audit or review and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. LEC and the Surviving Corporation agree to retain all books and records with respect to Tax

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matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the later of (i) the expiration of the statute of limitations (and, to the extent notified by LEC or the Surviving Corporation, any extensions thereof) of the respective taxable periods and (ii) the final resolution of any indemnification claims made by a LEC Indemnified Party relating to Taxes prior to any such expiration of the statute of limitations, and to abide by all record retention agreements entered into with any taxing authority.

(d) Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for all employer payroll Taxes attributable to the payment of transaction based compensation in connection with the transactions contemplated by this Agreement, and such amounts shall reduce or be deducted from the consideration otherwise payable pursuant to this Agreement, and shall be indemnified by the Participating Securityholders.

(e) LEC and Participating Securityholders shall each pay fifty percent (50%) of all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer, or similar Taxes incurred as a result of the transactions contemplated in this Agreement and LEC shall file (or cause to be filed) all related Tax returns, and the Stockholders’ Representative and the Participating Securityholders shall cooperate with LEC in connection with any such filings.

6.8 Notification of Certain Events.

(a) During the Pre-Closing Period, the Company shall promptly notify LEC of, and furnish LEC with any information it may reasonably request with respect to, (a) the occurrence of any event or condition or the existence of any fact that may cause any of the conditions to the obligation of LEC to consummate the Merger set forth in Section 7 to not be satisfied, (b) the occurrence of any event or condition or the existence of any fact that could result in any representation or warranty made by the Company in Section 3 to be untrue or inaccurate, (c) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, could become a default under any Material Contract, (d) any material actions, suits, claims or proceedings in connection with the Merger, (e) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger, or (f) the occurrence of any event or condition or the existence of any fact which has had a Company Material Adverse Effect or the occurrence or non-occurrence of any event or condition that could be reasonably expected, individually or in the aggregate, to result in a Company Material Adverse Effect; provided, however, if any such notification is (x) received at least five (5) Business Days prior to the Closing Date and (y) pertains to a matter that came into existence or occurred after the date of this Agreement, and such matter would result in the failure of the conditions set forth in Section 7 to be satisfied, and (z) LEC consummates the Closing, then such disclosure shall be deemed to have qualified any representation or warranty of the Company to which it expressly relates for purposes of determining whether there has been a breach of such representation or warranty for purposes of any indemnification to be provided by the Participating Securityholders pursuant to Section 9.

(b) The Company’s satisfaction of the notification obligations in Section 6.8(a) shall not relieve the Company or the Participating Securityholders of any of their other obligations under this Agreement and, except as expressly provided in the proviso in Section

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6.8(a), no information delivered to LEC pursuant to this Section 6.8 shall (i) amend the Company Disclosure Schedule, (ii) impact the accuracy of any of the representations and warranties made by the Company in this Agreement, (iii) determine whether any of the conditions set forth in Section 7 has been satisfied or (iv) limit or otherwise affect the Indemnified Parties’ rights to indemnification pursuant to Section 9.

6.9 Regulatory Matters. During the Pre-Closing Period, to the extent not prohibited by applicable Laws, the Company shall, and shall cause each Company Subsidiary to, provide LEC with a reasonable opportunity (given the circumstances) to consult with the Company or any Company Subsidiary, as applicable, prior to the Company or such Company Subsidiary making any material correspondence, communication, notification or consultation with or by any Governmental Body.

6.10 Unpaid Company Expenses; Company Retired Indebtedness. On the Closing Date, LEC shall pay, or cause to be paid, any Unpaid Company Expenses and Company Retired Indebtedness reflected on the Closing Financial Certificate.

6.11 Resignation of Officers and Directors. At the written request of LEC (which request shall be delivered at least three (3) Business Days prior to the Closing Date), the Company shall cause any so requested officer and member of the board of directors of the Company and each Company Subsidiary to tender his/her resignation from such position effective immediately prior to the Closing (and contingent upon the Closing occurring) and in the event any such individual does not tender his/her resignation, the Company shall take such actions necessary to remove such individuals from such positions.

6.12 Termination of Certain Contracts. Prior to the Closing, the Company shall, and shall cause each Company Subsidiary to, terminate the Contracts listed on Section 6.12 of the Company Disclosure Schedule without further liability or obligation of the Company or any Company Subsidiary thereafter.

6.13 Preparation of Information Statement.

(a) As promptly as practicable following the date of this Agreement, the Company and LEC shall prepare the Information Statement which Information Statement shall contain the information regarding the Merger, the IPO and the other transactions contemplated hereby, a description of the economic effect of the Down-Round Protection and Down-Round Shares, information specified by Rule 502(b)(2) of Regulation D, information about completing an investor questionnaire in a form satisfactory to LEC, and instructions for completing a Joinder. Each of LEC and the Company shall furnish all information concerning itself or and its respective Subsidiaries to the other as may be reasonably requested in connection with the preparation and distribution of the Information Statement.

(b) If at any time prior to the Effective Time any information relating to LEC or the Company, or any of their respective Affiliates, officers or directors, should be discovered by LEC or the Company which should be set forth in an amendment or supplement to the Information Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the

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circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, an appropriate amendment or supplement describing such information shall be promptly disseminated to Participating Securityholders.

6.14 Cooperation in Preparation of Registration Statement.

(a) The Company shall furnish or cause to be furnished to LEC and the Underwriters all of the information concerning the Company, the Company Subsidiaries and the Participating Securityholders’ required for inclusion in, and will cooperate with LEC and the Underwriters in the preparation of, the Registration Statement and the prospectus included therein (including audited, if any, unaudited and pro forma financial statements, prepared in accordance with GAAP, in form suitable for inclusion in the Registration Statement, as well as completed director and officer questionnaires and registration statement questionnaires). The Company agrees to promptly advise LEC if at any time during the period in which a prospectus relating to the IPO is required to be delivered under the 1933 Act, any information contained in the prospectus concerning the Company, the Company Subsidiaries or the Participating Securityholders becomes incorrect or incomplete in any material respect, and to provide the information needed to correct such inaccuracy. To the extent that the information relates solely to the Company, the Company Subsidiaries or the Participating Securityholders prior to Closing, the Company represents and warrants that none of the information provided by Company to LEC for use in the Registration Statement (which, may include completed directors and officers questionnaires and registration statement questionnaires), including information contained in this Agreement (including the Company Disclosure Schedule), includes or will include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(b) If, prior to the 25th day after the date of the final prospectus of LEC utilized in connection with the IPO, the Company or the Stockholders’ Representative becomes aware of any fact or circumstance which would change (or, if after the Closing Date, would have changed) a representation or warranty of the Company or the Stockholders’ Representative in this Agreement in any material respect or would affect any document delivered pursuant hereto in any material respect, the Company and the Stockholders’ Representative shall immediately give notice of such fact or circumstance to LEC; provided, however, that subject to the provisions of Section 6.8, such notification shall not relieve either the Company or the Stockholders’ Representative of their respective obligations under this Agreement and, subject to the provisions of Section 6.8, at the sole option of LEC, the truth and accuracy of any and all representations and warranties of the Company or of the Stockholders’ Representative at the date of this Agreement and on the Closing Date shall be a precondition to the consummation of the transactions contemplated by this Agreement.

(c) The Company will not hold a meeting to vote on, or otherwise seek, the Required Company Stockholder Vote at any time before the Registration Statement has been publicly available for at least three (3) Business Days.

6.15 Determination of Participating Securityholder Status. At LEC’s request, the Company shall, on an expedited basis, contact each Participating Securityholder in order to determine and/or confirm whether such Participating Securityholder is an Accredited Investor (including by having each Participating Securityholder execute an investor questionnaire in a form satisfactory to LEC).

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6.16 Joinder. At LEC’s request, the Company shall use commercially reasonable efforts to obtain executed Joinders from each of the Participating Securityholders who did not execute a Joinder concurrently with the execution and delivery of this Agreement.

6.17 Transfer Restrictions. Except for transfers to immediate family members who agree to be bound by the restrictions set forth in this Section 6.17 (or trusts for the benefit of the Participating Securityholders or family members, the trustees of which so agree) for a period of six months from the Closing Date, none of the Participating Securityholders shall (i) offer or contract to sell, sell, assign, exchange, transfer, encumber, pledge, distribute, appoint or otherwise dispose of (a) any shares of LEC Stock received by the Participating Securityholders in the Merger, or (b) any interest (including, without limitation, an option to buy or sell) in any such shares of LEC Stock, in whole or in part, and no such attempted transfer shall be treated as effective for any purpose; (ii) engage in any transaction, whether or not with respect to any shares of LEC Stock or any interest therein, the intent or effect of which is to reduce the risk of owning the shares of LEC Stock acquired pursuant to this Agreement (including, by way of example and not limitation, engaging in put, call, short-sale, straddle or similar market transactions) or that otherwise transfers any of the economic benefits of ownership of shares of LEC Stock to another person, or (iii) publicly disclose the intent to enter into any transaction described in clause (i) or (ii). The certificates evidencing the LEC Stock delivered to the Participating Securityholders pursuant to this Agreement will bear a legend substantially in the form set forth below and containing such other information as LEC may deem necessary or appropriate:

THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, ENCUMBERED, PLEDGED, DISTRIBUTED, APPOINTED OR OTHERWISE DISPOSED OF, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, ASSIGNMENT, EXCHANGE, TRANSFER, ENCUMBRANCE, PLEDGE, DISTRIBUTION, APPOINTMENT OR OTHER DISPOSITION PRIOR TO THE SIX-MONTH ANNIVERSARY OF THE CLOSING DATE.

6.18 GSE Development Transaction. At LEC’s written request, without requiring that LEC pay GSE Devco or any other Person any amount or other remuneration, the Company shall (a) cause each of the equityholders of GSE Development Company, LLC (“GSE Devco”) to transfer and assign their interests in GSE Devco to the Company at or prior to the Effective Time, or (b) cause GSE Devco to enter into arrangements and agreements with the Company or the Company’s Subsidiaries to confirm the rights and obligations between the Company or the Company’s Subsidiaries and GSE Devco as are in effect immediately prior to Closing, including assigning any Tax Equity Cash held in any GSE Devco bank account and any rights under any deposit account control agreement (each of the foregoing, the “GSE Devco Transaction”).

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6.19 NOL Value Adjustment. In the event that the amount of the Pre-Change Loss was not at least $12,000,000 as of Closing Date, then LEC shall be entitled to cause to be released from the Escrow Account, and the Stockholders’ Representative shall cooperate with such release, an amount equal to the product of (i) $1,000,000 multiplied by (ii) one minus the quotient of (a) the actual amount of the Pre-Change Loss as of the Closing Date, divided by (b) $12,000,000. Any such request by LEC shall be made no later than the date that is ninety (90) days after Closing.

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF LEC AND NEWCO CORP

The obligations of LEC and Newco Corp to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, to the extent permitted, waiver by LEC), at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations and Warranties. The representations and warranties of the Company in this Agreement (other than Section 3.3) and in any certificates, documents or agreements furnished by the Company or the Participating Securityholders pursuant to this Agreement that are qualified by materiality shall be true and correct in all respects both when made and as of the Closing Date, and each such representation and warranty that is not so qualified shall be true and correct in all material respects both when made and as of the Closing Date, (except in each case, to the extent expressly made as of an earlier date, in which case as of the earlier date) and the representations and warranties of the Company pursuant to Section 3.3 shall be true and correct in all respects both when made and as of the Closing Date.

7.2 Performance of Covenants. The Company and the Participating Securityholders shall have performed and complied with, in all material respects, all of its covenants and obligations set forth in this Agreement required hereby to be performed by it at or before the Closing (to the extent that such covenants and obligations require performance by the Company at or before the Closing).

7.3 Stockholder Approval. This Agreement and the Merger shall have been duly adopted and approved by the Required Company Stockholder Vote and the amended and restated certificate of incorporation attached hereto as Exhibit H shall have been duly adopted, executed, acknowledged and filed in accordance with Section 242 of the DGCL.

7.4 Dissenting Shares. (i) The time period for Participating Securityholders to demand appraisal rights in accordance with the DGCL shall have expired, (ii) either (x) the number of shares of Company Capital Stock that are Dissenting Shares shall be less than one percent (1%) of the number of shares of Company Capital Stock outstanding as of the record date for the written consent (calculated on an as converted to common stock basis) approving this Agreement and the Merger or (y) if the number of shares of Company Capital Stock that are Dissenting Shares is greater than such amount, the additional shares of Company Capital Stock

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that are Dissenting Shares shall be shares of Company Capital Stock that are held by a Person listed on Section 7.4 of the Company Disclosure Schedule, and (iii) no officer or director of the Company shall be a Dissenting Stockholder (unless such Person is listed on Section 7.4 of the Company Disclosure Schedule).

7.5 HSR Clearance. If LEC or the Company determines in accordance with Section 6.2 that filings with the DOJ or FTC are required, the waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

7.6 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and no material Law shall have been enacted since the date of this Agreement that makes consummation of the Merger illegal.

7.7 No Governmental Litigation. Except for any demands for appraisal of Company Capital Stock, there shall not be pending or threatened before any court of competent jurisdiction or other Governmental Body any Action (a) to which a Governmental Body is a party, and (b) that would or would reasonably be expected to (i) restrain, enjoin, prevent, prohibit or make illegal the consummation of the Merger or the other transactions contemplated by this Agreement, (ii) impose limitations on the ability of LEC effectively to exercise full rights of ownership of all shares of the Surviving Corporation, (iii) prohibit LEC or any of its Affiliates from effectively controlling in any material respect the business or operations of the Company, or (iv) prohibit or limit the ownership or operation by LEC, its Affiliates or the Company, or to compel LEC, its Affiliates or the Company to dispose of, hold separate or license any material portion of the business or assets of LEC, its Subsidiaries or the Company, as a result of the Merger or any of the other transactions contemplated by this Agreement.

7.8 Closing Financial Certificate. LEC shall have received the Closing Financial Certificate from the Company.

7.9 Closing Certificate. The President or Chief Financial Officer of the Company (and the Secretary of the Company shall certify to the foregoing officers’ titles and genuine signatures) shall have delivered to LEC a certificate certifying that each of the conditions specified in Section 7.1, Section 7.2, Section 7.4, Section 7.6, Section 7.7 and Section 7.10 is satisfied in all respects.

7.10 No Company Material Adverse Effect. Since the date of this Agreement through the Effective Time, there shall have been no Company Material Adverse Effect.

7.11 Required Consents. The Company shall have received all of the Consents set forth on Section 6.5 of the Company Disclosure Schedule and all such Consents shall be valid and in effect as of the Closing Date.

7.12 Termination of Related Party Agreements. Except as set forth on Section 7.12 of the Company Disclosure Schedule and consented to by LEC, all existing agreements between the Company and the Participating Securityholders shall have been cancelled effective prior to or as of the Closing Date.

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7.13 Opinion of Counsel. LEC shall have received an opinion from counsel to the Company and the Participating Securityholders, dated the Closing Date, in form and substance reasonably satisfactory to LEC and including any reasonable demands from the Underwriters in connection with the signing of an Underwriting Agreement between the Underwriters and LEC. The Underwriters shall have received a copy of the same opinion addressed to them.

7.14 Good Standing Certificates. The Company shall have delivered to LEC certificates, each dated as of a date no earlier than five days prior to the Closing Date, duly issued by the appropriate governmental authority in the state of incorporation of the Company and each Company Subsidiary (as applicable) and, unless waived by LEC, in each state in which the Company and each Company Subsidiary is authorized to do business (as applicable), showing the Company and each Company Subsidiary is in good standing and authorized to do business and that all state franchise and/or income tax returns and taxes for the Company and each Company Subsidiary for all periods prior to the Closing have been filed and paid.

7.15 Registration Statement. The Registration Statement shall have been declared effective by the SEC.

7.16 Closing of the IPO. The closing of the sale of LEC Stock to the Underwriters in the IPO shall have occurred simultaneously with the Closing Date hereunder.

7.17 Additional Closing Deliverables. LEC shall have received the following agreements and documents, each of which shall be in full force and effect:

(a) the Escrow Agreement executed by Stockholders’ Representative;

(b) the Payment Agent Agreement, executed by the Stockholders’ Representative and the Payment Agent;

(c) written resignations of all officers (except as otherwise determined by LEC) and directors/managers of the Company, to be effective as of the Effective Time;

(d) (i) a properly executed Foreign Investment in Real Property Tax Act of 1980 Notification Letter, in form and substance satisfactory to LEC, which states that shares of Company Capital Stock do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying LEC’s obligations under Treasury Regulation Section 1.1445-2(c)(3), and (ii) a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) along with written authorization for LEC, as agent for the Company, to deliver such notice form to the Internal Revenue Service on behalf of the Company upon the consummation of the Merger;

(e) The Allocation Schedule and a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company, dated as of the Closing Date, certifying that the Allocation Schedule is true, correct and complete; and

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(f) such other documents, instruments and certificates as LEC may reasonably request.

7.18 Delisting. The Company shall have de-listed Company Capital Stock and Company Warrants from the Bermuda Stock Exchange and terminated its reporting obligations thereunder, and shall take all such action related thereto as LEC requests.

7.19 Information Statement. The Information Statement, including any supplements thereto, shall have been mailed or delivered to each Company Stockholder in accordance with Section 6.13.

7.20 Non-Accredited Investors. The Aggregate Substitute Cash Amount if LEC elects to pay such amount shall not exceed 1.0% of the Total Uplift Value.

7.21 Employee Releases. Each employee of the Company or Company Subsidiary shall have provided an executed release and acknowledgement in a form reasonably acceptable to LEC pursuant to which each employee acknowledges that such employee has received all payments and benefits payable to such employee by the Company or any Company Subsidiary and that neither the Company nor any Company Subsidiary has any further obligations to such employee, whether pursuant to a Company Plan, Contract, applicable law or otherwise.

7.22 Warrant Cancellation Agreements. GSE shall have delivered to LEC Warrant Cancellation Agreements with respect to all of the outstanding Company Warrants.

7.23 Joinders. GSE shall have delivered to LEC Joinders executed by each Participating Securityholder.

7.24 GSE Development Transaction. The GSE Devco Transaction, if requested by LEC pursuant to Section 6.18, shall have occurred on terms and conditions reasonably satisfactory to LEC.

SECTION 8. CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Company), at or prior to the Closing, of the following conditions:

8.1 Accuracy of Representations. The representations and warranties of LEC set forth in this Agreement that are qualified by materiality shall be true and correct in all respects both when made and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of the earlier date) and each such representation and warranty that is not so qualified shall be true and correct in all material respects both when made and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of the earlier date), except where the failure of such representations and warranties to be true and correct would not, in the aggregate, constitute a LEC Material Adverse Effect.

8.2 Performance of Covenants. LEC and Newco Corp shall have each performed and complied with, in all material respects, all of their covenants and obligations set forth in this Agreement required hereby to be performed by it at or before the Closing (to the extent that such covenants and obligations require performance by LEC or Newco Corp at or before the Closing).

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8.3 Stockholder Approval. This Agreement shall have been duly adopted and approved by the Required Company Stockholder Vote.

8.4 HSR Clearance. If LEC or the Company determines in accordance with Section 6.2 that filings with the DOJ or FTC are required, the waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

8.5 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and no material Law shall have been enacted since the date of this Agreement that makes consummation of the Merger illegal.

8.6 No Governmental Litigation. There shall not be pending before any court of competent jurisdiction or other Governmental Body any Action (a) to which a Governmental Body is a party, and (b) that would or would reasonably be expected to restrain, enjoin, prevent, prohibit or make illegal the consummation of the Merger or the other transactions contemplated by this Agreement.

8.7 No Litigation. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the Merger or the offering and sale by LEC of LEC Stock pursuant to the Registration Statement.

8.8 Registration Statement. The Registration Statement shall have been declared effective by the SEC.

8.9 Closing of IPO. The closing of the sale of the LEC Stock to the Underwriters in the IPO shall have occurred simultaneously with the Closing Date hereunder with a resulting Market Capitalization of at least $500,000,000.

8.10 Good Standing Certificates. LEC shall have delivered to the Company certificates, each dated as of a date no earlier than five days prior to the Closing Date, duly issued by the appropriate governmental authority in the state of incorporation of LEC and Newco Corp and, unless waived by the Company, in each state in which LEC and Newco Corp are authorized to do business (as applicable), showing that LEC and Newco Corp are in good standing and authorized to do business and that all state franchise and/or income tax returns and taxes for LEC and Newco Corp for all periods prior to the Closing have been filed and paid.

8.11 Additional Closing Deliverables. The Company shall have received the following agreements and documents, each of which shall be in full force and effect:

(a) The President or Chief Financial Officer of LEC (and the Secretary of LEC shall certify to the foregoing officers’ titles and genuine signatures) shall have delivered to the Company a certificate certifying that each of the conditions specified in Section 8.1, Section 8.2, Section 8.5 and Section 8.6 have been duly satisfied in all respects;

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(b) the Escrow Agreement, executed by LEC and the Escrow Agent;

(c) the Payment Agent Agreement, executed by LEC and the Stockholders’ Representative; and

(d) such other documents, instruments and certificates as the Company may reasonably request.

8.12 No LEC Material Adverse Effect. Since the date of this Agreement through the Effective Time, there shall have been no LEC Material Adverse Effect.

SECTION 9. INDEMNIFICATION

9.1 Indemnification.

(a) Subject to the other provisions of this Section 9, the Participating Securityholders shall indemnify LEC and the Surviving Corporation (from and after the Closing), their Affiliates, and each of their respective officers, directors, employees, stockholders, agents and other representatives (each a “LEC Indemnified Party”) severally and not jointly, in respect of, and hold them harmless and defend against, in all cases subject to the limitations set forth in this Section 9, any Damages, whether or not arising out of a third-party claim, suffered by such LEC Indemnified Party resulting from, relating to or otherwise in connection with:

(i) any inaccuracy in or breach of, as of the date hereof or as of the Closing Date, any representations and warranties made by the Company or the Participating Securityholders in this Agreement or any certificates, documents or agreements furnished by the Company or the Participating Securityholders pursuant to this Agreement;

(ii) any breach or failure of the Company or the Participating Securityholders to perform any covenant or agreement contained in this Agreement to be performed at or prior to the Closing;

(iii) the exercise by any Company Stockholder of appraisal rights in connection with the Merger, including any proceeding in respect of Dissenting Shares and any payments to any Person that was a Company Stockholder immediately prior to Effective Time in respect of such Person’s Dissenting Shares, to the extent such payments exceed the dollar value to which such Person would have been entitled pursuant to Section 2.1 in respect of such Dissenting Shares if such Person had not exercised appraisal or dissenters rights in respect thereof;

(iv) the Excluded Liabilities, the Company Retired Indebtedness, the Unpaid Company Expenses, and Tax Equity Liabilities;

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(v) all Taxes imposed on, payable or relating to the Company and any Company Subsidiary for all periods (or portions thereof) ending on or before the Closing Date, except to the extent taken into account in calculating Company Current Liabilities; or

(vi) any liability under the 1933 Act, the 1934 Act or other Federal or state law or regulation, at common law or otherwise, arising out of or based upon any untrue statement or alleged untrue statement of a material fact relating to the Company or the Participating Securityholders, and provided to LEC or its counsel by the Company or the Participating Securityholders and contained in the Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto, or arising out of or based upon any omission or alleged omission to state therein a material fact relating to the Company or the Participating Securityholders required to be stated therein or necessary to make the statements therein not misleading;

(vii) any termination of any employees of the Company and the Company Subsidiaries on or prior to the Closing Date, including pursuant to Section 6.3; and

(viii) any inaccuracy in or breach of Section 3.18(d); and

(ix) any Stockholder Matter.

For purposes of Section 2.6(j), Section 6.7(a) and Section 9.1(a)(v), to the extent permitted under applicable Laws, the Company shall close the taxable year of the Company as of the close of business on the Closing Date, provided, however, that if the Company or any Company Subsidiary is required to file a Company Return for a taxable period beginning before the Closing Date and ending after the Closing Date (a “Straddle Period”), the portion of Taxes for such Straddle Period that relates to the period prior to the Closing Date shall be calculated as though the taxable period of the Company terminated as of the close of the Closing Date; provided, further, that in the case of a Tax not based on income, receipts, proceeds, profits or similar items (or items determined on an annual basis such as depreciation or amortization or effects of marginal Tax rates), the portion of the Tax (or item) for the period prior to the Closing Date shall be equal to the amount of Tax (or item) for the entire Straddle Period multiplied by a fraction, the numerator of which is the total number of days from the beginning of the Straddle Period through (and including) the Closing Date and the denominator of which is the total number of days in the Straddle Period.

(b) Subject to the other provisions of this Section 9, LEC shall indemnify the Participating Securityholders, their Affiliates, and each of their respective officers, directors, employees, stockholders, agents and other representatives (each a “Company Indemnified Party”) in respect of, and hold them harmless and defend them against, any Damages suffered by such Company Indemnified Party resulting from, relating to or otherwise in connection with:

(i) any inaccuracy in or breach of, as of the date hereof or as of the Closing Date, any representations and warranties made by LEC in this Agreement or any certificates, documents or agreement furnished by LEC pursuant to this Agreement; or

(ii) any breach or failure of LEC or Newco Corp to perform any covenant or agreement contained in this Agreement.

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(c) In the event an Indemnified Party becomes aware of a third-party claim (including any Action commenced or threatened to be commenced by any third-party) that it reasonably believes may result in indemnification pursuant to this Section 9.1, a written notice of such claim (such notice, the “Claim Notice”) shall be delivered, in the case of a LEC Indemnified Party, to the Stockholders’ Representative, and in the case of a Company Indemnified Party, to LEC. A LEC Indemnified Party shall also deliver a copy of the Claim Notice to the Escrow Agent, if the Escrow Fund has not ceased to exist, contemporaneously with its delivery to the Stockholders’ Representative. The Claim Notice shall be accompanied by reasonable supporting documentation submitted by the third party making such claim and shall describe in reasonable detail (to the extent known to the Indemnified Party) the facts constituting the basis for such claim and the amount of the claimed damages; provided, however, that no delay or failure on the part of an Indemnified Party in delivering a Claim Notice shall relieve any Indemnifying Party from any liability hereunder except and to the extent such Indemnifying Party has been actually prejudiced by such delay or failure. Within ten (10) days after receipt of any Claim Notice by a LEC Indemnified Party, the Stockholders’ Representative may, upon written notice thereof to LEC, assume control of the defense of the claim referred to therein at the Participating Securityholders’ sole cost and expense with counsel reasonably satisfactory to LEC. Within ten (10) days after receipt of any Claim Notice by the Stockholders’ Representative, on behalf of a Company Indemnified Party, LEC may, upon written notice thereof to the Stockholders’ Representative, assume control of the defense of the claim referred to therein at LEC’s sole cost and expense with counsel reasonably satisfactory to the Stockholders’ Representative. The party not controlling the defense of such claim (the “Non-controlling Party”) may participate therein at its own expense; provided, however, that if the Stockholders’ Representative or LEC, as applicable, assumes control of the defense of a claim and the Participating Securityholders and LEC have materially conflicting interests or different defenses available with respect to such claim which cause the Stockholders’ Representative, any Participating Securityholder or LEC, as applicable, to hire its own separate counsel with respect to such suit proceeding, the reasonable fees and expenses of such separate counsel shall be considered “Damages” for purposes of this Agreement. The party controlling the defense of such claim (the “Controlling Party”) shall (i) keep the Non-controlling Party advised of the status of such claim and the defense thereof (including all material developments and events relating thereto) and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto and (ii) make available to the Non-controlling Party any documents or materials in its possession or control that may be necessary to understand the defense of such claim. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise reasonably cooperate with and assist the Controlling Party in the defense of such claim. Neither LEC nor the Stockholders’ Representative shall agree to any settlement of, or the entry of any judgment arising from, any such claim without the prior written consent of the other party, which shall not be unreasonably withheld, conditioned or delayed.

(d) In order to seek indemnification under this Section 9, an Indemnified Party shall deliver a written demand (an “Indemnification Demand”) with reasonable promptness to the Stockholders’ Representative, in the case of a LEC Indemnified Party, and LEC, in the case of a Company Indemnified Party, for forwarding to the party(s) providing indemnification

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pursuant to Section 9.1(a) or Section 9.1(b), as applicable (such party providing indemnification, the “Indemnifying Party”). The Indemnification Demand shall contain (i) a description and the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under Section 9.1(a) or Section 9.1(b), as applicable, for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages. If the Stockholders’ Representative or LEC, as applicable, fails to notify the Indemnified Party within thirty (30) days following receipt of an Indemnification Demand from such Indemnified Party that it disputes the indemnity claimed therein, the indemnity claim set forth in the Indemnification Demand shall be conclusively deemed a liability to be indemnified under this Section 9, and the Indemnified Party shall be indemnified for the amount of the Damages stated in such Indemnification Demand on demand. The Indemnifying Party and the Indemnified Party shall, for a period of thirty (30) days, negotiate in good faith to resolve any matters set forth in an Indemnification Demand, and shall thereafter resolve any remaining issues related to such Indemnification Demand as provided in the Escrow Agreement and subject to Section 11.5 of this Agreement.

9.2 Survival. All representations and warranties that are covered by the indemnification obligations in this Section 9 shall survive the Closing, and claims based upon or arising out of a breach of such representations and warranties will expire at 5:00 p.m. New York City time on the date that is the eighteen (18) month anniversary of the Closing Date; provided, however, that (i) that each Fundamental Representation (other than Section 3.17 (Tax Matters)) and LEC Fundamental Representation shall survive Closing and continue in full force and effect indefinitely; and (ii) the representations and warranties contained in Section 3.17 (Tax Matters) and Section 3.18(d) (Employee Benefit Plans and Employee Matters) shall survive the Closing and continue in full force for a period of ninety (90) days following the expiration of the statute of limitations (including any extensions thereof) applicable to the subject matter of such representations and warranties; provided, further, no representations, warranties or such obligations to indemnify, hold harmless and defend shall terminate with respect to any Damages as to which the Indemnified Party shall have, on or prior to such date made a claim by delivering a Claim Notice or Indemnification Demand to the Indemnifying Party. Notwithstanding the foregoing, the right of an Indemnified Party hereto to assert a claim with respect to covenants contained in this Agreement that are to be performed at or prior to the Closing shall expire at 5:00 p.m. New York City time on the date that is the eighteen (18) month anniversary of the Closing Date; provided, however; that covenants contained in this Agreement that are to be performed at or prior to the Closing relating to Tax, shall continue in full force and effect for a period of ninety (90) days following the expiration of the statute of limitations (including any extensions thereof) applicable to the subject matter of such covenants); provided, further, that no such covenant or such obligations to indemnify, hold harmless and defend shall terminate with respect to any Damages as to which the Indemnified Party shall have, on or prior to such date made a claim by delivering a Claim Notice or Indemnification Demand to the Indemnifying Party. For the avoidance of doubt, the right of an Indemnified Party hereto to assert a claim with respect to covenants contained in this Agreement that are to be performed after the Closing Date shall survive and continue in full force and effect until fully performed or observed in accordance with their terms.

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9.3 Limitations.

(a) LEC Indemnified Parties’ sole recourse against the Participating Securityholders for indemnification obligations pursuant to Section 9 shall be: (i) first, from the Escrow Fund; and (ii) second, subject to the other provisions of this Section 9.3, directly against the Participating Securityholders for such Participating Securityholders’ Pro Rata Fraction of such Damages (provided, that the Participating Securityholders shall not be obligated to make a payment under this clause (ii) prior to the six (6) month anniversary of the Closing Date).

(b) The total Liability of the Participating Securityholders to the LEC Indemnified Parties for Damages under this Section 9 shall not exceed:

(i) in the case of Damages arising from Section 9.1(a)(i) (other than arising from a breach of or inaccuracy in any Fundamental Representation), an amount equal to 15% of the Total Uplift Value;

(ii) in the case of Damages arising from a breach of or inaccuracy in any Fundamental Representation, or Section 9.1(a)(ii), (iii), (iv), (v), (vi), (vii), (viii) and (ix) the amount of the Total Uplift Value; and

(iii) no limitation shall apply to any Liability of the Participating Securityholders for Damages arising from common law fraud or from willful breach of the Agreement by the Company.

(c) A Participating Securityholder’s “Pro Rata Fraction” with respect to each Participating Securityholder shall equal, subject to the other limitations set forth in Section 9.3, a percentage, the numerator of which is the shares held by such Participating Stockholder on an as-converted, as-exercised basis, and the denominator of which is the shares held by all Participating Stockholders on an as-converted, as-exercised basis.

(d) Except for a failure of LEC to pay any payment that is due and payable under this Agreement (for which failure the total Liability of LEC to the Company Indemnified Parties shall be the amount of such payment(s) owed plus all Damages incurred to collect such payment(s) owed), the total Liability of LEC to the Company Indemnified Parties for Damages under this Section 9 shall not exceed:

(i) in the case of Damages arising from Section 9.1(b)(i) (other than arising from a breach of or inaccuracy in any LEC Fundamental Representation), an amount equal to 15% of the Total Uplift Value;

(ii) in the case of Damages arising from a breach of or inaccuracy in any Fundamental Representation, or Section 9.1(b)(ii), the amount of the Total Uplift Value; and

(iii) no limitation shall apply to any Liability of LEC for Damages arising from common law fraud or from willful breach of the Agreement by LEC.

(e) Notwithstanding anything to the contrary contained in this Agreement, neither the LEC Indemnified Parties nor the Company Indemnified Parties shall be entitled to

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recover any Damages under Section 9.1(a)(i) or Section 9.1(b)(i), as applicable, unless and until the aggregate amount of all Damages for which they would otherwise be entitled to indemnification under such provision exceed an amount equal to one percent (1%) of the Total Uplift Value (the “Indemnity Threshold”), at which point, such Indemnified Parties shall become entitled to be indemnified from the first dollar of Damages; provided, however, that the Indemnity Threshold shall not apply to any Damages related to the inaccuracy in or breach of any of the Fundamental Representations or LEC Fundamental Representations, Section 3.18(d), common law fraud or willful breach of this Agreement.

(f) If any LEC Indemnified Party receives an indemnification payment from the Participating Securityholders, the Stockholders’ Representative (on behalf of the Participating Securityholders) shall be entitled to exercise and shall be subrogated to any rights and remedies (including rights of indemnity, rights of contribution and rights of recovery) that such LEC Indemnified Party may have against any other Person with respect to any Damages, circumstance or matter to which such indemnification payment is related; provided, however, that such right of the Stockholders’ Representative shall be limited to the extent of the indemnification payment received by such LEC Indemnified Party. Upon reasonable written request of the Stockholders’ Representative and to the extent reasonably necessary to permit the Stockholders’ Representative (on behalf of the Participating Securityholders) to exercise its rights of subrogation hereunder, LEC and the Surviving Corporation shall take such actions as are reasonably necessary to assign to the Stockholders’ Representative (on behalf of the Participating Securityholders) any claim (or portion of a claim) either LEC or the Surviving Corporation has against such other Person with respect to the Damages, circumstance or matter to which such indemnification payment relates.

(g) Absent common law fraud or absent willful breach of this Agreement, and subject to Section 10.2 and Section 2.7(b), the indemnification provisions contained in this Section 9 are intended to provide the sole and exclusive remedy following the Closing as to all money damages for any Action arising out of the subject matter of this Agreement (it being understood that nothing in this Section 9 or elsewhere in this Agreement shall affect the parties’ rights to specific performance or other equitable remedies to enforce the parties’ obligations under this Agreement). Nothing in this Agreement shall limit LEC’s recourse against any Participating Securityholder pursuant to the terms of any document to which such Participating Securityholder is a party, such as an acknowledgment and release or letter of transmittal.

(h) After the Closing, the Participating Securityholders shall not have any right of contribution against LEC or the Surviving Corporation, or any of their directors, officers or employees, for any breach of any representation, warranty, covenant or agreement of the Company.

(i) Notwithstanding anything in this Agreement to the contrary, for purposes of the indemnification obligations under this Section 9, all of the representations and warranties contained in this Agreement or in any certificate furnished pursuant to this Agreement that are qualified as to materiality, Company Material Adverse Effect or any similar qualification or standard shall be deemed to have been made without any such qualification or standard for purposes of determining the amount of Damages resulting from, arising out of or relating to any such breach of representations or warranties.

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SECTION 10. TERMINATION

10.1 Termination. This Agreement may be terminated, and the Merger may be abandoned, prior to the Effective Time (whether before or after the adoption of this Agreement by the Required Company Stockholder Vote):

(a) by mutual written consent of LEC and the Company;

(b) by either LEC or the Company if the Merger shall not have been consummated by the End Date; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 10.1(b) if the failure to consummate the Merger by the End Date is attributable to a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the Effective Time;

(c) by either LEC or the Company if a court of competent jurisdiction or a Governmental Body shall have issued a final and nonappealable order having the effect of restraining, enjoining or otherwise prohibiting the Merger or any Law is enacted or deemed applicable to the Merger that makes consummation of the Merger illegal;

(d) by LEC (provided, that, it is not then in material breach of any of its representations, warranties, covenants, obligations or other agreements contained in this Agreement) in the event of a breach by the Company of any of its representations, warranties, covenants, obligations or other agreements contained in this Agreement which (i) would give rise to the failure of a condition set forth in Section 7.1 or Section 7.2 and (ii) cannot be or has not been cured within thirty (30) Business Days after the delivery of written notice to the Company of such breach;

(e) by the Company (provided, that, it is not then in material breach of any of its representations, warranties, covenants or agreements under this Agreement) in the event of a breach by Newco Corp or LEC of any of their respective representations, warranties, covenants, obligations or other agreements contained in this Agreement which (i) would give rise to the failure of a condition set forth in Section 8.1 or Section 8.2 and (ii) cannot be or has not been cured within thirty (30) Business Days after the delivery of written notice to LEC of such breach;

(f) by LEC if the number of Participating Securityholders that are not Accredited Investors exceeds ten (10) as of the Closing Date or the Aggregate Substitute Cash Amount, if LEC elects to pay such amount, exceeds 1.0% of the Total Uplift Value as of the Closing Date, in each case not including Non-Shareholder Warrantholders to whom the aggregate consideration payable pursuant to this Agreement does not exceed $150,000;

(g) by LEC if (i) a Company Adverse Recommendation Change shall have occurred, (ii) the Company shall have entered into, or publicly announced its intention to enter into, a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement), (iii) the Company Board fails to reaffirm (publicly, if so requested by LEC) its recommendation of the adoption of this Agreement by the holders of Company Capital Stock within ten (10) Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Takeover Proposal, (iv) a tender

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offer or exchange offer relating to Company Common Stock shall have been commenced by a Person unaffiliated with LEC and the Company shall not have sent to its stockholders, within ten (10) Business Days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the Company Board’s recommendation of the adoption of this Agreement by the holders of Company Capital Stock and recommending that stockholders reject such tender or exchange offer, or (vi) the Company or the Company Board (or any committee thereof) shall publicly announce its intentions to do any of actions specified in this Section 10.1(g);

(h) by the Company if prior to the receipt of the Required Company Stockholder Vote, the Company Board authorizes the Company, in full compliance with the terms of this Agreement, including Section 5.2, to enter into a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided that the Company shall have paid any amounts due pursuant to Section 10.3(b) in accordance with the terms, and at the times, specified therein; and provided further that in the event of such termination, the Company concurrently enters into such Company Acquisition Agreement;

(i) by LEC if an amended and restated certificate of incorporation of the Company in the form of Exhibit H shall not have been duly adopted, executed, acknowledged and filed in accordance with Section 242 of the DGCL on or prior to March 15, 2015; or

(j) by LEC (provided, that, neither it nor Newco Corp is then in material breach of any of their respective representations, warranties, covenants, obligations or other agreements contained in this Agreement) if there has been any event, development, state of facts, occurrence or change (or any series of events, developments, state of facts, occurrences or changes) that has had or which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect which cannot be or has not been cured upon the earlier of (i) thirty (30) Business Days after the delivery of written notice to the Company and (ii) the day that is five (5) Business Days prior to the End Date.

10.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and of no further force or effect and there shall be no further liability on the part of any party; provided, however, that (i) this Section 10.2, Section 6.4, Section 10.3, and Section 11 (and any related definitions contained in any such Sections) and the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect and (ii) none of the Company, LEC or Newco Corp shall be relieved of any obligation or Liability arising from any willful breach by such party of any provision of this Agreement prior to the date of such termination and the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in this Section 10.

10.3 Fees and Expenses Following Termination.

(a) If this Agreement is terminated by LEC pursuant to Section 10.1(g), then the Company shall pay to LEC (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to the $250,000 (the “Termination Fee”).

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(b) If this Agreement is terminated by the Company pursuant to Section 10.1(h), then the Company shall pay to LEC (by wire transfer of immediately available funds), at or prior to such termination, the Termination Fee, plus, expenses actually incurred by LEC on or prior to the termination of this Agreement.

(c) The Company acknowledges and hereby agrees that the provisions of this Section 10.3 are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, LEC and Newco Corp would not have entered into this Agreement. If the Company shall fail to pay in a timely manner the amounts due pursuant to this Section 10.3, and, in order to obtain such payment, LEC makes a claim against the Company that results in a judgment against the Company, the Company shall pay to LEC the reasonable costs and expenses of Parent (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 10.3 at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year. The parties acknowledge and agree that in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

SECTION 11. MISCELLANEOUS PROVISIONS

11.1 Amendment. Except as otherwise set forth in this Agreement, (i) during the Pre-Closing Period, this Agreement may be amended with the approval of the respective boards of directors of the Company and LEC (and with respect to any provision relating to the Stockholders’ Representative, the Stockholders’ Representative) (whether before or after the adoption of this Agreement by the Company Stockholders); provided, however, that after any such adoption of this Agreement by the Company Stockholders, no amendment shall be made which by Law requires further approval of the stockholders of any party hereto without the further approval of such stockholders and (ii) following the Effective Time, this Agreement may be amended with the approval of the respective boards of directors of the Company and LEC and the Stockholders’ Representative. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

11.2 Expenses. Except as otherwise specifically provided herein or in the Escrow Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated, except that filing fees payable under or pursuant to the HSR Act, if any, shall be paid by LEC. The fees and expenses of the Payment Agent shall be shared equally by the Stockholders’ Representative and LEC.

11.3 No Waivers.

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

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(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.4 Entire Agreement; Counterparts. This Agreement (including the Company Disclosure Schedule), the Escrow Agreement, the Voting Agreement and all other written agreements, documents and certificates to be delivered to LEC pursuant to this Agreement constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect until the Effective Time. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. This Agreement may be executed (in counterparts or otherwise) by facsimile or electronic transmission of PDFs, each of which shall be deemed an original and sufficient to bind the parties.

11.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any Action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Delaware; (b) if any such Action is commenced in a state court, then, subject to applicable Law, no party shall object to the removal of such Action to any federal court located in Delaware; and (c) each of the parties irrevocably waives the right to trial by jury.

11.6 Attorneys’ Fees. In any suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such Action shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such Action.

11.7 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned by any party hereto without the prior written consent of the other parties, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect (except that LEC may assign this Agreement or any such rights hereunder to an Affiliate, without the prior written consent of the Company (prior to the Effective Time; provided that the consideration received pursuant to Section 2 shall not be modified without the written consent of the Company) or the Stockholders’ Representative (at or after the Effective Time)); provided, further, that LEC and the Surviving Corporation may assign this Agreement as a whole without such consent in connection with the acquisition (whether by merger,

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consolidation, sale or otherwise) of LEC or the Surviving Corporation, as long as LEC provides written notice to the Company (prior to the Effective Time) or the Stockholders’ Representative (at or after the Effective Time) of such assignment, and the assignee thereof agrees in writing to be bound “assignee of LEC” and the “Surviving Corporation” hereunder.

11.8 Third Party Beneficiaries. Except as specifically provided in Section 9, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, including any Company Employee, other than the parties hereto (and, following the Effective Time, other than any Person that held Company Capital Stock immediately prior to the Closing whose economic rights hereunder may be asserted, if at all, exclusively by the Stockholders’ Representative), any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.9 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by facsimile or electronic transmission (in each case with receipt verified by electronic mail or telephone confirmation), or (c) one (1) Business Day after being sent by overnight courier or express delivery service (with proof of delivery), provided that in each case the notice or other communication is sent to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to LEC or Newco Corp, or, if after the Closing, to the Surviving Corporation:

Lightbeam Electric Company

400 Harbor Drive, Suite B

Sausalito, California 94965

Attention: James Lavelle, Chief Executive Officer

Email: Jim@lightbeamelectric.com

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

Attention: David W. Pollak

Facsimile: 212-309-6001

if to the Company, prior to the Closing:

51 JFK Parkway

First Floor West

Short Hills, NJ 07078

Attention: Stephen H. Clevett, Chief Executive Officer

Facsimile: 201-471-0614

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if to the Stockholders’ Representative, after the Closing:

Stockholder Representative

c/o Arista Capital LTD

200 Madison Avenue

Suite 204

Morristown, New Jersey 07960

Attention: Paul Patrizio

Facsimile: 908-626-9035

in the case of notices to the Company (prior to the Closing) or to the Stockholders’ Representative (after the Closing), with a copy to (which shall not constitute notice):

11.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other Governmental Body declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court or other Governmental Body making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court or other Governmental Body does not exercise the power granted to it in the prior sentence, the parties hereto shall use commercially reasonable efforts to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

11.11 Confidentiality; Press Releases. All information provided by the Company to LEC pursuant to Section 6.4 prior to the Effective Time shall be held by LEC as confidential in accordance with the Confidentiality Agreement, and shall be subject to the Agreement. Notwithstanding the foregoing, the Confidentiality Agreement shall automatically terminate at Closing and LEC shall have no restrictions or other obligations with respect to confidential information of the Company after the Closing. If LEC and the Company agree to issue a press release with respect to the Merger and the other transactions contemplated by this Agreement, such press release shall be a joint press release and shall not be issued or otherwise made publicly available until approved for such release by LEC and the Company. Thereafter, LEC and Newco Corp, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation and obtaining written consent of such other parties. Notwithstanding the foregoing, LEC shall be permitted to make any public statement without obtaining the written consent of the Company if (a) the disclosure is required by applicable Law

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or the requirements of the SEC, the New York Stock Exchange or Nasdaq, as applicable, or other comparable foreign authorities or markets or stock exchanges, or as is otherwise customary with respect to the IPO and (b) LEC has first used its commercially reasonable efforts to consult with (but not to obtain the written consent of) the Company about the form and substance of such disclosure.

11.12 No Implied Representations. The parties acknowledge that, except as expressly provided in this Agreement, the Company Disclosure Schedule, the LEC Disclosure Schedule, and the certificates and agreements contemplated by this Agreement, none of the parties hereto has made or is making any representations or warranties whatsoever, implied or otherwise.

11.13 Specific Performance. Subject to Section 9.3(f), the rights and remedies of the parties hereto shall be cumulative (and not alternative). Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that LEC and the Company would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in addition to any other remedy to which a non-breaching party may be entitled at law, a non-breaching party shall be entitled to seek injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof.

11.14 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders, and “or” is not exclusive.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f) All references to dollar amounts or “$” are references to U.S. dollars, and all payments hereunder shall be made in U.S. dollars.

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11.15 Performance by Affiliates. LEC may discharge any obligations and exercise any right hereunder through any one or more of its Affiliates. LEC hereby guarantees the performance by its Affiliates of such obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. LEC will be liable for any breach of this Agreement by LEC resulting from LEC’s use of an Affiliate to perform its obligations hereunder.

11.16 Certain Federal Securities Act Representations.

(a) The Participating Securityholders acknowledge that the shares of LEC Stock to be delivered to the Participating Securityholders pursuant to this Agreement have not been and will not be registered under the 1933 Act and therefore may not be resold unless registered under the 1933 Act or resold pursuant to an exemption from the registration requirements of the 1933 Act. The LEC Stock to be acquired by the Participating Securityholders pursuant to this Agreement is being acquired solely for their own respective accounts, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of it in connection with a distribution.

(b) The Participating Securityholders covenant, warrant and represent that none of the shares of LEC Stock issued to the Participating Securityholders will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all of the applicable provisions of the 1933 Act and the rules and regulations of the SEC. All the LEC Stock shall bear the following legend in addition to the legend required under Section 6.17 of this Agreement:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, ENCUMBERED, PLEDGED, DISTRIBUTED, APPOINTED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE ACT OR AN OPINION OF COUNSEL TO LEC STATING THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

(c) The Participating Securityholders represent and warrant that they are able to bear the economic risk of an investment in the LEC Stock acquired pursuant to this Agreement, can afford to sustain a total loss of such investment and have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the proposed investment in the LEC Stock. The Participating Securityholders represent and warrant that they have had an adequate opportunity to ask questions and receive answers from the officers of LEC concerning any and all matters relating to LEC, the LEC Stock and the transactions described herein including, without limitation, the background and experience of the current and proposed officers and directors of LEC, the plans for the business, operations and financial condition of LEC, the business, operations and financial condition of the Other

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Founding Companies, and any plans for additional acquisitions and the like. The Participating Securityholders have asked any and all questions of the nature described in the preceding sentence, and all questions have been answered to their satisfaction.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

LIGHTBEAM ELECTRIC COMPANY

By:	/s/ James Lavelle

Name:	James Lavelle
Title:	President, Treasurer and Secretary

GS ACQUISITION CORPORATION

By:	/s/ James Lavelle

Name:	James Lavelle
Title:	President, Treasurer and Secretary

[Signature Page to Agreement and Plan of Merger]

GREEN STATES ENERGY, INC.

By:	/s/ Stephen Clevett

Name:	Stephen Clevett
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

AEP HOLDINGS LLC, solely in its capacity as the Stockholders’ Representative

By:	/s/ Paul Patrizio

Name:	Paul Patrizio
Title:	President

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CERTAIN DEFINITIONS

[See attached]

Exhibit A

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Action” shall have the meaning set forth in Section 3.21.

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement.

“Accredited Investor” shall have the meaning given to such term under Rule 501 of Regulation D under the 1933 Act.

“Adjustment Auditor” shall have the meaning set forth in Section 2.6(j)(v).

“Affiliate” of a Person shall mean any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Substitute Cash Amount” shall have the meaning set forth in Section 2.6(c)(i).

“Agreement” shall have the meaning set forth in the preamble of the Agreement.

“Allocation Schedule” shall have the meaning set forth in Section 2.6(i)(i).

“Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986, the False Claims Act, or any applicable Laws of similar effect, and the related regulations and published interpretations thereunder.

“ARRTA” means the American Recovery and Reinvestment Act of 2009, as amended by the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City, New York are required to be closed.

“Cash” shall mean the aggregate amount of cash, cash equivalents, short-term investments and marketable securities held by the Company and each Company Subsidiary immediately prior to the Effective Time, less (1) the aggregate amount of checks, drafts and wire transfers issued by the Company and each Company Subsidiary prior to the Effective Time and that have not been cashed or paid immediately prior to the Effective Time, in each case calculated in accordance with GAAP applied on a basis consistent with the preparation of Financial Statements and (2) Restricted Cash.

Exhibit A-1

“Cash Grant” means a grant in lieu of tax credits pursuant to Section 1603 of ARRTA.

“Cash Grant Amount” means all amounts actually received from the United States Treasury with respect to a Project as Cash Grant payments.

“Cash Grant Application” means any and all materials that must be filed to apply and qualify for a Cash Grant with respect to a Project, including the final application, the “begun construction application,” all supporting materials (including without limitation any cost segregation reports and accountant’s certificates), and any supplemental filings.

“Cash Grant Basis” means the cost basis of property relating to a Project that is “specified energy property” (within the meaning of Section 1603 of ARRTA) as determined in accordance with the rules for determining the basis of property for federal income tax purposes.

“Cash Grant Guidance” means the program guidance issued on July 9, 2009, and revised in March 2010 and April 2011, by the United States Treasury with respect to a Cash Grant, the “Begun Construction Checklist,” the frequently asked questions, and any clarification, addition or supplement thereto, or replacement thereof, issued by the United States Treasury or any other Governmental Body, on or prior to the Closing Date.

“Cash Grant Proceeding” means any Action with respect to a Cash Grant with respect to a Project, including an Action by the IRS, and negotiations, conferences, correspondences or other dealings with the United States Treasury following receipt of the Cash Grant Amount.

“Cash Payment Fund” shall have the meaning set forth in Section 2.6(a)(i).

“Casualty Defect” shall mean any destruction by fire, explosion or other casualty or any taking, or pending or threatened taking, in condemnation or under the right of eminent domain, of any Project, or any portion thereof, that is, or could reasonably be expect to be, materially adverse to the Company or any of the Company Subsidiaries.

“Certificate of Merger” shall have the meaning set forth in Section 1.3.

“Claim Notice” shall have the meaning set forth in Section 9.1(c).

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Closing Date Stock Percentage” shall have the meaning set forth in Section 2.9(a).

“Closing Financial Certificate” shall mean a certificate prepared in good faith, dated as of the Closing Date, and executed on behalf of the Company by its Chief Executive Officer or Chief Financial Officer setting forth the Closing Financial Estimate.

“Closing Financial Estimate” shall mean a statement prepared in good faith, in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation

Exhibit A-2

and accrual methodologies that were used in the preparation of the audited Financial Statements, setting forth in reasonable detail the Company’s estimate of each of (a) Cash, (b) Company Current Assets, (c) the Stockholders’ Representative Reserve, (d) the Company Current Liabilities, (e) Company Retired Indebtedness, (f) the aggregate amount of Unpaid Company Expenses, if any, and (g) the name, contact information, wire instructions and payoff amounts to be paid to satisfy in full such Unpaid Company Expenses and Company Retired Indebtedness.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commercial Operation” shall mean the initiation of commercial operations as defined in the relevant Power Purchase Agreements.

“Company” shall have the meaning set forth in the preamble to the Agreement.

“Company Acquisition Agreement” shall have the meaning set forth in Section 5.2(a).

“Company Adverse Recommendation Change” shall have the meaning set forth in Section 5.2(a).

“Company Assumed Indebtedness” shall mean the aggregate amount of Debt existing immediately prior to the Closing and specifically listed on Exhibit B.

“Company Board” shall have the meaning set forth in the recitals of the Agreement.

“Company Capital Stock” shall mean, collectively, the Company Common Stock and the Company Series A Preferred Stock.

“Company Common Stock” shall mean the common stock, $0.001 par value per share, of the Company.

“Company Current Assets” shall mean the current assets of the Company and each Company Subsidiary as of immediately prior to the Effective Time as determined under GAAP applied on a basis consistent with the preparation of the audited Financial Statements, but excluding (i) all cash, cash equivalents, short-term investments and marketable securities held by the Company and each Company Subsidiary immediately prior to the Effective Time, and (ii) any deferred income tax assets.

“Company Current Liabilities” shall mean the current Liabilities of the Company and each Company Subsidiary as of immediately prior to the Effective Time as determined under GAAP applied on a basis consistent with the preparation of the audited Financial Statements, but excluding (i) any Liability included in Company Assumed Indebtedness, Company Retired Indebtedness or Unpaid Company Expenses, (ii) any current Liabilities that are non-cash charges or expenses (e.g., deferred revenue) and (iii) any deferred income tax liabilities.

“Company Developer Services Agreement” shall mean any agreement or other arrangement pursuant which the Company was or is to provide developer or other services to GSE DevCo.

Exhibit A-3

“Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company and delivered to LEC on the date of the Agreement.

“Company Employees” shall mean the employees of the Company immediately prior to the Effective Time who remain employed with LEC or a LEC Subsidiary on that date.

“Company Indemnified Party” shall have the meaning set forth in Section 9.1(b).

“Company Intellectual Property” shall mean the Company-Owned Intellectual Property, together with all Intellectual Property of any third-party that is used or held for use by the Company and/or a Subsidiary pursuant to any Company IP Agreement.

“Company IP Agreements” shall mean all: (a) licenses of Intellectual Property from the Company or a Subsidiary to any third party; (b) licenses of Intellectual Property to the Company or a Subsidiary from any third party (including any licenses for generally-commercially-available, off-the-shelf Software and agreements for Public Software); and (c) coexistence, settlement, assignment, and other agreements containing any covenant or provision relating to the ownership, use, restriction, exploitation, or enforcement of any Intellectual Property to which the Company or a Subsidiary is a party (or is otherwise bound).

“Company Material Adverse Effect” shall mean any change, development, event, occurrence, fact or effect that, individually or in the aggregate with any one or more other changes, developments, occurrences, facts or effects, (x) is, or could reasonably be expected to be, materially adverse to the operations, assets, liabilities, financial condition, prospects, results of operation or business of the Company or any Company Subsidiary, taken as a whole, or (y) could reasonably be expected to prevent or materially impede, interfere with, hinder or delay the ability of the Company to perform its obligations under this Agreement or consummate the Merger; provided, however, that, subject to the following sentence, none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Company Material Adverse Effect: (a) any adverse effect resulting from changes in general business or economic conditions, except to the extent such general business or economic conditions have a disproportionate effect on the Company as compared to any of the other companies in the industry in which the Company operates or competes; (b) any adverse effect resulting directly or indirectly from conditions generally affecting any industry or industry sector in which the Company operates or competes, except to the extent such adverse effect has a disproportionate effect on the Company as compared to any of the other companies in such industry or industry sector; (c) any adverse effect resulting directly or indirectly from the announcement, execution or delivery of the Agreement or the pendency or consummation of the Merger, provided, however, that any contractual consequence of the commencement or pendency of this Agreement shall not be excluded under this clause (c); or (d) any adverse effect resulting directly or indirectly from any change in accounting requirements or principles or any change in applicable Laws or the interpretation thereof, except to the extent such adverse effect has a disproportionate effect on the Company as compared to any of the other companies in such industry or industry sector.

“Company-Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by the Company and/or a Subsidiary.

Exhibit A-4

“Company Permit” shall have the meaning set forth in Section 3.9(a).

“Company Plan” shall mean each “employee benefit plan” as defined in Section 3(3) of ERISA and any other material plan, policy, program, practice, agreement, mutual understanding, or arrangement providing compensation or benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of the Company or any ERISA Affiliate which are now maintained, sponsored, contributed to, or required to be contributed to by the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has any current or future obligation or liability, including all employment or consulting agreements, incentive, bonus, retirement, deferred compensation, vacation, holiday, cafeteria, medical, disability, sick leave, life insurance, stock purchase, stock option, stock appreciation, phantom stock, restricted stock, restricted stock unit or other stock-based compensation plans, change of control, retention, transaction or severance or any other similar policies, programs, practices or arrangements.

“Company Retired Indebtedness” shall mean the aggregate amount of Debt existing immediately prior to the Effective Time, other than Company Assumed Indebtedness.

“Company Returns” shall mean any return, statement, report, Tax filing or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) required to be filed by the Company with respect to Taxes.

“Company Series A Preferred Stock” shall mean the Series A Preferred Stock, $0.001 par value per share, of the Company.

“Company Software” shall mean any Software that is owned by or licensed to the Company or a Subsidiary, other than generally-commercially-available, off-the-shelf Software.

“Company Stock Certificate” shall have the meaning set forth in Section 2.5.

“Company Stockholders” shall mean the holders of Company Common Stock and Company Series A Preferred Stock.

“Company Subsidiary” shall have the meaning set forth in Section 3.1(b).

“Company Warrants” shall mean those warrants listed on Section 3.3(b) of the Company Disclosure Schedule.

“Condemnation and Insurance Proceeds” means any cash received or receivable by the Company or any Company Subsidiary with respect to any casualty insurance or condemnation proceeds in respect of any property or other assets of the Company or any of the Company Subsidiaries that are damaged, lost or condemned at any time after December 31, 2013.

“Confidentiality Agreement” shall mean the Confidentiality & Non-Circumvention Agreement, dated December 13, 2013, between the Company and LEC.

Exhibit A-5

“Confirmed Accredited Investor” shall mean a holder of Company Common Stock (a) that has submitted to the Company after the date of execution of this Agreement and on or prior to the date that is at least ten (10) Business Days prior to the Closing Date a questionnaire confirming its status as an Accredited Investor, and (b) as to which no information has come to the attention of LEC that would reasonably cause LEC to believe that such holder is not an Accredited Investor.

“Consent” shall mean any consent, approval, notice or waiver.

“Consummated Other Agreement” means an Other Agreement with respect to which the transactions contemplated thereby have been consummated.

“Contract” shall mean any agreement, contract, subcontract, lease (whether for real or personal property), covenants not to compete, employment agreements, confidentiality agreements, licenses, instruments, mortgages, debentures, notes, obligations and options that is currently in effect and binding, whether oral or written.

“Controlling Party” shall have the meaning set forth in Section 9.1(c).

“Damages” shall mean losses, costs, damages and expenses, including reasonable attorneys’ fees and expenses and reasonable fees and expenses of other professionals and experts, that have been incurred, properly paid by a Person as a liability proximately caused by the breach of a representation or warranty or covenant, but excluding unforeseeable, speculative, special, consequential, exemplary and punitive damages (except to the extent such unforeseeable, speculative, special, consequential, exemplary or punitive damages are claimed against or recovered from an Indemnified Party in connection with a third-party claim).

“Debt” shall mean (a) the outstanding principal amount of, and all interest and other amounts accrued in respect of, any indebtedness for borrowed money, extensions of credit, purchase money financing and capitalized lease obligations or for the deferred purchase price of property or services, in each case, of the Company and each Company Subsidiary, whether or not recourse to the Company or such Company Subsidiary, (b) any obligation of the Company and each Company Subsidiary evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) any reimbursement obligation of the Company and each Company Subsidiary with respect to letters of credit (including standby letters of credit to the extent drawn upon), bankers’ acceptances or similar facilities issued for the account of the Company and each Company Subsidiary, (d) all obligations of the Company and each Company Subsidiary under any interest rate and currency protection agreement (including any swaps, forward contracts, caps, floors, collars and similar agreements) and commodity swaps, forward contracts and similar agreements, (e) any deferred purchase price Liabilities related to past acquisitions of the Company and each Company Subsidiary; (f) any “success fees” or bonuses payable to employees of the Company and each Company Subsidiary arising solely from or otherwise triggered by the closing of the transactions contemplated hereby (excluding any bonuses payable to any employee based on the performance of such employee or the performance of the Company and each Company Subsidiary); (g) any obligation of the type referred to in clauses (a) through (f) of another Person the payment of which the Company and each Company Subsidiary has guaranteed or for which the Company or such Company Subsidiary is responsible

Exhibit A-6

or liable, directly or indirectly, jointly or severally, as obligor or guarantor; and (h) with respect to any obligation of the type referred to in clauses (a) though (f), all accrued and unpaid interest, premiums, penalties, breakage costs, unwind costs, fees, termination costs, expenses, reimbursements, indemnities and all other amounts payable in connection therewith.

“Developer Services Schedule” shall have the meaning set forth in Section 3.17(cc).

“DGCL” shall have the meaning set forth in the recitals of the Agreement.

“Disqualified Person” means (a) the United States, any state or political subdivision thereof, any possession of the United States, or any agency or instrumentality of any of the foregoing, (b) any organization which is exempt from tax imposed by the Code (including any former tax-exempt organization within the meaning of Section 168(h)(2)(E) of the Code and any tax-exempt controlled entity within the meaning of Section 168(h)(6)(F)(iii) of the Code if such entity has not made the election provided in Code Section 168(h)(6)(F)(ii)), (c) any Person who is not a United States Person, and (d) any Indian tribal government described in Section 7701(a)(40) of the Code, or (e) any partnership or other passthrough entity, any direct or indirect partner (or other holder of an equity or profits interest) of which is an organization or entity described in clauses (a)-(d); provided, however, that any such Person described in clauses (a) – (d) shall not be considered a Disqualified Person to the extent that (i) the exception under Section 168(h)(1)(D) of the Code applies with respect to the income from the Project Company for that Person, (ii) the Person is described within clause (c) of this definition, and the exception under Code Section 168(h)(2)(B)(i) applies with respect to the income from the Project Company for that Person, or (iii) another exception is applicable under the Code and/or Treasury Regulations.

“Dissenting Shares” shall have the meaning set forth in Section 2.7(b).

“Dissenting Stockholder” shall have the meaning set forth in Section 2.7(b).

“DOJ” shall have the meaning set forth in Section 6.2.

“Down Round Protection” shall mean, with respect to any Company Stockholder who paid an amount for shares of Company Common Stock in excess of the Per Share Merger Consideration (after taking into account any stock splits of the Company), an amount of shares of Company Common Stock equal to the difference between the number of shares which could have been purchased by such Company Stockholder at the Per Share Merger Consideration and the number of shares of Company Common Stock actually purchased by such Company Stockholder.

“Down Round Shares” shall mean the shares of Company Common Stock issued pursuant to the Down-Round Protection.

“Effective Time” shall have the meaning set forth in Section 1.3.

“End Date” shall mean May 29, 2015.

“Environmental Claim” shall mean any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other communication (written or oral), whether criminal or civil, pursuant to or relating to any applicable Environmental Law.

Exhibit A-7

“Environmental Law” shall mean any and all Laws, Environmental Permits, policies, guidance documents, judgments, decrees, injunctions, or agreements with any Governmental Body, relating to construction, operation or decommissioning of the Projects, the protection of health and the Environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of or exposure to Hazardous Substance, including but not limited to: permits or authorizations to construct, operate and decommission the Projects in compliance with federal, state or local laws or regulations; the Bald and Golden Eagles Protection Act, 16 U.S.C. § 668 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Clean Water Act, 33 U.S.C. § 1251 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Endangered Species Act, 16 U.S.C. § 1531 et seq.; the Hazardous Material Transportation Act 49 U.S.C. § 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. § 136 et seq.; the National Historic Preservation Act, 16 U.S.C. 470 et seq.; the Native American Graves Protection and Repatriation Act, 25 U.S.C. § 3001 et seq.; the Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. § 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Occupational Safety & Health Act of 1970, 29 U.S.C. § 651 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; and the state analogies thereto, all as amended or superseded from time to time.

“Environmental Permit” shall mean any permits, licenses, approvals, consents, agreements, exemptions, certifications, declarations, franchise, surcharge, credit, allowance or authorizations required or issued by any Governmental Body under or in connection with any Environmental Law, including without limitation, any and all orders, consent orders or binding agreements issued by or entered into with a Governmental Body under any applicable Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity which is (or at any relevant time was) a member of a controlled group of corporations with, under common control with, a member of an affiliated service group with, or otherwise required to be aggregated with, the Company as set forth in Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” shall mean SunTrust Bank, a Georgia banking corporation, in its capacity as escrow agent hereunder or such other Person agreed between LEC and the Stockholders’ Representative.

“Escrow Agreement” shall mean an escrow agreement in substantially the form attached to the Agreement as Exhibit D.

“Escrow Fund” shall mean the fund established pursuant to the Escrow Agreement, consisting of the sum of the Post-Closing Adjustment Escrow Amount and Indemnity Escrow Amount plus interest, dividends, earnings, and other amounts earned on the foregoing amounts in accordance with the terms of the Escrow Agreement (and reduced by amounts released from such fund pursuant to Section 2.9(c)).

Exhibit A-8

“Excluded Liabilities” shall mean all Liabilities arising from or in connection with (a) that certain litigation by Hunt Electric Corporation against Sunrise NC Martin 1 Lessee, LLC and (b) that certain litigation by Hunt Electric Corporation against Sunrise NC Daughter Lessee, LLC.

“Exchange Fund” shall have the meaning set forth in Section 2.6(a)(ii).

“Exercisable Shares” shall mean the aggregate number of shares of Company Common Stock issuable upon the exercise of such Company Warrant immediately prior to the Effective Time, which shall be based upon an exercise price equal to the lesser of (a) the exercise price set forth in such Company Warrant or (b) to the extent set forth in the applicable Warrant Cancellation Agreement, thirty percent (30%) below the price that is determined by dividing (i) the sum of (1) the Total Adjusted Uplift Value, plus (2) the Post-Closing Adjustment Escrow Amount, plus (3) the Indemnity Escrow Amount by (ii) the number of outstanding shares of Company Common Stock as of the Closing (on a fully diluted basis and including any Down Round Shares).

“FERC” means the United States Federal Energy Regulatory Commission.

“Financial Statements” shall have the meaning set forth in Section 3.4(a).

“Financing Documents” shall mean LEC’s and its Affiliates’ third party financing documents and any subsequent refinancing thereof.

“Foreign Authorities” shall have the meaning set forth in Section 6.2.

“Founding Companies” shall have the meaning set forth in the recitals of the Agreement.

“FPA” means the Federal Power Act, enacted as the Federal Water Power Act in 1920, as amended.

“Fractional Equivalent Amount” shall mean an amount of cash equal to (a) the fractional remainder of a share of LEC Stock (after taking into account and aggregating all shares of Company Common Stock and Company Warrants exchanged by such Participating Securityholder) to which such Participating Securityholder would otherwise be entitled, multiplied by (b) the IPO Price.

“FTC” shall have the meaning set forth in Section 6.2.

“Fully Diluted Basis” shall mean the Company Common Stock assuming all Company Warrants have been exercised.

“Fundamental Representations” shall mean the representations and warranties of the Company in Section 3.1 (No Subsidiaries; Due Incorporation; Etc.), Section 3.2 (Certificate of Incorporation and Bylaws), Section 3.3 (Capitalization, Etc.), Section 3.17 (Tax Matters), Section 3.22 (Authority; Binding Nature of Agreement), Section 3.23 (Vote Required) and Section 3.27 (Financial Advisor).

Exhibit A-9

“GAAP” shall mean United States generally accepted accounting principles.

“Government Bid” shall mean any offer made by Company, which, if accepted, would result in a Government Contract.

“Government Contract” shall mean any Contract with a Governmental Body.

“Government Official” shall mean (a) any officer or employee of any Governmental Body, (b) any person acting in an official capacity on behalf of a Governmental Body, (c) any officer or employee of a Person that is majority or wholly owned by a Governmental Body, (d) any officer or employee of a public international organization, such as the World Bank or the United Nations, (e) any political party or official thereof, or any person acting in an official capacity on behalf of a political party or (f) any candidate for political office.

“Governmental Body” shall mean any national, federal, regional, state, provincial, local, or foreign or other governmental authority or instrumentality, legislative body, court, administrative agency, regulatory body, commission or instrumentality, including any multinational authority having governmental or quasi-governmental powers, or any other industry self-regulatory authority.

“GSE Devco” shall have the meaning set forth in Section 6.18.

“GSE DevCo Developer Services Agreement” shall mean any agreement or other arrangement pursuant which GSE DevCo was or is to provide developer or other services to any Project Company or its Subsidiary, or otherwise with respect to a Project.

“GSE Devco Transaction” shall have the meaning set forth in Section 6.18.

“GSE PMV” shall mean $51,129,345.

“Hazardous Substance” shall mean petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, indoor concentrations of radon, urea formaldehyde, indoor concentrations of mold, lead or lead-containing materials, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes in any amount or concentration which are regulated under or for which liability can be imposed under any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended.

“Indemnification Demand” shall have the meaning set forth in Section 9.1(d).

“Indemnified Party” shall mean a LEC Indemnified Party or a Seller Indemnified Party, as applicable.

Exhibit A-10

“Indemnifying Party” shall have the meaning set forth in Section 9.1(d).

“Indemnity Escrow Amount” shall have the meaning set forth in Section 2.9(a).

“Indemnity Threshold” shall have the meaning set forth in Section 9.3(e).

“Information Statement” shall have the meaning set forth in Section 3.25.

“Insurance Policies” shall have the meaning set forth in Section 3.20.

“Intellectual Property” shall mean all intellectual property rights, protected, created, or arising under the Laws of any jurisdiction throughout the world, including the following: (a) Trademarks and internet domain names, Internet websites, IP addresses, and URLs; (b) Patents and patent disclosures; (c) copyrights and copyrightable works (including but not limited to all translations, compilations, arrangements, adaptations, and derivative works thereof); (d) registrations and applications for any of the foregoing; (e) trade secrets and confidential or proprietary information (including but not limited to inventions, ideas, research and development, know-how, formula, composition, manufacturing and production process or technique, technical data, design, drawing, specification, customer or supplier list, pricing and cost information, financial, business and marketing plans and proposals, and related information) (collectively, “Trade Secrets”); (f) all other intellectual property and proprietary rights, including design rights, moral rights and waivers of such rights by others, and the rights of publicity and privacy; (g) the right to sue and recover damages, attorneys’ fees and costs for past infringement or other violations; (h) computer software (including but not limited to all software implementations of algorithms, specifications, models and methodologies, source code, object code, and related data, databases, and documentation) (collectively, “Software”); (i) any and all goodwill associated with each of the foregoing; and (j) any and all copies or tangible embodiment of each of the foregoing.

“IPO” shall mean the initial public offering of LEC Stock pursuant to the Registration Statement.

“IPO Price” shall mean the price for LEC Stock received by LEC in the IPO, net of any underwriting discounts and commissions.

“IRS” shall mean the Internal Revenue Service.

“ITC” means an investment tax credit pursuant to Code Sections 38(b)(1), 46 and 48(a).

“ITC Amount” means for each Project an amount that is equal to 30% of the Qualified Investment for such Project.

“ITC Eligible Property” means property that (a) is described in Code Section 48(a)(3)(A)(i), (b) “solar energy property” or “wind property” as defined under Treasury Regulation and (c) is “5-year property” under Code Section 168(e)(3)(B)(vi)(I).

“Joinder” shall mean that certain joinder to this Agreement to be executed by the Participating Securityholders substantially in the form attached hereto as Exhibit F.

Exhibit A-11

“Knowledge of the Company” shall mean the actual knowledge of a fact or other matter, after reasonable due inquiry, of any one of the following individuals: Stephen Clevett and Joseph Duey.

“Knowledge of LEC” shall mean the actual or knowledge of a fact or other matter, after reasonable due inquiry, of any one of the following individuals: James Lavelle, Carl Weatherly-White, Bruce Tang and Dana Griffith.

“Law” or “Laws” shall mean any international, multinational, national, federal, state, regional, local, municipal, foreign or other law, statute and subordinate legislation, constitution, principle of common law, ordinances, orders, codes, common law, rule, regulation, ruling, requirement, guidance or guideline issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“LEC” shall have the meaning set forth in the preamble of the Agreement.

“LEC Disclosure Schedule” shall mean the disclosure schedule that has been prepared by LEC and delivered to the Company on the date of the Agreement.

“LEC Fundamental Representations” shall mean the representations set forth in Section 4.1 (Due Incorporation; Subsidiaries), Section 4.2 (Authority; Binding Nature of Agreement) and Section 4.5 (Capitalization of LEC and Newco Corp).

“LEC Indemnified Party” shall have the meaning set forth in Section 9.1(a).

“LEC Material Adverse Effect” shall have the meaning set forth in Section 4.3.

“LEC Stock” shall mean the common stock, par value $0.01 per share, of LEC.

“LEC Subsidiary” shall have the meaning set forth in Section 4.1(b).

“Letter of Transmittal” shall mean that certain letter of transmittal to be executed by the Company Stockholders substantially in the form attached hereto as Exhibit C.

“Liability” shall mean with respect to any Person any liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by such Person of any type whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown, or whether or not required by GAAP to be reflected on a balance sheet, or in the footnotes to a balance sheet, of the Company or any Company Subsidiary.

“Lien” shall mean any security interest, pledge, mortgage, lien, charge, covenant, equitable interest, option, preference, priority, right of first refusal, adverse claim of ownership or use, restriction on transfer (such as a right of first refusal or other similar rights), servitude, easement, right of way, defect of title or other similar encumbrance of any nature whatsoever (whether absolute or contingent).

“Market Capitalization” shall mean the total number of shares of LEC Stock outstanding immediately following the consummation of the IPO and the transactions contemplated by this Agreement and all Consummated Other Agreements multiplied by the price at which such shares were offered in the IPO.

Exhibit A-12

“Material Assets” shall have the meaning set forth in Section 3.6(a).

“Material Contract” shall mean any Contract to which the Company or any Company Subsidiary is a party or has rights or by which any of its properties or assets are otherwise bound of the following categories:

(i) any Contract (or group of related Contracts) that require payments by or to the Company in excess of $50,000 in any calendar year, including any Contract (or group of related Contracts) for the purchase or sale of real property, raw materials, goods, commodities, utilities, equipment, supplies, products or other personal property, or for the provision or receipt of services;

(ii) (A) any Contract relating to the acquisition or disposition by the Company or any Company Subsidiary of any operating business or material assets; (B) any Contract relating to the acquisition or disposition by the Company or any Company Subsidiary of any operating business or material assets under which the Company or any Company Subsidiary has any executory covenants or indemnification or other obligations or rights (including put or call options); or (C) any Contract under which the Company or any Company Subsidiary has any indemnification or other obligations;

(iii) (A) any guaranty, surety or performance bond or letter of credit issued or posted, as applicable, by the Company or any Company Subsidiary; (B) any Contract evidencing Debt of the Company or any Company Subsidiary or providing for the creation of or granting any Lien upon any of the property or assets of the Company or any Company Subsidiary (excluding Permitted Encumbrances); (C) any Contract (1) relating to any loan or advance to, or investment in, any Person which is outstanding as of the date of the Agreement (other than immaterial advances to employees and consultants in the ordinary course of business consistent with past practices) or (2) obligating or committing the Company or any Company Subsidiary to make any such loans, advances or investments; (D) any currency, commodity or other hedging or swap Contract and (E) any Contract under which any Person has directly or indirectly guaranteed Debt of the Company or any Company Subsidiary (collectively, “Material Debt Contracts”);

(iv) any Contract (A) containing covenants restricting or purporting to restrict competition which, in either case, have, would have or purport to have the effect of prohibiting the Company or any Company Subsidiary or any of their respective Affiliates (including LEC, the Surviving Corporation and their respective Affiliates after the Closing) from engaging in any business or activity in any geographic area or other jurisdiction; (B) any Contract in which the Company or any Company Subsidiary has granted “exclusivity” or that requires the Company or any Company Subsidiary to deal exclusively with, or grant exclusive rights or rights of first refusal to, any customer, vendor, supplier, distributor, contractor or other Person; (C) any Contract containing a “most-favored-nation”, best pricing or other similar term or provision by which another party to such Contract or any other Person is, or would become, entitled to any benefit,

Exhibit A-13

right or privilege which, under the terms of such Contract, must be at least as favorable to such party as those offered to another Person; or (D) containing any “non-solicitation” or “no-hire” provisions or covenants running in favor of another Person operating in the industry in which the Company operates;

(v) (A) all Company IP Agreements (excluding any licenses for generally-commercially-available, off-the-shelf Software and agreements for Public Software); (B) any lease, sublease, rental or occupancy agreement, license, installment, and conditional sale agreement or agreement under which the Company is lessee or lessor of, or owns, uses or operates any leasehold or other interest in any real or personal property; (C) any power of attorney granted by the Company or any Company Subsidiary; (D) that if terminated, or if such Material Contract expired without being renewed, would have a Company Material Adverse Effect; (E) between the Company or any Company Subsidiary, on the one hand, and any current or former director, officer, Company Employee, advisor, consultant or Affiliate of the Company, on the other (including employment, severance, retention, bonus, indemnification or other Contracts); (F) containing an option (other than a Company Option) in favor of a party other than the Company or grants any right of first refusal or right of first offer, right of first negotiation or similar right in favor of a party other than the Company or that limits or purports to limit the ability of the Company or any Company Subsidiary to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of their assets or businesses; (G) any Government Contract or Government Bid; (H) any Contract involving a confidentiality, standstill or similar arrangement; (I) any Principal Project Document; (J) creating or purporting to create any partnership, joint venture, strategic alliance or joint development or any sharing of profits, losses, costs or liabilities by the Company or any Company Subsidiary with any third party; (K) any Contract that provides for “earn-outs” or other contingent payments by or to the Company or any Company Subsidiary; or (L) any other Contracts (other than those described in any of clauses (i) through (v)) material to the Company or entered into outside of the ordinary course of business of the Company other than any such Contract terminable by the Company without penalty on 90 days’ or shorter notice.

“Merger” shall have the meaning set forth in the recitals of the Agreement.

“Newco Corp” shall have the meaning set forth in the preamble of the Agreement.

“Non-Shareholder Warrantholders” shall have the meaning set forth on Section 10.1(f) of the Company Disclosure Schedule.

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“NOL Value” shall mean an amount equal to $1,000,000.

“Non-Accredited Company Holder” shall have the meaning set forth in Section 2.6(c)(i).

“Non-controlling Party” shall have the meaning set forth in Section 9.1(c).

Exhibit A-14

“Non-Dissenting Stockholder” shall mean each stockholder of the Company that does not perfect such stockholder’s appraisal rights under the DGCL and is otherwise entitled to receive consideration pursuant to Section 2.1.

“Notice Period” shall have the meaning set forth in Section 5.2(d).

“Other Agreements” shall have the meaning set forth in the recitals of the Agreement.

“Other Founding Companies” shall mean all of the Founding Companies other than the Company.

“Participating Securityholders” shall mean each Non-Dissenting Stockholder and each Warrant Holder, as of immediately prior to the Effective Time.

“Patents” shall mean (a) all national, regional and international patents and patent applications, including provisional patent applications, utility models or other similar rights; (b) all patent applications filed either from such patents, patent applications or other provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, substitutions, patents-of-addition, provisionals, converted provisionals, and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications described in clauses (a) and (b), including utility models, petty patents and design patents and certificates of invention; (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications described in clauses (a), (b) and (c); and (e) any and all rights and priorities afforded under any Law with respect to the foregoing.

“Payment Agent” shall mean SunTrust Bank, a Georgia banking corporation, in its capacity as payment agent hereunder.

“Payment Agent Agreement” shall mean a payment agent agreement in substantially the form attached to the Agreement as Exhibit E.

“Pending Claims Amount” shall have the meaning set forth in Section 2.9(c).

“Permitted Encumbrances” shall mean: (a) Liens for current Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings; (b) statutory or common law Liens to secure obligations to landlords, lessors or renters under leases or rental agreements incurred in the ordinary course of business; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law or governmental regulations incurred in the ordinary course of business; (d) statutory or common law Liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies, and other like Liens incurred in the ordinary course of business; (e) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar Liens affecting real property not interfering in any material respect with the ordinary conduct of the business of the Company and any Company Subsidiary or materially detracting from the value of the property upon which such encumbrance exists; and (f) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods.

Exhibit A-15

“Permitted Indebtedness” shall mean a Debt facility entered into with Net Life Financial or its Affiliates on the following terms: (a) such facility must be in an aggregate principal amount not to exceed $53 million, (b) such facility must be the only Company Assumed Indebtedness as of the Effective Time (any other Debt would be Company Retired Indebtedness), (c) such facility must have an interest rate of no more than 4.5% per annum and no less than a 30 year repayment term, (d) such facility must not have any prepayment penalty, fees or charges, (e) such facility must not require any post-closing fees or expenses associated with the facility, (f) such facility must otherwise be on substantially similar terms as the Bridge Bank facility, and (e) a detailed term sheet for such facility must be executed no later than March 19, 2015. The foregoing shall not be “Permitted Indebtedness” if no earlier than March 19, 2015, LEC delivers a notice to the Company stating that the Company must enter into the definitive documentation for such Permitted Indebtedness within five (5) Business Days of such notice and the Company does not enter into such definitive documentation within such period.

“Per Share Closing Date Stock Consideration” shall mean the Total Adjusted Uplift Value, divided by all of the Company Common Stock outstanding as of immediately prior to the Effective Time on a Fully Diluted Basis.

“Per Share Closing Date Warrant Consideration” shall mean (a) the Per Share Closing Date Stock Consideration minus (b) the applicable exercise price per share of such Company Warrant.

“Per Share Consideration” shall mean (a) the Per Share Closing Date Stock Consideration, plus (b) (i) any release of any cash or shares of LEC Stock, as applicable, from the Indemnity Escrow Amount to the Participating Securityholders in accordance with this Agreement and the Escrow Agreement, divided by (ii) all of the Company Common Stock outstanding as of immediately prior to the Effective Time on a Fully Diluted Basis, plus (c) (i) any release from the Stockholders’ Representative Reserve to the Participating Securityholders in Accordance with this Agreement divided by (ii) all of the Company Common Stock outstanding as of immediately prior to the Effective Time on a Fully Diluted Basis, plus (d) (i) any Post-Closing Adjustment payable to the Participating Stockholders divided by (ii) all of the Company Common Stock outstanding as of immediately prior to the Effective Time on a Fully Diluted Basis.

“Per Share Warrant Consideration” shall mean (i) the product of (A) the Exercisable Shares, multiplied by (B) the Per Share Closing Date Warrant Consideration, plus (ii) the product of (A) the Exercisable Shares multiplied by (B) (x) the amount of any release of any cash or shares of LEC Stock, as applicable, from the Indemnity Escrow Amount to the Participating Securityholders in accordance with this Agreement and the Escrow Agreement, divided by (y) all of the Company Common Stock outstanding as of immediately prior to the Effective Time on a Fully Diluted Basis, plus (iii) the product of (A) the Exercisable Shares multiplied by (B) (x) the amount of any release from the Stockholders’ Representative Reserve to the Participating Securityholders in accordance with this Agreement divided by (y) all of the Company Common

Exhibit A-16

Stock outstanding as of immediately prior to the Effective Time on a Fully Diluted Basis, plus (iv) the product of (A) the Exercisable Shares multiplied by (B) (x) the amount of any Post-Closing Adjustment payable to the Participating Stockholders divided by (y) all of the Company Common Stock outstanding as of immediately prior to the Effective Time on a Fully Diluted Basis.

“Person” shall mean any individual, entity or Governmental Body.

“Post-Closing Adjustment” shall have the meaning set forth in Section 2.6(i)(ii).

“Post-Closing Adjustment Escrow Amount” shall have the meaning set forth in Section 2.9(a).

“Post-Closing Adjustment Notice” shall have the meaning set forth in Section 2.6(i)(i).

“Post-Signing Transfers” shall have the meaning set forth in Section 2.6(i).

“Power Purchase Agreements” means the power purchase agreements (and any related amendments or modifications) as more specifically identified on Section 3.10(a) of the Company Disclosure Schedule.

“Power Purchaser” shall mean the purchaser of power under the applicable Power Purchase Agreement.

“Pre-Change Loss” shall mean the amount of the “pre-change loss” of the Company and the Subsidiaries as determined pursuant to Section 382(d)(1) of the Code.

“Pre-Closing Period” shall mean the period from the date of this Agreement through the earlier of the Effective Time or the termination of this Agreement pursuant to Section 10.1.

“Pricing” shall mean the date of determination by LEC and the Underwriters of the public offering price of the shares of LEC Stock in the IPO; the parties hereto contemplate that the Pricing shall take place on or immediately prior to the Closing Date.

“Primary Company Subsidiaries” shall mean GSE Operations Company, LLC, GSE NC 1, LLC, GSE NM 1, LLC, GSE MA 1, LLC, GSE MA 2, LLC and GSE Development LLC.

“Principal Project Documents” shall mean all Contracts and other documents relating to the installation, operation, maintenance, testing, repair and use of the Projects, including power purchase agreements, interconnection agreements, installation agreements, real property leases, O&M agreements, engineering, procurement and construction contracts, net metering agreements and outlet transmission agreements.

“Project” shall mean each of the small scale solar photovoltaic projects as described on Exhibit G.

Exhibit A-17

“Project Companies” shall mean Sunrise NC Alexander Lessee, LLC, Sunrise NC Daughter Lessee, LLC, Sunrise NC Martin Lessee, LLC, Sunrise NC Hindsman Lessee, LLC, Sunrise NC RKAN Lessee, LLC, Sunrise NC Shields Lessee, LLC.

“Pro Rata Fraction” shall have the meaning set forth in Section 9.3(c).

“Public Software” shall mean any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free computer software, open source Software or similar licensing or distribution models, including Software licensed or distributed under any of the licenses or distribution models identified by the Open Source Initiative at http://www.opensource.org/licenses/alphabetical, or any similar license or distribution model.

“PUHCA” means the Public Utility Holding Company Act of 1935, as amended.

“Qualified Investment” means for each Project the cost basis of ITC Eligible Property with respect to the applicable Project.

“Qualifying Facility” shall mean an electric generating facility designated as a “Qualifying Facility” under the Public Utility Regulatory Policies Act of 1978.

“Real Property Leases” shall have the meaning set forth in Section 3.7(b).

“Registration Statement” shall mean that certain registration statement of LEC on Form S-1 covering the IPO.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping, or disposing of a Hazardous Substance.

“Release Obligation” shall have the meaning set forth in the Letter of Transmittal.

“Required Company Stockholder Vote” shall have the meaning set forth in Section 3.23.

“Required Stockholders” shall mean the Participating Securityholders who immediately prior to the Effective Time held shares of Company Capital Stock that constitute the Required Company Stockholder Vote.

“Restricted Cash” means any cash, cash equivalents or marketable securities that are subject to a restriction or limitation of any kind, including (i) cash securing letter of credit obligations, vender, customer or other security deposits, (ii) cash held as collateral or as a customer retention or other holdback, (iii) Condemnation and Insurance Proceeds, (iv) the amount of any repatriation costs and expenses, including taxes, associated with repatriating any Cash and (v) cash otherwise restricted as determined in accordance with GAAP, but not including Tax Equity Cash.

“SEC” shall mean the United States Securities and Exchange Commission.

Exhibit A-18

“Series A Preferred Aggregate Liquidation Preference” means the Series A Preferred Per Share Liquidation Preference multiplied by the number of issued and outstanding shares of Series A Preferred Stock.

“Series A Preferred Per Share Liquidation Preference” means the amount payable to a holder of a share of Company Series A Preferred Stock upon consummation of the Merger pursuant to the certificate of incorporation of the Company, as amended and in effect immediately prior to the Closing.

“Seller Indemnified Party” shall have the meaning set forth in Section 9.1(b).

“Site” shall mean any real properties currently or previously owned, leased, occupied or operated by: (i) the Company or any Company Subsidiaries; (ii) any predecessors of the Company or any of Company Subsidiary Subsidiaries; or (iii) any entities previously owned by the Company or any Company Subsidiary, in each case, including all soil, subsoil, surface waters and groundwater thereat.

“Stockholder Matter” shall mean (a) any failure of any Participating Securityholder to have good, valid and marketable title, free and clear of all Liens, to the Company Capital Stock, or Company Warrants, as the case may be, issued in the name of such Person and issued and outstanding immediately prior to the Effective Time; or (b) any claim by a Company Stockholder or holder of Company Warrants or former Company Stockholder or former holder of Company Warrants, or by any other Person, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of Company Capital Stock or Company Warrants, including with respect to any Post-Signing Transfer; (ii) any right of a Company Stockholder or holder of Company Warrants in their capacity as such (other than the right to receive the cash or stock required to be paid with respect to such Company Capital Stock, or Company Warrants, as the case may be, in the amount and at the times contemplated by this Agreement), including any option, preemptive right or right to notice or to vote; (iii) if and to the extent not otherwise covered by the Company’s insurance policies with respect to directors’ and officers’ liability, any right under the Company’s certificate of incorporation or bylaws or under any indemnification agreement between such Person and the Company; (iv) any claim that its Capital Stock or Company Warrants were wrongfully repurchased, cancelled, converted or exchanged, including any Post-Closing Transfer or any of the transactions contemplated by Section 2.6 (v) an inaccuracy or error in the allocation of the cash and stock consideration among the Participating Securityholders, or any other inaccuracy or error in the calculation, item or amount set forth on any Allocation Schedule delivered by the Company or the Stockholders’ Representative, as the case may be, pursuant to Section 2.6(i); or (vi) the Down-Round Protection, including, without limitation, the issuance of the Down-Round Shares.

“Stockholders’ Representative” shall have the meaning set forth in Section 2.8(a).

“Stockholders’ Representative Expenses” shall have the meaning set forth in Section 2.8(d).

“Stockholders’ Representative Reserve” shall have the meaning set forth in Section 2.8(d).

Exhibit A-19

“Straddle Period” shall have the meaning set forth in Section 9.1(a).

“Subsidiary” of any Person means any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate of which (or in which) (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors (or other body performing similar functions) of such corporation or other Person (irrespective of whether at the time capital stock of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (b) more than 50% of the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) more than 50% of the beneficial interest in such trust or estate, is at the time of determination directly or indirectly owned or controlled by such Person. In addition and for the avoidance of doubt, the entities set forth on Section 3.1(b) of the Company Disclosure Schedule are each a Company Subsidiary.

“Superior Proposal” means a bona fide written Takeover Proposal involving the direct or indirect acquisition pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, of all or substantially all of the Company’s consolidated assets or a majority of the outstanding Company Common Stock, that the Company Board determines in good faith (after consultation with outside legal counsel) is more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement, taking into account (a) all financial considerations, (b) the identity of the third party making such Takeover Proposal, (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal, (d) the other terms and conditions of such Takeover Proposal and the implications thereof on the Company, including relevant legal, regulatory and other aspects of such Takeover Proposal deemed relevant by the Company Board and (e) any revisions to the terms of this Agreement and the Merger proposed by LEC during the Notice Period set forth in Section 5.2(d).

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Takeover Proposal” shall mean, other than the transactions contemplated by the Agreement, (a) any proposal or offer from any Person or group of Persons (other than LEC or its Affiliates or their respective representatives) for (i) any acquisition by such Person or group of Persons of a substantial amount of assets of the Company having a fair market value (as determined by the board of directors of the Company in good faith) in excess of 20% of the fair market value of all the assets of the Company immediately prior to such acquisition or more than a 20% interest in the total voting securities of the Company or (ii) any tender offer, exchange offer or other transaction that if consummated would result in any Person or group of Persons beneficially owning 20% or more of any class of equity securities of the Company or (b) any proposal or offer with respect to any merger, consolidation, or business combination of the Company with any unaffiliated third party, other than the transactions contemplated by the Agreement or the Voting Agreements.

“Takeover Statute” shall have the meaning set forth in Section 6.6.

Exhibit A-20

“Tax” or “Taxes” shall mean (a) any and all federal, state, local, or foreign net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, value added tax, goods and services tax, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, municipal tax, municipal surcharge premium, property, escheat, unclaimed property, environmental or windfall profit tax, custom duty or other tax, social security contributions, or any other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatever, whether disputed or not,, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body, (b) any liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express obligation to indemnify any other Person.

“Tax Equity Agreement” shall mean the Investment Agreement dated as of December 23, 2011, by and between GSE NC 1, LLC, a Delaware limited liability company, the Company, and Red Stone Renewable Energy Fund, LLC, a North Carolina limited liability company

“Tax Equity LLC Agreements” shall mean (a) the Limited Liability Company Agreement of GSE NC 1, LLC dated as of December 23, 2011 by and among GSE NC 1, LLC, the Company, and Red Stone Renewable Energy Fund, LLC, (b) the Amended and Restated Limited Liability Company Agreement of Sunrise Energy Ventures New Mexico, LLC dated February 12, 2013, by and among Sunrise Energy Ventures New Mexico, LLC, GSE NM1, LLC as the managing member, and Krumland Solar Advantages, LLC as a member, and (c) the Second Amended and Restated Limited Liability Company Agreement of SEV NM Phase 2, LLC dated as of June 18, 2014, by and among SEV NM Phase 2, LLC, GSE NM1, LLC as the managing member, and Krumland Solar Advantages, LLC as a member.

“Tax Equity Cash” shall mean cash, in an amount not to exceed $500,000 held either in an account of GSE Devco if GSE Devco is a Company Subsidiary prior to Closing or transferred to an account of the Company if GSE Devco is not a Company Subsidiary prior to Closing, securing pre-Closing Liabilities of the Company and the Company Subsidiaries under the Tax Equity Agreement.

“Tax Equity Liabilities” shall mean all pre-Closing Liabilities of the Company and the Company Subsidiaries under the Tax Equity Agreement and the Tax Equity LLC Agreements, as well as all Liabilities of the Company and the Company Subsidiaries under the Tax Equity Agreement and Tax Equity LLC Agreements resulting from the consummation of the transactions contemplated by this Agreement.

“Termination Fee” shall have the meaning set forth in Section 10.3(a).

“Third Person” shall mean any entity other than an Affiliate of LEC.

“Total Base Value” shall mean the product of (a) the quotient of (i) GSE PMV by (ii) Total PMV multiplied by (b) the product of Market Capitalization multiplied by 0.8.

Exhibit A-21

“Total PMV” shall mean the sum of the private equity market values of all of the projects acquired pursuant to Consummated Other Agreements and this Agreement as set forth on a written notice to be provided by LEC to the Seller at least two (2) days prior to the Closing Date.

“Total Adjusted Uplift Value” shall mean an amount equal to: (a) the Total Uplift Value, minus (b) the sum of (i) the Post-Closing Adjustment Escrow Amount, plus (ii) the Indemnity Escrow Amount, plus (iii) Company Retired Indebtedness as set forth on the Closing Financial Certificate, plus (iv) Unpaid Company Expenses as set forth on the Closing Financial Certificate, plus (c) the aggregate exercise price for all Company Warrants, plus (d) the Cash as set forth on the Closing Financial Certificate, plus (e) the Company Current Assets as set forth on the Closing Financial Certificate, minus (f) the Company Current Liabilities as set forth on the Closing Financial Certificate, minus (g) the Stockholders’ Representative Reserve, as set forth on the Closing Financial Certificate, minus (h) the Series A Preferred Aggregate Liquidation Preference.

“Total Uplift Value” (a) in the event that Total Base Value minus the Company Assumed Indebtedness is less than (i) the product of GSE PMV multiplied by 1.15 minus (ii) the Company Assumed Indebtedness, then the Total Uplift Value shall be an amount equal to (x) GSE PMV multiplied by 1.15 plus (y) the NOL Value less (z) the Company Assumed Indebtedness; (b) in the event that Total Base Value minus the Company Assumed Indebtedness is (i) equal to or greater than (A) the product of GSE PMV multiplied by 1.15 minus (B) the Company Assumed Indebtedness and (ii) equal to or less than (A) the product of GSE PMV multiplied by 1.4 minus (B) the Company Assumed Indebtedness, then the Total Uplift Value shall be an amount equal to (x) the Total Base Value plus (y) the NOL Value less (z) the Company Assumed Indebtedness; and (c) in the event that Total Base Value minus the Company Assumed Indebtedness is greater than the (i) the product of GSE PMV multiplied by 1.4 minus (ii) the Company Assumed Indebtedness, then the Total Uplift Value shall be an amount equal to (x) GSE PMV multiplied by 1.4 plus (y) the NOL Value less (z) the Company Assumed Indebtedness.

“Trademarks” shall mean all trademarks, service marks, trade dress, corporate names, trade names, logos and slogans, and all other designations of source (and all translations, adaptations, derivations and combinations of, and goodwill associated with the foregoing).

“Unaudited Balance Sheet” shall have the meaning set forth in Section 3.4(a).

“Underwriters” shall mean the prospective underwriters in the IPO, as identified in the Registration Statement.

“Underwriting Agreement” shall mean the underwriting agreement to be entered into by the Company and the Underwriters in respect of the IPO.

“Unpaid Company Expenses” shall mean the sum of (a) the aggregate out-of-pocket expenses, fees and disbursements (including travel, lodging, entertainment and associated expenses) of all attorneys, accountants, investment bankers and other advisers and agents of the Company incurred by or on behalf of, or paid or to be paid by the Company or any Company Subsidiary in connection with the negotiation, execution, delivery and performance of the Agreement through the Effective Time, (b) all sale, “stay-around,” retention, or similar bonuses

Exhibit A-22

or payments to current or former directors, officers, employees and consultants of the Company or any Company Subsidiary paid as a result of or in connection with the transactions contemplated hereby pursuant to agreements between the Company and any Person in existence prior to the Effective Time and (c) all fees payable to any Company Stockholder or Warrant Holder paid as a result of or in connection with the transactions contemplated hereby, in each case to the extent that such fees, expenses, bonuses and disbursements have not been paid by the Company in cash on or prior to the determination of Cash set forth on the Closing Financial Certificate.

“Voting Agreements” shall have the meaning set forth in the recitals of the Agreement.

“WARN Act” shall have the meaning set forth in Section 3.18(j).

“Warrant Cancellation Agreement” shall mean that certain letter of transmittal to be executed by the Warrant Holders substantially in the form attached hereto as Exhibit I.

“Warrant Holders” shall mean the holders of the Company Warrant.

Exhibit A-23

EXHIBIT B

COMPANY ASSUMED INDEBTEDNESS

[See attached]

Exhibit B

EXHIBIT B

COMPANY ASSUMED INDEBTEDNESS

Debt created, incurred, assumed or permitted to exist under any of the following Contracts (as amended, supplemented, amended and restated or otherwise modified from time to time), except any Debt which has resulted from a default or event of default (or any analogous concept) under such Contract:

•	Loan and Security Agreement, dated as of February 6, 2015, by and among Bridge Bank, National Association, GSE NC 1, LLC, Sunrise NC Daughter Lessee, LLC, Sunrise NC Alexander Lessee, LLC, Sunrise NC Hindsman Lessee, LLC, Sunrise NC Martin 1 Lessee, LLC, Sunrise NC Rkan Lessee, LLC, Sunrise NC Shields Lessee, LLC, with principal amount outstanding on February 6th, 2015 of $8,900,000;

•	Loan and Security Agreement, undated, by and between Bridge Bank, National Association, New Mexico Green Initiatives, LLC, Sunrise Energy Ventures New Mexico, LLC and SEV NM Phase 2, LLC, with principal amount outstanding on January 31, 2015 of $5,776,793;

•	Loan and Security Agreement, undated, by and between Bridge Bank, National Association, Sunrise NM Bogle, LLC, Sunrise NM Kerr, LLC, Sunrise NM Lathrop, LLC, New Mexico Green Initiatives, LLC and Sunrise Energy Ventures New Mexico, LLC, with principal amount outstanding on January 31, 2015 of $5,359,205;

•	Promissory Note, dated as of February 12, 2013, from Sunrise Energy Ventures New Mexico, LLC to Hunt Electric Corporation, with principal amount outstanding on January 31, 2015 of $1,134,650;

•	Promissory Note, undated, from Sunrise Energy Ventures New Mexico, LLC to Sunrise Energy Ventures, LLC, with principal amount outstanding on January 31, 2015 of $134,650;

•	Loan and Security Agreement, dated as of October 9, 2014, by and among Bridge Bank, National Association, GSE MA2 LLC and SLX Project 1070, LLC, with principal amount outstanding on January 31, 2015 of $8,020,000; and

•	Loan and Security Agreement, dated as of July 3, 2014 by and among Bridge Bank, National Association, GSE MA1 LLC and SLX Project 1170, LLC, with principal amount outstanding on January 31, 2015 of $10,737,875.

•	Indenture, dated as of October 1, 2012, by and among the City of Roswell, New Mexico, New Mexico Green Initiatives, LLC, Sunrise Energy Ventures New Mexico, LLC and BOKF, N.A. dba Bank of Albuquerque

Exhibit B-1

EXHIBIT C

FORM OF LETTER OF TRANSMITTAL

[See attached]

Exhibit C

FORM OF LETTER OF TRANSMITTAL

MERGER OF GS ACQUISITION CORPORATION,

A WHOLLY-OWNED SUBSIDIARY OF LIGHTBEAM ELECTRIC COMPANY

WITH AND INTO

GREEN STATES ENERGY, INC.

For Use in Surrendering Certificates Formerly Representing

Shares of Common Stock, Series A Preferred Stock and Warrants of

Green States Energy, Inc.

Payment Agent for the Merger is: SunTrust Bank

Delivery Instructions:

Complete and Return Original

By Mail, Courier or Overnight Delivery to:

SunTrust Bank

Attn: Escrow Services

919 East Main Street, 7th Floor

Richmond, Virginia 23219

Client Manager: [—]

Telephone inquiries: [—]

Fax: 804-782-7855

Email: [—]

For Information Call: [—]

This Letter of Transmittal (this “Letter of Transmittal”) must be completed, signed and delivered to SunTrust Bank at the address set forth above if (i) you hold certificates formerly representing shares of (a) Series A Preferred Stock, $0.001 par value per share, of Green States Energy, Inc. (the “Company” and such preferred stock, the “Series A Preferred Stock”); and/or (b) Common Stock, $0.001 par value per share, of the Company (the “Common Stock” and collectively with the Series A Preferred Stock, the “Capital Stock”) that are to be surrendered for payment of merger consideration and/or (ii) you hold a warrant to purchase shares of Capital Stock (“Warrants” and any Warrants or Capital Stock are referred to as “Securities” and any owner of one or more Securities, a “Securityholder”).

Delivery of this Letter of Transmittal to an address other than as set forth above will not constitute a valid delivery. The Instructions to this Letter of Transmittal should be read carefully before this Letter of Transmittal is completed. If shares of Capital Stock or Warrants are held under different names, a separate Letter of Transmittal must be submitted for each different holder in whose name the Company security is registered or granted. The method of delivery for certificates representing Series A Preferred Stock or Common Stock and for Warrants is at the option and risk of the owner thereof.

Exhibit C-1

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

YOU MUST COMPLETE, SIGN AND RETURN THIS LETTER OF TRANSMITTAL WITH YOUR CERTIFICATES AND WARRANTS, WARRANT CANCELLATION AGREEMENT (IF APPLICABLE AND TO THE EXTENT NOT PREVIOUSLY DELIVERED), AND IRS FORM W-9 (OR OTHER APPLICABLE IRS FORM) TO BE ELIGIBLE TO RECEIVE THE APPLICABLE MERGER CONSIDERATION DESCRIBED HEREIN AND SET FORTH IN THE MERGER AGREEMENT.

FAILURE TO DO SO WILL RESULT IN YOU NOT BEING PAID

FOR YOUR CAPITAL STOCK OR WARRANTS.

If the Merger Agreement is terminated for any reason and the Merger does not occur,

your Capital Stock and Warrants will not be converted into the right to receive

Merger Consideration and this Letter of Transmittal will be null and void.

Exhibit C-2

Ladies and Gentlemen:

In accordance with the Agreement and Plan of Merger, dated March     , 2015 (as may be amended from time to time, the “Merger Agreement”), by and among LightBeam Electric Company (“LEC”), a Delaware corporation, GS Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of LEC (“Merger Sub”), the Company and AEP Holdings LLC, a New Jersey limited liability company (solely in its capacity as the Stockholders’ Representative (as defined in the Merger Agreement)), in connection with the merger of Merger Sub with and into the Company, (a) the certificates (each, a “Certificate”) formerly representing shares of (i) Series A Preferred Stock described below under “Description of Certificates and Capital Stock Surrendered”; and/or (ii) Common Stock described below under “Description of Certificates and Capital Stock Surrendered”; and/or (b) Warrants described below under “Description of Warrants Surrendered” are hereby surrendered (the securities described in clauses (a)-(b) are collectively referred to as the “Surrendered Securities”) and delivered to SunTrust Bank (the “Payment Agent”) to be exchanged for the consideration described in Sections 2.1, 2.3 and 2.6, as applicable, of the Merger Agreement (the “Merger Consideration”), subject to the terms and conditions of the Merger Agreement and this Letter of Transmittal.

The undersigned surrenders to the Payment Agent all right, title and interest in and to the Surrendered Securities and irrevocably constitutes and appoints the Payment Agent lawful attorney-in-fact of the undersigned, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), to effect the cancellation of any Surrendered Securities on the books of the Company in exchange for the consideration payable under the Merger Agreement. Immediately upon the closing of the merger of Merger Sub with and into the Company (the “Merger”), all prior powers of attorney, proxies and consents given by the undersigned with respect to the Surrendered Securities tendered herewith will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be deemed effective) by the undersigned in respect of such Surrendered Securities. The undersigned acknowledges that (a) as described in the Merger Agreement, the undersigned’s rights to the Surrendered Securities have terminated and ceased to be of any further force or effect, and the undersigned does not have any rights with respect thereto, other than the right to receive the applicable portion of the Merger Consideration payable under the Merger Agreement upon proper surrender thereof, subject to the terms and conditions of the Merger Agreement and this Letter of Transmittal and (b) the undersigned’s rights set forth in the Merger Agreement, including the right to receive the applicable portion of the Merger Consideration on the terms and subject to the conditions set forth in the Merger Agreement, constitutes the undersigned’s sole and exclusive right against LEC, Merger Sub, the Stockholders’ Representative and the surviving corporation in the Merger (the “Surviving Corporation”) in respect of the undersigned’s ownership of the Surrendered Securities identified hereunder, including, without limitation, under or in connection with any other contract, agreement or instrument with the Company pertaining to any of the Capital Stock or Warrants or the undersigned’s status as a holder of shares of Capital Stock or Warrants.

The undersigned: (a) acknowledges its prior receipt of a copy of the Merger Agreement, a dissenter’s right notice pursuant to Section 262 of the General Corporation Law of the State of Delaware describing certain aspects of the Merger Agreement, the Merger and the transactions

Exhibit C-3

related thereto and has had an opportunity to ask questions of a representative of the Company concerning the Merger; (b) accepts and agrees to be bound by the Merger Agreement, including Sections 2.6, 2.8, 3.30, 6.17, 9, and 11.16 thereof; (c) approves the appointment of and hereby appoints AEP Holdings LLC, a New Jersey limited liability company (or its successor as appointed pursuant to the Merger Agreement) as Stockholders’ Representative on behalf of the undersigned and as the attorney-in-fact and agent for and on behalf of the undersigned with respect to the Merger Agreement and all other matters as set forth in Section 2.8 of the Merger Agreement, and the taking by such Stockholders’ Representative of any and all actions and the making of any decisions required or permitted to be taken by the Stockholders’ Representative under the Merger Agreement in accordance with Section 2.8 thereof (including, without limitation, the right to take any action that the Stockholders’ Representative may determine to be necessary, desirable or appropriate in connection with any claim (i) for indemnification made by a LEC Indemnified Party (as defined in the Merger Agreement) under Section 9 of the Merger Agreement and (i) relating to the adjustments contemplated under Sections 2.6 or 2.9 of the Merger Agreement); and (d) waives any and all appraisal and dissenters’ rights that may be exercised by it under Delaware law and withdraws, and agrees not to assert, any objections to the Merger and/or demands for appraisal, if any, with respect to the Securities owned by the undersigned and any claims against the Company, LEC or the Surviving Corporation with respect to the allocation of Merger Consideration in accordance with the provisions of the Merger Agreement.

IN ORDER TO ENSURE THE DELIVERY OF THE MERGER CONSIDERATION DUE TO THE UNDERSIGNED UNDER SECTIONS 2.1, 2.3 AND 2.6, AS APPLICABLE, OF THE MERGER AGREEMENT, THE UNDERSIGNED MUST INFORM THE PAYMENT AGENT AND STOCKHOLDERS’ REPRESENTATIVE OF ANY CHANGES OF ADDRESS AFTER THE DATE HEREOF BY A WRITTEN NOTICE TO THE PAYMENT AGENT AT THE ADDRESS ON THE FRONT PAGE OF THIS LETTER OF TRANSMITTAL. SUNTRUST BANK, AS PAYMENT AGENT, WILL RELY ON THE PAYMENT INSTRUCTIONS SET FORTH IN THIS LETTER OF TRANSMITTAL, AND NONE OF THE PAYMENT AGENT, LEC, MERGER SUB OR THE SURVIVING CORPORATION WILL HAVE ANY DUTY OR OBLIGATION TO AUTHENTICATE SUCH PAYMENT INSTRUCTIONS OR THE AUTHORIZATION THEREOF. THE PERSON SIGNING THIS LETTER OF TRANSMITTAL IS RESPONSIBLE FOR THE ACCURACY OF THE PAYMENT INSTRUCTIONS.

The undersigned represents and warrants to LEC, Merger Sub, the Company and the Stockholders’ Representative, the following:

1.

The undersigned is the sole record and beneficial owner of the Surrendered Securities, and holds good title to such Surrendered Securities free and clear of any claims, liens, charges or other encumbrances other than (a) any restrictions under the Securities Act of 1933, as amended, and any applicable state securities laws, (b) any restrictions under community property laws; provided, however, the undersigned represents that the undersigned has complied with all requirements under applicable community property laws to effect the transactions contemplated by the Merger Agreement and this Letter of Transmittal, (c) rights of first refusal, rights of repurchase or similar rights, as applicable, pursuant to (i) the Company’s Bylaws (as amended from time to time) and (ii) the Company’s Amended and Restated Certificate of Incorporation, dated [—], 2015, all of

Exhibit C-4

which the undersigned agrees were or will be terminated in connection with the closing under the Merger Agreement and (d) encumbrances created by the Merger Agreement, those certain Voting Agreements (as defined in the Merger Agreement), and this Letter of Transmittal.

2.	The undersigned has full power and authority (and, if an individual, legal capacity) to execute and deliver this Letter of Transmittal, surrender the Surrendered Securities and to perform his, her or its obligations hereunder. The undersigned has duly executed and delivered this Letter of Transmittal, which constitutes his, her or its valid and legally binding obligation, enforceable in accordance with its terms and conditions, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief and other equitable remedies. To the extent that the undersigned is an entity, (a) the undersigned is duly organized, validly existing and in good standing in the jurisdiction of its organization and (b) the execution, delivery and performance of this Letter of Transmittal by the undersigned has been duly authorized by the board of directors or other managing body of the undersigned, to the extent required, and no other corporate or other action, as the case may be, on the part of the undersigned is necessary to authorize the execution and delivery of this Letter of Transmittal by the undersigned, the performance by the undersigned of its obligations hereunder or the consummation by the undersigned of the transactions contemplated hereby.

3.	Except for consents or notices previously obtained, and/or actions previously taken by the undersigned, the delivery and performance of this Letter of Transmittal, the consummation of the transactions contemplated hereby by the undersigned and the delivery of the Certificates and Warrants does not (a) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under any provision of any contract, agreement, permit, license or authorization to which the undersigned is a party or by which the undersigned’s assets are bound, or the Surrendered Securities are bound, (b) if the undersigned is not a natural person, violate, conflict with or result in a default any provision of the organizational or governing documents of the undersigned, (c) to the undersigned’s knowledge, violate or result in a violation of, or constitute a default under, any provision of any law, regulation or rule, or any order, award or judgment of, or any restriction imposed by, any governmental authority applicable to the undersigned or (d) require from the undersigned any notice to, declaration or filing with or consent or approval of any governmental authority or other person.

4.	The undersigned acknowledges and understands that the definitive terms and conditions pursuant to which the Merger was effected, including, without limitation, the amount of consideration that the holders of Surrendered Securities are entitled to receive thereunder, and the effect of this Letter of Transmittal, are set forth in full in the Merger Agreement and subject to the provisions thereof. Without limiting the foregoing, the undersigned acknowledges and understands that any applicable portion of the Merger Consideration payable to the undersigned in respect of the Surrendered Securities will be less any required or applicable tax deductions or withholdings, if any.

Exhibit C-5

5.	The undersigned hereby acknowledges that the undersigned has made an independent examination of the transactions contemplated hereby and by the Merger Agreement (including, without limitation, the tax consequences thereof). The undersigned acknowledges that the undersigned has had an opportunity to consult with and has relied solely upon the advice, if any, of the undersigned’s legal counsel, financial or tax advisors, or accountants with respect to the transactions contemplated hereby to the extent the undersigned has deemed necessary, and has not been advised or directed by LEC, Merger Sub, the Company or their respective legal counsel or other advisors in respect of any such matters and has not relied on any such parties in connection with this Letter of Transmittal, the Merger Agreement or the transactions contemplated hereby or thereby.

The undersigned covenants with, and for the benefit of, LEC, Merger Sub, the Company and the Stockholders’ Representative as follows:

6.	The representations, warranties, covenants and agreements of the undersigned contained in this Letter of Transmittal shall survive the delivery of any applicable portion of the Merger Consideration to the undersigned until the expiration of the applicable statute of limitations. Notwithstanding the foregoing, nothing in this Letter of Transmittal shall limit the indemnification obligations of the undersigned with respect to Section 9 of the Merger Agreement.

7.	The undersigned hereby generally releases, remises and forever discharges the Company (including the Surviving Corporation), the Merger Sub, LEC and their respective Agents from and against any and all claims, demands, liens, actions, agreements, suits, causes of action, obligations, controversies, debts, costs, attorneys’ fees, expenses, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether or not now known or suspected, that have existed or may have existed, or that do exist or that hereafter can, will or may exist, based on any facts, events or omissions occurring from any time on or prior to the execution of this Letter of Transmittal that arise out of, concern, pertain or relate in any way to any rights the undersigned may have in its capacity as a holder of the Company’s Securities against the Company (including the Surviving Corporation), the Merger Sub, LEC and their respective Agents arising out of the Merger; provided, however, that the foregoing release will not apply to any rights the undersigned may have under the Merger Agreement. As used in this Letter of Transmittal, an “Agent” of a party is each of its predecessors, its former and present officers, employees, directors, stockholders, parents, subsidiaries, affiliates, partners, related corporate entities, agents, members, heirs, executors, administrators, conservators, successors and assigns (the “Release Obligation”).

Waiver of Rights Under Section 1542 of the California Civil Code. In connection with the foregoing Release Obligation, the undersigned expressly acknowledges that the undersigned has been advised by legal counsel or has had the opportunity to consult with legal counsel and has chosen not to do so, and that the undersigned is familiar with the provisions of Section 1542 of the California Civil Code, which provides as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Exhibit C-6

The undersigned hereby expressly waives and relinquishes any and all rights that the undersigned may have under section 1542 of the California Civil Code as well as any and all similar rights, rules, regulations, and provisions of the laws of other states and other jurisdictions of the United States and other countries. The undersigned understands and agrees that this Letter of Transmittal will act as a waiver and release of all future claims that may arise from the Release Obligation, whether such claims are currently known, unknown, foreseen, unforeseen, suspected or unsuspected, and agree that this release is intended to and shall constitute a full, complete, absolute and general release of all such claims. The undersigned represents and warrants to LEC that the effect and import of the provisions of section 1542 have been fully explained to the undersigned by the undersigned’s attorneys and the undersigned expressly acknowledges the undersigned’s understanding of the same.

8.	By the execution and delivery of this Letter of Transmittal, the undersigned hereby acknowledges and agrees that it shall, and shall cause each of its affiliates, directors, officers, employees (each a “Related Person”) to, hold in strict confidence, all non-public documents and information concerning the Company (including the Surviving Corporation), LEC or any of their affiliates, including any such documents or information furnished to the undersigned in connection with the transactions contemplated by the Merger Agreement (all such documents and information, “Confidential Information”). Notwithstanding the foregoing, the provisions of this Section 8 will not prohibit any use or disclosure of Confidential Information (a) required by any applicable laws so long as reasonable prior notice is given of such disclosure and an opportunity is afforded to contest the same and, if requested, the undersigned shall use commercially reasonable efforts (at LEC’s sole cost) to resist or narrow the scope of any such disclosure; (b) made in connection with the enforcement of any right or remedy relating to the Merger Agreement or the transactions contemplated by the Merger Agreement; (c) made to the Stockholders’ Representative or any Securityholder or their respective affiliates, consultants, advisors or representatives; or (d) made to the undersigned’s limited partners, current or former general partners, current investors, financial, tax, or other consultants, advisors or representatives, provided in each case that such persons in subsections (c) and (d) shall have agreed in advance of such disclosure to be bound by confidentiality obligations no less restrictive than the terms of confidentiality to which the undersigned is bound pursuant to this Letter of Transmittal, and provided further that the undersigned will be responsible for any breach or violation of such confidentiality obligations by such persons in subsection (d). The undersigned agrees that the undersigned will be responsible for any breach or violation of the provisions of this Section 8 by any of its Related Persons.

9.

The undersigned acknowledges (a) that a portion of the Merger Consideration (the “Escrowed Consideration”) has been delivered to SunTrust Bank, to be held in an escrow account for the purposes of (a) providing a source of funds to cover any loss, liability, damage or expense suffered or incurred by LEC or the Surviving Corporation or any of their respective Affiliates, officers, directors, employees, stockholders, agents and

Exhibit C-7

other representatives by LEC as provided in Section 9 of the Merger Agreement and (b) contributing to the satisfaction of the obligations, if any, of the Securityholders, to pay to LEC a post-closing adjustment to the Merger Consideration pursuant to Section 2.6(j) of the Merger Agreement, and that the Securityholders shall only receive distributions with respect to the Escrowed Consideration if and to the extent that any portion of such property is distributed pursuant to the terms of the Merger Agreement and Escrow Agreement.

10.	The undersigned acknowledges that the LEC Stock (as defined in the Merger Agreement) has not been registered under the Securities Act of 1933. Except for transfers to immediate family members who agree to be bound by the restrictions set forth in the Merger Agreement, for a period of six months from the Closing Date (as defined in the Merger Agreement), none of the Securityholders shall (i) sell, assign, exchange, transfer, encumber, pledge, distribute, appoint or otherwise dispose of (a) any shares of LEC Stock received by the Securityholders, or (b) any interest (including, without limitation, an option to buy or sell) in any such shares of LEC Stock, in whole or in part, and no such attempted transfer shall be treated as effective for any purpose; or (ii) engage in any transaction, whether or not with respect to any shares of LEC Stock or any interest therein, the intent or effect of which is to reduce the risk of owning the shares of LEC Stock acquired pursuant to the Merger Agreement (including, by way of example and not limitation, engaging in put, call, short-sale, straddle or similar market transactions).

If the undersigned is either: (i) an individual who is a United States citizen or United States resident alien; (ii) a corporation, partnership, company or association created or organized in the United States or under the laws of the United States; (iii) an estate (other than a foreign estate) or (iv) a domestic trust (as defined in Treasury Regulations section 301.7701-7) (a “U.S. Person”), the undersigned agrees to deliver to the Payment Agent with this Letter of Transmittal, a duly executed, correct and complete, IRS Form W-9. If the undersigned is not a U.S. Person, the undersigned agrees to deliver to the Payment Agent with this Letter of Transmittal a duly executed, correct and complete, IRS Form W-8 appropriate for the undersigned.

The undersigned understands that surrender of the Capital Stock and Warrants is not made until receipt by the Payment Agent of this Letter of Transmittal duly completed and signed, together with any Certificates representing any shares of Capital Stock and Warrants being surrendered, or a duly completed and signed Affidavit and Indemnification of Lost Certificate(s)/Warrant(s), a copy of which is enclosed herewith, a duly completed and signed Warrant Cancellation Agreement, substantially in the form of Exhibit A hereto (the “Warrant Cancellation Agreement”), if applicable and to the extent not previously delivered, and any reasonable additional documentation (including the applicable IRS forms) required by this Letter of Transmittal. The undersigned hereby acknowledges that delivery of the Letter of Transmittal shall be effected and risk of loss and title to the Surrendered Securities shall pass only upon proper delivery thereof to the Payment Agent.

LEC and the Payment Agent reserve the right to reject any and all Certificates representing shares of Capital Stock and Warrants not reasonably deemed to be in proper form or to waive any irregularities or defects in the surrender of any Capital Stock or Warrants (so long as LEC and the Payment Agent act in good faith and consult with the Stockholders’ Representative). A surrender or delivery will not be deemed to have been made until all irregularities have been cured by the undersigned or waived by LEC (which shall not be unreasonably delayed, conditioned or withheld).

Exhibit C-8

Unless the undersigned indicates otherwise under “Special Wire Transfer Instructions” or “Special Payment Instructions,” as applicable, the cash portion of payment, if any, and the payment of LEC Stock, together representing the Merger Consideration into which the Surrendered Securities have been converted (collectively, “Payment”), will be payable to the registered holder(s) appearing under “Description of Certificates and Capital Stock Surrendered” and/or “Description of Warrants Surrendered” below. Similarly, unless otherwise indicated herein under “Special Delivery Instructions” or “Wire Instructions,” as applicable, any Payment will be mailed to the address of the registered holder(s) in accordance with the Instructions appearing under “Description of Certificates and Capital Stock Surrendered” and/or “Description of Warrants Surrendered.”

The undersigned acknowledges that, once accepted in accordance with this Letter of Transmittal, the surrender of any Certificates representing Capital Stock or Warrants pursuant to this Letter of Transmittal is irrevocable. All authority conferred or agreed to be conferred in this Letter of Transmittal and every obligation of the undersigned hereunder will be binding upon the successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives of the undersigned and will not be affected by, and will survive, the death or incapacity of the undersigned.

Any term or provision of this Letter of Transmittal that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or any other jurisdiction.

You must complete, sign and return this Letter of Transmittal with your Certificates and Warrants, Warrant Cancellation Agreement (if applicable and to the extent not previously delivered), IRS Form W-9 (or other applicable IRS Form), to be eligible to receive your applicable portion of the Merger Consideration described herein and as set forth in the Merger Agreement. Failure to do so will result in you being paid no payment for your Capital Stock and Warrants.

If the Merger Agreement is terminated for any reason and the Merger does not occur, your Capital Stock and Warrants will not be converted into the right to receive Merger Consideration and this Letter of Transmittal will be null and void.

Exhibit C-9

EXHIBIT A

WARRANT CANCELLATION AGREEMENT

(See attached.)

Exhibit C-10

DESCRIPTION OF CERTIFICATES AND CAPITAL STOCK SURRENDERED

Name(s) and address of Registered Holder(s) (Please fill in exactly as name appears on the Certificate(s)) *

Name:
Address:

Class of Green States Energy, Inc. Stock – Common Stock or Series A Preferred Stock	Certificate Number	Number of Shares	Lost, damaged or stolen Certificate**

☐ Check this box if you have attached hereto and signed a page listing additional Certificates.

* If any Surrendered Securities are registered in different names on several Certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different names registered.

** If Certificates have been lost, damaged or stolen, complete, sign and have notarized the Affidavit and Indemnification of Lost Certificate(s)/Warrant(s) enclosed herewith and send the affidavit along with this Letter of Transmittal to the Payment Agent. See Instruction 5.

Exhibit C-11

Description of Warrants Surrendered

Name(s) and address of Registered Holder(s) (Please fill in exactly as name appears on the Warrants) *

Name:
Address:

Total Number of Shares and Type of Capital Stock Underlying the Warrants	Exercise Price Per Share

☐ Check this box if you have attached hereto and signed a page listing additional Warrants.

* If any Warrants have been granted in different names on several Warrants, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different names on issued Warrants.

Exhibit C-12

Name of Registered Holder

of Capital Stock or Warrants:

(Please Print or Type)

SIGNATURE:
(Signature(s) of Registered Holder(s) of Capital Stock or Warrants)

Must be signed by the registered holder(s) exactly as name(s) appear(s) on Certificate(s) by person(s) authorized to become registered holder(s) by documents transmitted herewith. If signed by an attorney-in-fact, trustee, executor, administrator, guardian, officer of a corporation or other person acting in a fiduciary or representative capacity, please provide name, title telephone number and Tax Identification or Social Security Number below. See Instructions, 1, 2, and 4 under “Instructions for Completing Letter of Transmittal.”

Name:
(Please Print or Type)

Capacity (Full Title):

Address:

Telephone Number: ( )

Tax Identification or

Social Security Number:

SIGNATURE:
(If jointly owned or co-signature required)

Name:
(Please Print or Type)

Capacity (Full Title):

Address:

Telephone Number: ( )

Tax Identification or

Social Security Number:

Dated:                             , 2015

Exhibit C-13

PAYMENT INSTRUCTIONS

FOR

PAYMENT OF THE MERGER CONSIDERATION

Payee:

SPECIAL PAYMENT INSTRUCTIONS *

Complete this box ONLY if the Merger Consideration is to be issued in a name that differs from the name on the Certificates or Warrants. See Instructions 2-4 to this Letter of Transmittal. Issue to:
Name:
Address:

TIN**:

** Fill in Taxpayer Identification Number of Payee. See Instruction 9 on page 15.

Payment by Mail:

SPECIAL DELIVERY INSTRUCTIONS *

Complete ONLY if the Merger Consideration is to be mailed to an address other than the address reflected above under “Description of Certificates and Securities Surrendered” or “Description of Warrants Surrendered.”

See Instructions 2-4.

Mail to:

Name:
Address:

Payment by Wire:

WIRE INSTRUCTIONS

Complete ONLY if the cash portion of Payment, if any, of the Merger Consideration is to be received by wire transfer AND the payment by wire transfer is to be made to the same name that appears on the Certificates or Warrants.

See Instruction 4.

Name of Bank:

City and State of Bank:

ABA Number of Bank:

SWIFT Number of Bank:

Name of Account:

Account Number:

SPECIAL WIRE TRANSFER INSTRUCTIONS *

Complete ONLY if the cash portion of Payment, if any, of the Merger Consideration is to be received by wire transfer AND the payment by wire transfer is to be made to a name that differs from the name on the Certificates or Warrants.

See Instructions 3 and 4.

Name of Bank:

City and State of Bank:

ABA Number of Bank:

SWIFT Number of Bank:

Name of Account:

Account Number:

* If you have completed this box, your signature on this Letter of Transmittal must be guaranteed by an Eligible Institution.

Exhibit C-14

Guarantee of Signatures by Eligible Institutions – if required

Complete the box below only if required. See instructions 2 and 3 on page 15.

GUARANTEE OF SIGNATURE(S)

(Authorized Signature(s))

Date:                                 , 2015

(Print or Type Name(s))

(Print or Type Full Title(s))

(Print or Type Area Code and Telephone Number(s))

(Print or Type Name of Eligible Institution. “Eligible Institution” is defined in Instruction 3 on page 15 )

(Print or Type Address)

Signature of Spouse – if required

Complete the box below only if undersigned resides in any community property state and the Surrendered Securities are subject to community property laws.

SPOUSE SIGNATURE

Signature:

Name:
(Print or Type)

Date:                                 , 2015

Exhibit C-15

INSTRUCTIONS FOR COMPLETING LETTER OF TRANSMITTAL

1.	Delivery of Letter of Transmittal. The Certificate(s), Warrants and this Letter of Transmittal (including the Warrant Cancellation Agreement, if applicable and to the extent not previously delivered) must be sent or delivered to the Payment Agent at the address listed on the first page of this letter. The method of delivery and risk of loss of the Certificate(s) and Warrants to be surrendered or delivered to the Payment Agent at the address set forth on the first page of this Letter of Transmittal is at the option and risk of the surrendering stockholder. Delivery will be deemed effective only when received, duly completed and signed, together with any accompanying evidences of authority in a form reasonably satisfactory to the Payment Agent and LEC. If the Certificate(s) are sent by U.S. mail, sending them via registered mail with return receipt requested and proper insurance is suggested. A return envelope is enclosed.

2.	Signatures on the Letter of Transmittal. If a check is to be issued as part of the Merger Consideration in the same name(s) as the Surrendered Security is registered or granted, the Letter of Transmittal should be completed and signed exactly as the Surrendered Security is registered or granted. Do not sign the Certificate(s). Please also see Instruction 3 below for the need of a Guarantee of Signatures. If any of the Surrendered Securities hereby are owned by two or more joint owners, all such owners must sign this Letter of Transmittal exactly as written on the face of the Certificate(s). If any Surrendered Securities are registered or granted in different names on several Certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations or grants. If any holder of record of the Surrendered Securities submitted with this Letter of Transmittal is a married individual and is a resident of a jurisdiction subject to community property laws, both the holder and his or her spouse must sign this Letter of Transmittal, unless community property laws are inapplicable to the undersigned and his or her spouse.

3.	Guarantee of Signatures. No signature on this Letter of Transmittal is required to be guaranteed if: (a) this Letter of Transmittal is signed by the registered holder(s) of the Surrendered Securities surrendered herewith and the signature(s) correspond exactly with the name(s) as written on the face(s) of the Certificate(s) or the Warrants representing the Surrendered Securities, unless such holder(s) have completed the box entitled “Special Delivery Instructions”, “Special Payment Instructions”, or “Special Wire Transfer Instructions” or (b) the Surrendered Securities are tendered for the account of a firm that is a member of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing firms, banks and trust companies being referred to as an “Eligible Institution”). In all other cases, all signatures on this Letter of Transmittal must be guaranteed by an Eligible Institution. To be an Eligible Institution for purposes of a signature guaranty, the financial institution must be a participant in the Securities Transfer Agents Medallion such as STAMP, SEMP or MSP.

4.	Special Payment, Delivery and Wire Transfer Instructions. If: (a) the Surrendered Securities are registered or granted in the name of a person other than the signer of this Letter of Transmittal; (b) delivery of the Merger Consideration is to be made to a person other than the signer of this Letter of Transmittal or (c) delivery of the Merger Consideration is to be made to a person other than the registered owner(s) of the Surrendered Securities, then the appropriate box or boxes above entitled “Special Payment Instructions” and/or “Special Delivery Instructions” should be completed and the surrendered Certificate(s) and Warrant(s) must be endorsed or accompanied by a duly executed stock power, in either case signed exactly as the name(s) of the registered owner(s) appear on such Certificate(s) and Warrant(s) or stock power(s), with the signatures on the Certificate(s) and Warrant(s) or stock power(s) guaranteed by an Eligible Institution.

The person signing this Letter of Transmittal may elect to receive the cash portion of Payment, if any, by wire transfer. To receive such cash portion by wire transfer, the box above entitled “Wire Instructions” should be completed and must be submitted with this Letter of Transmittal. If such cash portion is to be made by wire transfer to the account of a person other than the signer(s) of this Letter of Transmittal, the box above entitled “Special Wire Transfer Instructions” should be completed and must be submitted with this Letter of Transmittal and the Certificate(s) must be guaranteed by an Eligible Institution. SunTrust Bank, as Payment Agent, will rely on the Payment instructions set forth in this Letter of Transmittal and will have no duty or obligation to authenticate such Payment instructions or the authorization thereof. The person signing this Letter of Transmittal is responsible for the accuracy of any Payment instructions.

Exhibit C-16

In the case of endorsements or signatures by attorneys, executors, administrators, trustees, guardians, officers of a corporation, agents or others acting in a fiduciary or representative capacity, the Certificates and Warrants surrendered must be accompanied by evidence reasonably satisfactory to LEC and the Payment Agent of the authority of the persons to make the endorsement or to sign, together with all supporting documents necessary to validate the surrender or delivery.

5.	Letter of Transmittal Required for Surrender of Certificate(s); Lost Certificate(s). You will not receive Merger Consideration in exchange for your Surrendered Securities, to the extent due and payable under the terms and conditions of the Merger Agreement, unless and until you deliver this Letter of Transmittal, properly completed and duly executed, to the Payment Agent, together with the Certificate(s) and Warrant(s) evidencing or related to the Surrendered Securities, the Warrant Cancellation Agreement, if applicable and to the extent not previously delivered, and any required accompanying evidences of authority or other documents. If your Certificate(s) and Warrant(s) have been lost, damaged or stolen, you should complete, sign and have notarized the Affidavit and Indemnification of Lost Certificate(s)/Warrant(s) enclosed herewith and send the affidavit along with this Letter of Transmittal to the Payment Agent.

6.	Stock Transfer Taxes. If payment of the Merger Consideration, to the extent due and payable under the terms and conditions of the Merger Agreement, is to be delivered to any person(s) other than the registered holder(s) of the Surrendered Securities, it shall be a condition of such Payment that the amount of any stock transfer taxes (whether imposed on the registered holder(s) or such person(s)) payable on account of the transfer (or transfers) of the Surrendered Securities shall be delivered to the Payment Agent or satisfactory evidence of the payment of such taxes or nonapplicability thereof shall be submitted to the Payment Agent before such payment will be made.

7.	Additional Copies. Additional copies of this Letter of Transmittal may be obtained free of charge from the Payment Agent at the address listed on the first page hereof.

8.	Inadequate Space. If the space provided on this Letter of Transmittal is inadequate, any of the required information should be listed on a separate schedule attached hereto and separately signed on each page.

9.	IRS Form W-9 and Form W-8BEN. Each holder surrendering a Surrendered Security is required to provide the Payment Agent with a duly executed, correct and complete IRS Form W-9 if such holder is a U.S. Person as defined above. A copy of IRS Form W-9 is included with this Letter of Transmittal. If the Surrendered Securities are in more than one name or are not in the name of the actual owner, consult the enclosed instructions to IRS Form W-9 for additional guidance on which taxpayer identification number to report. Failure to provide a duly executed, correct and complete IRS Form W-9, may subject a holder to IRS penalties and any Payment will be subject to backup withholding taxes currently at a rate of 28%. Each holder that is not a U.S. Person and that is surrendering a Surrendered Security must provide the Payment Agent with a duly executed, correct and complete IRS Form W-8BEN or other applicable IRS Form W-8 appropriate for such holder. To determine whether Form W-8BEN is the appropriate Form W-8, please visit the IRS’s website at www.irs.gov. For additional information, see “Important Tax Information” below. Please consult your accountant or tax advisor for further guidance in completing the Form W-9, Form W-8BEN, or any other Form W-8, as applicable.

10.	Requests for Assistance. Requests for assistance should be directed to the Payment Agent at the address and telephone number indicated on the front page.

Exhibit C-17

Important Tax Information

Under U.S. federal income tax law, a holder of the Surrendered Securities may be subject to backup withholding on any Payments such holder receives in connection with the Merger. In order to avoid such withholding, the holder must provide the Payment Agent with a duly executed, complete and correct, IRS Form W-9 if such holder is a U.S. Person. A copy of IRS Form W-9 is included with this letter of transmittal. Please follow the instructions to IRS Form W-9 carefully when completing the form. You must provide your taxpayer identification number on IRS Form W-9 and make certain certifications under penalties of perjury.

If a holder does not provide the Payment Agent with a correct TIN, the IRS may subject the holder to a $50 penalty. In addition, Payments that are made to such holder with respect to Surrendered Securities exchanged pursuant to the Merger Agreement may be subject to backup withholding, currently at a 28% rate. Backup withholding is not an additional tax. Rather, the United States federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the IRS provided that the required information is timely furnished to the IRS.

Certain holders (including, among others, corporations and foreign individuals and entities) are exempt from the backup withholding and reporting requirements. Exempt holders should indicate their exempt status on Form W-9 in accordance with the Form W-9 instructions. A holder that is not a U.S. Person must submit a Form W-8 BEN, signed under penalty of perjury, attesting to such person’s exempt status. A Form W-8 BEN can be obtained at the link below. Please note that there are additional Form W-8’s if the W-8 BEN does not apply to your particular situation. The additional forms can be accessed at the following IRS links:

http://www.irs.gov/pub/irs-pdf/fw8ben.pdf

http://www.irs.gov/pub/irs-pdf/fw8eci.pdf

http://www.irs.gov/pub/irs-pdf/fw8imy.pdf

http://www.irs.gov/pub/irs-pdf/fw8exp.pdf

Please review the enclosed IRS Form W-9 instructions or consult the instructions for your applicable IRS Form W-8 for additional details.

NONE OF LEC, MERGER SUB, THE SURVIVING CORPORATION, THE COMPANY OR THE STOCKHOLDERS’ REPRESENTATIVE IS GIVING ANY TAX ADVICE IN CONNECTION WITH THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF SUCH TRANSACTIONS.

IF YOU ARE A U.S. PERSON, PLEASE COMPLETE AND SIGN THE FORM W-9 PROVIDED WITH THIS LETTER OF TRANSMITTAL. IF YOU ARE NOT A U.S. PERSON PLEASE PROVIDE THE APPLICABLE IRS FORM W-8.

Exhibit C-18

AFFIDAVIT AND INDEMNIFICATION CONCERNING LOST

CERTIFICATE(S)/WARRANT(S)

This Affidavit and Indemnification of Lost Certificate(s)/Warrant(s) (“Affidavit”) is regarding Certificates representing shares of common stock, $0.001 par value per share, of Green States Energy, Inc. (the “Company”) and/or shares of Series A Preferred Stock, $0.001 par value per share and/or Warrants of the Company, as evidenced by the certificate numbers listed below (the “Certificates”) and/or Warrants which are issued in the name of _________________________________ (“Securityholder”) and the number of shares as set forth below:

Certificate Number(s)	Number of Shares

Warrants	Number of Shares

If the Securityholder is a corporate entity: The Securityholder hereby represents and warrants, and the undersigned officer of the Securityholder (“Officer”), being duly sworn, hereby affirms, to LightBeam Electric Company, LightBeam Electric, LLC, GS Acquisition Corporation, the Company and SunTrust Bank, as Payment Agent, the below items 1-6:

If the Securityholder is an individual: This Affidavit is executed by me in such capacities. I am of lawful age and have personal knowledge of the facts and circumstances hereinafter set forth below and being duly sworn, affirm the below items 1-6:

1. Securityholder is the legal and beneficial owner of the Certificate(s) and/or Warrant(s) listed above and the shares (the “Securities”) of the Company evidenced thereby and entitled to the possession of the Certificate(s) and/or Warrant(s).

2. This Affidavit is made in connection with the redemption of the Certificate(s) and/or Warrant(s) referenced above.

3. I have made or caused to be made a diligent search for the original of the Certificate(s) and/or Warrant(s) and have been unable to locate same. None of the Certificate(s), Warrants(s), the Securities or any interest in the Certificate(s), Warrant(s) or Securities has been sold, assigned, endorsed, transferred, deposited under any agreement, hypothecated, pledged, canceled or disposed of in any manner by me. No person, entity or governmental authority, other than me, has or has asserted any right, title, claim, equity or interest in, to or respecting the Certificate(s), Warrant(s) or the Securities.

4. In the event the original Certificate(s) or Warrant(s) comes into my possession, I will deliver it or cause it to be delivered to SunTrust Bank, as Payment Agent, or its successor, in order that same may be canceled.

5. I hereby agree to indemnify and defend each of SunTrust Bank, as Payment Agent, the Company, LightBeam Electric Company, GS Acquisition Corporation and each of their respective affiliates, directors, officers, employees or agents and any other person acting on behalf of or at the request, together with any successors and assigns of any of the foregoing, to hold each harmless from and against any and all cost, claim, liability, loss or damage whatsoever which each may suffer or incur as a result of (a) the failure of any statement, representation or warranty set forth in this Affidavit to be true, accurate or complete, as of any date or time and (b) my inability to locate the Certificate(s) and/or Warrant(s), including but not limited to that which may result from any claim of ownership of the Certificate(s), Warrant(s) or Securities or any interest in the Certificate(s), Warrant(s) or Securities.

[signature and notary blocks on following page]

Exhibit C-19

IN WITNESS WHEREOF, the Securityholder(s) have caused this Affidavit and Indemnification of Lost Certificate(s)/Warrant(s) to be duly executed as of the day and year written below.

Securityholder:	Securityholder(if jointly owned):

Printed Name:	Printed Name:

Title:	Title:

Date:	Date:

STATE OF ______________ §

                                                 §

COUNTY OF ____________ §

The foregoing instrument was subscribed, sworn to and acknowledged before me this___ day of ____________, 2015, by ______________________.

___________________________________

Notary Public, State of __________

My Commission Expires:

_______________________

Exhibit C-20

EXHIBIT D

FORM OF ESCROW AGREEMENT

[See attached]

Exhibit D

FORM OF ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Escrow Agreement”) is entered into and effective this ______ day of ___________, 2015, by and among Lightbeam Electric Company, a Delaware corporation (“LEC”) and AEP Holdings LLC, a New Jersey limited liability company (“Stockholders’ Representative” and together with LEC, the “Parties”, and individually, a “Party”) and SunTrust Bank, a Georgia banking corporation, as escrow agent (“Escrow Agent”). Capitalized terms used in this Agreement but not defined herein are used as they are defined in the Merger Agreement.

WHEREAS, pursuant to that certain Agreement and Plan of Merger dated as of March __, 2015 (the “Merger Agreement”) by and among LEC, GS ACQUISITION CORPORATION, a Delaware corporation and a wholly owned subsidiary of LEC (“Newco Corp”), GREEN STATES ENERGY INC., a Delaware corporation (the “Company”) and the Stockholders’ Representative;

WHEREAS, pursuant to the Merger Agreement, the Participating Securities will receive cash or shares of LEC common stock;

WHEREAS, as contemplated in the Merger Agreement, the Parties desire to deposit with the Escrow Agent (a) cash in the amount of $[                ] ( the “Post-Closing Adjustment Escrow Amount”), (b) cash in the amount of [                ] (the “Indemnity Cash Escrow Amount”), and (c) [                ] shares of LEC common stock (the “Indemnity Share Escrow Amount”), each amount to be held, disbursed and, in the case of the Post-Closing Adjustment Escrow Amount and the Indemnity Cash Escrow Amount, invested by the Escrow Agent in accordance with this Escrow Agreement; and

WHEREAS, the Parties acknowledge that the Escrow Agent is not a party to, and has no duties or obligations under, the Merger Agreement, that all references in this Escrow Agreement to the Merger Agreement are for convenience only, and that the Escrow Agent shall have no implied duties beyond the express duties set forth in this Escrow Agreement.

NOW, THEREFORE, in consideration of the premises herein, the Parties and the Escrow Agent agree as follows:

I.	Terms and Conditions

1.1. The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

1.2 Pursuant to Section 2.9 of the Merger Agreement, on the date of this Escrow Agreement, LEC shall remit to the Escrow Agent, (i) an amount of cash equal to the Post-Closing Adjustment Escrow Amount and (ii) an amount equal to 17.5% of Total Uplift Value (the “Indemnity Escrow Amount”), of which (A) a portion shall be a single share certificate representing in the aggregate the Indemnity Share Escrow Amount (the “Escrow Shares”), which certificate shall be issued in the name of “SunTrust Bank”, and (B) a portion shall be in cash in an amount be equal to the Indemnity Cash Escrow

Exhibit D-1

Amount. All cash remitted to the Escrow Agent shall be delivered using the wire instructions below, to be held by the Escrow Agent and invested and disbursed as provided in this Escrow Agreement. The Escrow Agent shall hold the Post-Closing Adjustment Escrow Amount in one account (the “Post-Closing Adjustment Escrow Account”), the cash portion of the Indemnity Escrow Amount in another account (the “Indemnity Cash Escrow Account”), and stock portion of the Indemnity Escrow Amount in another account (the “Indemnity Share Escrow Account”, and together with the Indemnity Cash Escrow Account, the “Indemnity Escrow Account”).

SunTrust Bank

ABA: 061000104

Account: 9443001321

Account Name: Escrow Services

Reference: ___________________

Attention: ____________________

1.3. If any Post-Closing Adjustment (as such term is defined in the Merger Agreement) is due to LEC pursuant to Section 2.6(j)(ii)(B), (D) or (E) of the Merger Agreement, the Stockholders’ Representative shall deliver written instructions to the Escrow Agent to release an amount equal to the Post-Closing Adjustment to LEC from the Post-Closing Adjustment Escrow Account. Such amount shall be distributed to LEC within two (2) Business Days of Escrow Agent’s receipt of such notice from the Stockholders’ Representative. [If any Post-Closing Adjustment is owed by LEC pursuant to Section 2.6(j)(ii)(A), (C) or (F) of the Merger Agreement, then LEC shall deposit an amount equal to the Post-Closing Adjustment with Escrow Agent by wire transfer in accordance with the wire transfer instructions set forth above within ten (10) Business Days following the applicable final determination of such amount and the Escrow Agent shall within two (2) Business Days of its receipt of such funds pay and distribute such funds to the Participating Securityholders in accordance with the Allocation Schedule.]1

1.4 Within two Business Days of receipt of either (a) joint written instructions signed by an authorized representative of the each of the Parties (“Joint Instructions”) set forth on such Party’s Certificate of Incumbency provided to the Escrow Agent pursuant to Section 4.13, or (b) a Final Decision (as defined below), in each case specifying the amount of the disbursement (the “Indemnity Claim Amount”) and containing instructions for payment of the disbursement, the Escrow Agent shall: disburse funds as provided in the Joint Instructions or Final Decision, as the case may be, to LEC in the sum of (x) the Cash Claim Portion (as defined below) from the Indemnity Cash Escrow Amount, and (y) the Liquidated Stock Claim Portion (as defined below) from the Indemnity Share Escrow Amount.

For purposes of this Escrow Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth in Section 4.5 is authorized or required by law or executive order to remain closed.

[1]	Parties to discuss whether this provision should be moved to the Paying Agent Agreement.

Exhibit D-2

For purposes of this Escrow Agreement, “Final Decision” shall mean a written final order of a court of competent jurisdiction delivered by a Party to the Escrow Agent and accompanied by a written opinion from legal counsel for such Party to the effect that such order is final and not subject to further proceedings or appeal and a written instruction from such Party to the Escrow Agent to effectuate such order, and accompanied by a written instruction from such Party to the Escrow Agent to effectuate such order. The Escrow Agent shall be entitled conclusively to rely upon any such instruction and shall have no responsibility to make any determination as to whether such order is from a court of competent jurisdiction or is a final order.

For purposes of this Escrow Agreement, the “Cash Claim Portion” with respect to an Indemnity Claim Amount shall be set forth in the Joint Instructions and shall equal the product of (a) the Indemnity Claim Amount payable to LEC, multiplied by (b) XX% (the “Cash Percentage”). [NOTE: This percentage shall be equal to 100% minus the Closing Date Stock Percentage, as defined in the Merger Agreement].

For purposes of this Escrow Agreement, the “Liquidated Stock Claim Portion”, with respect to an Indemnity Claim Amount shall be set forth in the Joint Instructions and shall equal the product of (a) the Indemnity Claim Amount that is payable to LEC, multiplied by (b) XX% (the “Stock Percentage”). [NOTE: This percentage shall be equal to the Closing Date Stock Percentage, as defined in the Merger Agreement] The Stockholders’ Representative shall direct the Escrow Agent in writing to deliver to sell the requisite number of shares of stock (as set forth in such written direction) that are part of the Indemnity Share Escrow Amount necessary to yield an amount of cash equal to the Liquidated Stock Claim Portion plus the reasonable brokers fees associated with the sale of such shares. In connection with any sale of the Escrow Shares pursuant to this Escrow Agreement, the Escrow Agent shall be entitled to receive and rely upon, prior to taking action in that regard, written direction from the Stockholders’ Representative as to the manner and method to be undertaken in carrying out such sale, including without limitation written direction (1) identifying the number of shares to be sold, (2) requesting the Escrow Agent to use a brokerage firm identified by the Stockholders’ Representative therein, or requesting the Escrow Agent to use its affiliated brokerage service, and (3) setting forth any necessary or special instructions with respect to the sale (including any stop loss or minimum price per share instruction); and the Stockholders’ Representative shall execute and deliver any instruments reasonably required by the Escrow Agent in order to carry out such sale or liquidation.

In the event that the Stockholders’ Representative and the Escrow Agent are unable to cause the liquidation of the Escrow Shares within ten (10) days after either (a) an agreement between the Stockholders’ Representative and LEC that LEC is entitled to indemnification pursuant to the Merger Agreement, or (b) a Final Decision, then LEC may, in its sole discretion, direct the Escrow Agent to remit Escrow Shares to pay such indemnity claim in an amount equal to the quotient of (A) the dollar amount for which payment is required under the Merger Agreement, divided by (B) the product of (1) the market closing price or last sale price of a share of Escrow Shares on the day immediately prior to the day that payment for such claim is to be made (or if such day is not a Business Day, on the immediately preceding Business Day) multiplied by (2) ninety percent (90%).

Exhibit D-3

The Escrow Agent shall have no responsibility in connection with such sale other than to make delivery of the Escrow Shares to the selected brokerage firm, with instruction (including any special instruction provided by the Stockholders’ Representative), and to receive and deposit into the Escrow Account (to be administered and distributed in accordance with this Agreement) as part of the Escrow Property, any net sale proceeds received therefrom. The Escrow Agent shall have no duty or obligation to determine or accomplish compliance with any applicable transfer restrictions; and it shall be the sole obligation of the party directing such sale to take any remaining actions, and to provide or deliver any necessary instruments or opinions (at its expense) necessary to comply with applicable transfer restrictions or applicable securities laws. The Escrow Agent shall have no liability for any actions or omissions of any such brokerage firm, and shall have no liability for the price or execution achieved. Without limiting the generality of the foregoing, the Stockholders’ Representative expressly acknowledges that (a) the Escrow Shares may be sent to a transfer agent to be reissued in saleable form, (b) the Escrow Shares may contain or be subject to transfer restrictions that may limit their marketability and impose restrictions upon the number or types of purchasers to whom they can be offered or sold, and (c) the Escrow Agent shall have no liability for any failure or delay (or any price change during any such delay) on the part of the Stockholders’ Representative or any transfer agent, or caused by any necessary registration or delivery procedures, or compliance with any applicable transfer restrictions involved in the transfer of such Escrow Shares.

The Escrow Agent shall be entitled to contract with any brokerage firm (which may be selected by the Escrow Agent without liability on its part, taking into consideration any brokerage firm requested by the Stockholders’ Representative, as provided above), which may be affiliated with the Escrow Agent, and may enter into any such contract on a “best efforts” basis with the brokerage firm. The Escrow Agent shall be indemnified hereunder for any costs, expenses and risks associated therewith or arising thereunder (other than resulting from its own gross negligence or willful misconduct), and the proceeds of sale to which the Stockholders’ Representative shall be entitled shall be net of all brokerage commissions and charges.

Any excess cash amounts that are remaining after payment of the Indemnity Claim Amount shall be deposited into the Indemnity Cash Escrow Account and shall be used to pay other Indemnity Claim Amounts, if any, to the extent the Indemnity Share Escrow Amount is not sufficient.

1.5 If LEC has or claims to have amounts for which it is or may be entitled to indemnification under the Merger Agreement, LEC shall deliver on or prior to the Release Date, as defined below, a written claim notice (a “Claim Notice”) to the Stockholders’ Representative and the Escrow Agent. Each Claim Notice shall include the amount claimed (the “Claimed Amount”) and payment instructions for the Claimed Amount.

Exhibit D-4

1.6 On or prior to [DATE] [NOTE: To be date that is 18 months after the date of this Agreement] ( the “Release Date”), the Parties shall deliver Joint Instructions to the Escrow Agent instructing the Escrow Agent to release (a) the Indemnity Cash Escrow Amount in accordance with the Allocation Schedule delivered to the Escrow Agent pursuant to Section 2.6(i) of the Merger Agreement and (b) subject to Section 1.8, the Indemnity Share Escrow Amount in accordance with the Allocation Schedule delivered to the Escrow Agent pursuant to Section 2.6(i) of the Merger Agreement, in each case, that is not subject to a Claim Notice.

1.7 With respect to any portion or all of a Claimed Amount, upon the date that the Escrow Agent receives (1) Joint Instructions or (2) a Final Decision, the Escrow Agent shall distribute the remaining balance in the Indemnity Escrow Account as directed in such Joint Instructions or Final Decision. If any amounts are to be distributed to the Participating Shareholders, such amounts shall be distributed in accordance with the Allocation Schedule.

1.8 Any distribution of all or a portion of the Escrow Shares to the Participating Securityholders shall be made by delivery of the stock certificate held by the Escrow Agent representing the Escrow Shares to the Company or transfer agent, endorsed for transfer, with instruction to the Company or transfer agent to transfer and issue aggregate number of Escrow Shares being distributed, allocated among the Participating Securityholders based upon his or her pro rata share according to the percentages set forth on Allocation Schedule, in each case by issuing to each such Participating Securityholder a stock certificate representing such allocated shares, registered in his or her name set forth on Allocation Schedule and mailed by first class mail to such Participating Securityholders’ address set forth on Allocation Schedule (or to such other address as the Stockholdres’ Representative may have previously instruct the Escrow Agent in writing); and, if less than all the then remaining Escrow Shares are to be so distributed and transferred, the Escrow Agent shall instruct the Company or transfer agent to issue and return to the Escrow Agent (or its nominee, if the Escrow Agent shall so instruct) a stock certificate representing the remaining Escrow Shares. The Escrow Agent shall have no liability for the actions or omissions of, or any delay on the part of, the Company or transfer agent in connection with the foregoing.

1.9 Any distribution of all or a portion of the Escrow Shares to LEC in resolution of a Claim under Section 1.4 or 1.7 of this Agreement shall be made by delivery of the stock certificate held by the Escrow Agent representing the Escrow Shares to LEC, endorsed for transfer; and, if less than all the then remaining Escrow Shares are to be so distributed and transferred, the Escrow Agent shall instruct LEC to issue and return to the Escrow Agent (or its nominee, if the Escrow Agent shall so instruct) a stock certificate representing the remaining Escrow Shares. The Escrow Agent shall have no liability for the actions or omissions of, or any delay on the part of, LEC in connection with the foregoing.

1.9 The Escrow Agent shall not be under any duty to take any action to preserve, protect, exercise or enforce any rights or remedies under or with respect to the Escrow Shares (including without limitation with respect to the exercise of any voting or consent

Exhibit D-5

rights, conversion or exchange rights, defense of title, preservation of rights against prior matters or otherwise). Notwithstanding the foregoing, if the Escrow Agent is so requested in a written request of the Stockholders’ Representative received by the Escrow Agent at least three (3) Business Days prior to the date on which the Escrow Agent is requested therein to take such action (or such later date as may be acceptable to the Escrow Agent), the Escrow Agent shall execute and deliver to the Stockholders’ Representative a proxy or other instrument in the form supplied to it by the Stockholders’ Representative for voting or otherwise exercising any right of consent with respect to any of the Escrow Shares held by it hereunder, to authorize therein the Stockholder’s Representative to exercise such voting or consent authority in respect of the Escrow Shares (provided that the Escrow Agent shall not be obliged to execute any such proxy or other instrument if, in its judgment, the terms thereof may subject the Escrow Agent to any liabilities or obligations in its individual capacity).

1.10 While the shares of LEC common stock are held by the Escrow Agent, any dividends, whether cash dividends or stock dividends, stock splits, and any other distributions from or under the Escrow Shares, received by the Escrow Agent from time to time during the term of this Agreement shall be added to and become a part of the Escrow Property (and, as such, shall become subject to the terms of this Agreement).

1.11 The Stockholders’ Representative agrees that the Participating Securityholders shall be solely responsible for providing, at its cost and expense, any certification, opinion of counsel or other instrument or document necessary to comply with or satisfy any transfer restrictions to which the Indemnity Share Escrow Amount are subject, including without limitation any opinion of counsel required to be delivered pursuant to any restrictive legend appearing on the certificate evidencing the shares in connection with any transfer or disposition contemplated by this Agreement. Any such opinion of counsel shall include the Escrow Agent as an addressee or shall expressly consent to the Escrow Agent’s reliance thereon.

1.12 The Escrow Agent shall effect the delivery of share certificates contemplated herein by Federal Express. The Escrow Agent shall have no liability with respect to the delivery of such certificates or with respect to lost certificates arising by virtue of or in connection with such delivery. The Parties jointly and severally agree to indemnify, defend and hold harmless the Escrow Agent for all claims, losses, damages or liabilities arising directly or indirectly from the Escrow Agent’s undertaking to deliver share certificates in accordance with the provisions of this Escrow Agreement.

II.	Provisions as to Escrow Agent

2.1. This Escrow Agreement expressly and exclusively sets forth the duties of the Escrow Agent with respect to any and all matters pertinent hereto, which duties shall be deemed purely ministerial in nature, and no implied duties or obligations shall be read into this Escrow Agreement against the Escrow Agent. The Escrow Agent shall in no event be deemed to be a fiduciary to any Party or any other person or entity under this Escrow Agreement. The permissive rights of the Escrow Agent to do things enumerated in this Escrow Agreement shall not be construed as duties. In performing its duties under

Exhibit D-6

this Escrow Agreement, or upon the claimed failure to perform its duties, the Escrow Agent shall not be liable for any damages, losses or expenses other than damages, losses or expenses which have been finally adjudicated by a court of competent jurisdiction to have resulted from the Escrow Agent’s willful misconduct or gross negligence. In no event shall the Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The Escrow Agent shall not be responsible or liable for the failure of any Party to perform in accordance with this Escrow Agreement. The Escrow Agent shall have no liability with respect to the transfer or distribution of any funds effected by the Escrow Agent pursuant to wiring or transfer instructions provided to the Escrow Agent in accordance with the provisions of this Escrow Agreement. The Escrow Agent shall not be obligated to take any legal action or to commence any proceedings in connection with this Escrow Agreement or any property held hereunder or to appear in, prosecute or defend in any such legal action or proceedings.

2.2. The Escrow Agent acts hereunder as a depository only, and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of this Escrow Agreement or any part thereof, or of any person executing or depositing such subject matter. No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement.

2.3. This Escrow Agreement constitutes the entire agreement between the Escrow Agent and the Parties in connection with the subject matter of this Escrow Agreement, and no other agreement entered into between the Parties, or any of them, including, without limitation, the Merger Agreement, shall be considered as adopted or binding, in whole or in part, upon the Escrow Agent notwithstanding that any such other agreement may be deposited with the Escrow Agent or the Escrow Agent may have knowledge thereof.

2.4. The Escrow Agent shall in no way be responsible for nor shall it be its duty to notify any Party or any other person or entity interested in this Escrow Agreement of any payment required or maturity occurring under this Escrow Agreement or under the terms of any instrument deposited herewith.

2.5. The Escrow Agent shall be protected in acting upon any written instruction, notice, request, waiver, consent, certificate, receipt, authorization, power of attorney or other paper or document which the Escrow Agent in good faith believes to be genuine and what it purports to be, including, but not limited to, items directing investment or non-investment of funds, items requesting or authorizing release, disbursement or retainage of the subject matter of this Escrow Agreement and items amending the terms of this Escrow Agreement. The Escrow Agent shall be under no duty or obligation to inquire into or investigate the validity, accuracy or content of any such notice, request, waiver, consent, certificate, receipt, authorization, power of attorney or other paper or document. The Escrow Agent shall have no duty or obligation to make any formulaic calculations of any kind hereunder.

Exhibit D-7

2.6. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents. The Escrow Agent shall be entitled to seek the advice of legal counsel with respect to any matter arising under this Escrow Agreement and the Escrow Agent shall have no liability and shall be fully protected with respect to any action taken or omitted pursuant to the advice of such legal counsel. The Parties shall be jointly and severally liable for, and shall promptly pay, upon demand by the Escrow Agent, the reasonable and documented fees and expenses of any such legal counsel.

2.7. In the event of any disagreement between any of the Parties, or between any of them and any other person or entity, resulting in adverse claims or demands being made in connection with the matters covered by this Escrow Agreement, or in the event that the Escrow Agent is in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not be or become liable in any way or to any Party or other person or entity for its failure or refusal to act, and the Escrow Agent shall be entitled to continue to refrain from acting until (i) the rights of the Parties and all other interested persons and entities shall have been fully and finally adjudicated by a court of competent jurisdiction, or (ii) all differences shall have been adjudged and all doubt resolved by agreement among all of the Parties and all other interested persons and entities, and the Escrow Agent shall have been notified thereof in writing signed by the Parties and all such persons and entities. Notwithstanding the preceding, the Escrow Agent may in its discretion obey the order, judgment, decree or levy of any court, whether with or without jurisdiction, or of an agency of the United States or any political subdivision thereof, or of any agency of any State of the United States or of any political subdivision of any thereof, and the Escrow Agent is hereby authorized in its sole discretion to comply with and obey any such orders, judgments, decrees or levies. The rights of the Escrow Agent under this sub-paragraph are cumulative of all other rights which it may have by law or otherwise.

In the event of any disagreement or doubt, as described above, the Escrow Agent shall have the right, in addition to the rights described above and at the election of the Escrow Agent, to tender into the registry or custody of any court having jurisdiction, all funds and property held under this Escrow Agreement, and the Escrow Agent shall have the right to take such other legal action as may be appropriate or necessary, in the sole discretion of the Escrow Agent. Upon such tender, the Parties agree that the Escrow Agent shall be discharged from all further duties under this Escrow Agreement; provided, however, that any such action of the Escrow Agent shall not deprive the Escrow Agent of its compensation and right to reimbursement of expenses hereunder arising prior to such action and discharge of the Escrow Agent of its duties hereunder.

2.8. The Parties jointly and severally agree to indemnify, defend and hold harmless the Escrow Agent and each of the Escrow Agent’s officers, directors, agents and

Exhibit D-8

employees (the “Indemnified Parties”) from and against any and all losses, liabilities, claims, damages, expenses and costs (including, without limitation, attorneys’ fees and expenses) of every nature whatsoever (collectively, “Losses”) which any such Indemnified Party may incur and which arise directly or indirectly from this Escrow Agreement or which arise directly or indirectly by virtue of the Escrow Agent’s undertaking to serve as Escrow Agent hereunder; provided, however, that no Indemnified Party shall be entitled to indemnity with respect to Losses that have been finally adjudicated by a court of competent jurisdiction to have been caused by such Indemnified Party’s gross negligence or willful misconduct.

Neither Party shall be liable under this indemnity with respect to any claim against the Escrow Agent unless the Parties are notified in writing of the written assertion of a claim against it, or of any action commenced against it, promptly The Parties shall be entitled to participate at their own expense in the defense of any such action, proceedings, suit or claim.

The provisions of this section shall survive the termination of this Escrow Agreement and any resignation or removal of the Escrow Agent.

2.9. Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business of the Escrow Agent may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

2.10. The Escrow Agent may resign at any time from its obligations under this Escrow Agreement by providing written notice to the Parties. Such resignation shall be effective on the date set forth in such written notice, which shall be no earlier than thirty (30) days after such written notice has been furnished. In such event, the Parties shall promptly appoint a successor escrow agent. In the event no successor escrow agent has been appointed on or prior to the date such resignation is to become effective, the Escrow Agent shall be entitled to tender into the custody of any court of competent jurisdiction all funds and other property then held by the Escrow Agent hereunder and the Escrow Agent shall thereupon be relieved of all further duties and obligations under this Escrow Agreement; provided, however, that any such action of the Escrow Agent shall not deprive the Escrow Agent of its compensation and right to reimbursement of expenses hereunder arising prior to such action and discharge of the Escrow Agent of its duties hereunder. The Escrow Agent shall provide notice of any such tender to the Parties in accordance with Section 4.5 hereof. The Escrow Agent shall have no responsibility for the appointment of a successor escrow agent hereunder.

2.11 The Escrow Agent and any director, officer or employee of the Escrow Agent may become pecuniarily interested in any transaction in which any of the Parties may be interested and may contract and lend money to any Party and otherwise act as fully and freely as though it were not escrow agent under this Escrow Agreement. Nothing herein shall preclude the Escrow Agent from acting in any other capacity for any Party.

Exhibit D-9

III.	Compensation of Escrow Agent

3.1. The Parties jointly and severally agree to pay to the Escrow Agent compensation, and to reimburse the Escrow Agent for costs and expenses, all in accordance with the provisions of Exhibit B hereto, which is incorporated herein by reference and made a part hereof. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent’s services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds are not fulfilled, or the Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof, then the Escrow Agent shall be compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable out-of-pocket attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event. The provisions of this section shall survive the termination of this Escrow Agreement and any resignation or removal of the Escrow Agent.

IV.	Miscellaneous

4.1. The Escrow Agent shall make no disbursement, investment or other use of funds until and unless it has collected funds. The Escrow Agent shall not be liable for collection items until the proceeds of the same in actual cash have been received or the Federal Reserve has given the Escrow Agent credit for the funds.

4.2. Unless otherwise instructed in writing by the Parties, the Escrow Agent shall invest all cash funds held pursuant to this Escrow Agreement in the following selected SunTrust Bank deposit option :

☐    SunTrust Institutional Money Market Deposit Option

☒    SunTrust Non-Interest Deposit Option

As of the date of this Escrow Agreement, the investments in the SunTrust Institutional Money Market Deposit Option and the SunTrust Non-Interest Deposit Option are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (the “FDIC”), in the standard FDIC insurance amount of $250,000, including principal and accrued interest. Deposits in the SunTrust Institutional Money Market Deposit Option and the SunTrust Non-Interest Deposit Option are not secured. The SunTrust Institutional Money Market Deposit Option has monthly withdrawal/disbursement restrictions of a maximum of six per month and in the event the maximum is reached in any one calendar month, the funds will be moved to a SunTrust Bank non-interest bearing deposit option until the beginning of the following month unless an alternate investment vehicle is selected for this purpose.

Alternate Investment Vehicle: ____________________________________________

Exhibit D-10

Instructions to make any other investment must be in writing and signed by each of the Parties. The Parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to the investment of moneys held hereunder or the purchase, sale, retention or other disposition of any investment, and the Escrow Agent shall not be liable to any Party or any other person or entity for any loss incurred in connection with any such investment. The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent or any of its affiliates may receive compensation with respect to any investment directed hereunder including without limitation charging any applicable agency fee in connection with each transaction. The Escrow Agent shall use its best efforts to invest funds on a timely basis upon receipt of such funds; provided, however, that the Escrow Agent shall in no event be liable for compensation to any Party or other person or entity related to funds which are held un-invested or funds which are not invested timely. The Escrow Agent is authorized and directed to sell or redeem any investments as it deems necessary to make any payments or distributions required under this Escrow Agreement. Any investment earnings and income on the Escrow Fund shall become part of the Escrow Fund. The Escrow Agent shall not sell the Indemnity Share Escrow Amount except in the limited circumstances set forth in this Escrow Agreement.

4.3 The Escrow Agent shall provide monthly reports of transactions and holdings to the Parties as of the end of each month, at the address provided by the Parties in Section 4.5.

4.4 The Parties agree that all interest and income from the investment of the funds shall be reported as having been earned by LEC as of the end of each calendar year whether or not such income was disbursed during such calendar year and to the extent required by the Internal Revenue Service. On or before the execution and delivery of this Escrow Agreement, each of the Parties shall provide to the Escrow Agent a completed Form W-9 or Form W-8, whichever is appropriate. Notwithstanding anything to the contrary herein provided, except for the delivery of Form 1099’s, the Escrow Agent shall have no duty to prepare or file any Federal or state tax report or return with respect to any funds held pursuant to this Escrow Agreement or any income earned thereon. With respect to the preparation and delivery of Form 1099’s and all matters pertaining to the reporting of earnings on funds held under this Escrow Agreement, the Escrow Agent shall be entitled to request and receive written instructions from LEC, and the Escrow Agent shall be entitled to rely conclusively and without further inquiry on such written instructions. The Parties, jointly and severally, shall indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrow Fund or any earnings or interest thereon unless such tax, late payment, interest, penalty or other cost or expense was finally adjudicated by a court of competent jurisdiction to have been directly caused by the gross negligence of willful misconduct of the Escrow Agent. The indemnification provided in this section is in addition to the indemnification provided in Section 2.8 and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement. Within 15 days following the end of each calendar quarter, the Escrow Agent shall deliver an amount equal to 40% of all earnings and interest accrued on the Escrow Fund during such quarter.

Exhibit D-11

4.5. Any notice, request for consent, report, or any other communication required or permitted in this Escrow Agreement shall be in writing and shall be deemed to have been given when delivered (i) personally, (ii) by facsimile transmission with written confirmation of receipt, (iii) by electronic mail to the e-mail address given below, and written confirmation of receipt is obtained promptly after completion of the transmission, (iv) by overnight delivery with a reputable national overnight delivery service, or (v) by United States mail, postage prepaid, or by certified mail, return receipt requested and postage prepaid, in each case to the appropriate address set forth below or at such other address as any party hereto may have furnished to the other parties hereto in writing : {Please add telephone numbers for each notice party—just for contact purposes.}

If to Escrow Agent:	SunTrust Bank
Attn: Escrow Services
919 East Main Street, 7th Floor
Richmond, Virginia 23219
Client Manager: Megan Gazzola, Trust Officer
Phone: 804-782-5407
Facsimile: 804-225-7141
Email: Megan.Gazzola@Suntrust.com

If to LEC:	Lightbeam Electric Company
400 Harbor Drive, Suite B
Sausalito, California 94965
Attention: James Lavelle, Chief Executive Officer
Email: Jim@lightbeamelectric.com

With a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178
Attention: David W. Pollak
Facsimile: 212-309-6001

If to Stockholdres’ Representative:	c/o Arista Capital LTD
200 Madison Avenue
Suite 204
Morristown, New Jersey 07960
Attention: Paul Patrizio
Facsimile: 908-626-9035
Tax identification #:__________________________

Any party hereto may unilaterally designate a different address by giving notice of each change in the manner specified above to each other party hereto. Notwithstanding anything to the contrary herein provided, the Escrow Agent shall not be deemed to have received any notice, request, report or other communication hereunder prior to the Escrow Agent’s actual receipt thereof.

Exhibit D-12

4.6. This Escrow Agreement is being made in and is intended to be construed according to the laws of the State of Delaware. Except as permitted in Section 2.9, neither this Escrow Agreement nor any rights or obligations hereunder may be assigned by any party hereto without the express written consent of each of the other parties hereto. This Escrow Agreement shall inure to and be binding upon the Parties and the Escrow Agent and their respective successors, heirs and permitted assigns.

4.7. The terms of this Escrow Agreement may be altered, amended, modified or revoked only by an instrument in writing signed by all the Parties and the Escrow Agent.

4.8. If any provision of this Escrow Agreement shall be held or deemed to be or shall in fact be illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative or unenforceable to any extent whatsoever.

4.9. No party to this Escrow Agreement shall be liable to any other party hereto for losses due to, or if it is unable to perform its obligations under the terms of this Escrow Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control.

4.10 This Escrow Agreement shall terminate on the the date on which all of the funds and property held by the Escrow Agent under this Escrow Agreement have been disbursed. Upon the termination of this Escrow Agreement and the disbursement of all of the funds and property held hereunder, this Escrow Agreement shall be of no further effect except that the provisions of Sections 2.8, 3.1 and 4.4 shall survive such termination.

4.11. All titles and headings in this Escrow Agreement are intended solely for convenience of reference and shall in no way limit or otherwise affect the interpretation of any of the provisions hereof.

4.12. This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

4.13. Contemporaneously with the execution and delivery of this Escrow Agreement and, if necessary, from time to time thereafter, each of the Parties shall execute and deliver to the Escrow Agent a Certificate of Incumbency substantially in the form of Exhibit A-1 and A-2 hereto, as applicable (a “Certificate of Incumbency”), for the purpose of establishing the identity and authority of persons entitled to issue notices, instructions or directions to the Escrow Agent on behalf of each such party. Until such time as the Escrow Agent shall receive an amended Certificate of Incumbency replacing any Certificate of Incumbency theretofore delivered to the Escrow Agent, the Escrow Agent shall be fully protected in relying, without further inquiry, on the most recent Certificate

Exhibit D-13

of Incumbency furnished to the Escrow Agent. Whenever this Escrow Agreement provides for joint written notices, joint written instructions or other joint actions to be delivered to the Escrow Agent, the Escrow Agent shall be fully protected in relying, without further inquiry, on any joint written notice, instructions or action executed by persons named in such Certificate of Incumbency.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

SunTrust Bank, as Escrow Agent

By:

Name:

Title:

Lightbeam Electric Company

By:

Name:

Title:

AEP Holdings LLC

By:

Name:

Title:

Exhibit D-14

EXHIBIT A-1

Certificate of Incumbency

(List of Authorized Representatives)

Client Name: _________________________________________________________________________________________

As an Authorized Officer of the above referenced entity, I hereby certify that each person listed below is an authorized signor for such entity, and that the title and signature appearing beside each name is true and correct.

Name	Title	Signature	Phone Number

IN WITNESS WHEREOF, this certificate has been executed by a duly authorized officer on:

Date

By:

Name:

Its:

Exhibit D-15

EXHIBIT A-2

Certificate of Incumbency

(List of Authorized Representatives)

Client Name: ________________________________________________________________________________________

As an Authorized Officer of the above referenced entity, I hereby certify that each person listed below is an authorized signor for such entity, and that the title and signature appearing beside each name is true and correct.

Name	Title	Signature	Phone Number

IN WITNESS WHEREOF, this certificate has been executed by a duly authorized officer on:

Date

By:

Name:

Its:

Exhibit D-16

EXHIBIT B

SunTrust Bank, as Escrow Agent

Schedule of Fees & Expenses

Acceptance/Legal Review Fee:	$600.00 – one time only payable at the time of signing the Escrow Agreement

(Fee is waived if no legal review is needed)

The Legal Review Fee includes review of all related documents and accepting the appointment of Escrow Agent on behalf of SunTrust Bank. The fee also includes setting up the required account(s) and accounting records, document filing, and coordinating the receipt of funds/assets for deposit to the escrow Accounts. This is a one-time fee payable upon execution of the Escrow Agreement. As soon as SunTrust Bank’s attorney begins to review the Escrow Agreement, the legal review fee is subject to payment regardless if the Parties decide to appoint a different escrow agent or a decision is made that the Escrow Agreement is not needed.

Administration Fee:	$2,500 – payable at the time of signing the Escrow Agreement and on the anniversary date thereafter, if applicable

The Administration Fee includes providing routine and standard services of an Escrow Agent. The fee includes administering the escrow account, performing investment transactions, processing cash transactions (including wires and check processing), disbursing funds in accordance with the Agreement (note any pricing considerations below), and providing trust account statements to the Parties for a twelve (12) month period. If the account remains open beyond the twelve (12) month term, the Parties will be invoiced each year on the anniversary date of the execution of the Escrow Agreement. Extraordinary expenses, including legal counsel fees, will be billed as out-of-pocket. The Administration Fee is due upon execution of the Escrow Agreement. The fees shall be deemed earned in full upon receipt by the Escrow Agent, and no portion shall be refundable for any reason, including without limitation, termination of the agreement.

Out-of-Pocket Expenses:	At Cost

Out-of-pocket expenses such as, but not limited to, postage, courier, overnight mail, wire transfer, travel, legal (out-of-pocket to counsel) or accounting, will be billed at cost.

Note: This fee schedule is based on the assumption that the escrowed funds will be invested in one of the SunTrust Bank Deposit Options. If any other investment options are chosen, this fee schedule will become subject to change.

Exhibit D-17

EXHIBIT E

FORM OF PAYMENT AGENT AGREEMENT

[See attached]

Exhibit E

FORM OF PAYING AGENT AGREEMENT

THIS PAYING AGENT AGREEMENT (this “Agreement”) is entered into and effective this ____ day of _____________, 2015, by and among Green States Energy. Inc., a Delaware corporation (the “Company”), Lightbeam Electric Company, a Delaware corporation (the “Purchaser”), AEP Holdings LLC, a New Jersey limited liability company (the “Stockholder Representative”, and together with the Company and the Purchaser, the “Parties”, and individually, a “Party”) and SUNTRUST BANK, a Georgia banking corporation, as paying agent (“SunTrust”).

WHEREAS, pursuant to that certain Agreement and Plan of Merger dated March __, 2015 (the “Merger Agreement”), among the Purchaser, GS Acquisition Corporation., a Delaware corporation and a wholly owned subsidiary of the Purchaser (“Merger Sub”), Green States Energy. Inc., a Delaware corporation (the “Company”), and the Stockholder Representative, Merger Sub will be merged with and into the Company in a statutory merger (the “Merger”) that will result in the Company becoming a wholly owned subsidiary of the Purchaser;

WHEREAS, pursuant to the terms and conditions of the Merger Agreement, at the Effective Time (as defined in the Merger Agreement), each share of Company common stock (the “Company Stock”) that is issued and outstanding immediately prior to the Effective Time will be converted into the right to receive either a cash payment from the Purchaser or common stock of the Purchaser (“LEC Stock”) in accordance with the terms of the Merger Agreement;

WHEREAS, pursuant to the terms and conditions of the Merger Agreement and each outstanding warrant of the Company (the “Company Warrants”), at the Effective Time, each Company Warrant that is issued and outstanding immediately prior to the Effective Time will be converted into the right to receive either a cash payment from the Purchaser or LEC Stock in accordance with the terms of the Merger Agreement;

WHEREAS, pursuant to the terms and conditions of the Merger Agreement, at the Effective Time, each share of the Company’s Series A Preferred Stock (the “Company Series A Preferred”) that is issued and outstanding immediately prior to the Effective Time will be converted into the right to receive a cash payment from the Purchaser in accordance with the terms of the Merger Agreement;

WHEREAS, at the Effective Time, the Purchaser is obligated, subject to the terms and conditions of the Merger Agreement, to deposit the Exchange Fund (as defined below) with SunTrust; and

WHEREAS, the Merger Agreement provides for the appointment by the Company, the Purchaser and the Stockholder Representative of a paying agent for the payment of the Merger Consideration to the Participating Holders pursuant to the terms and conditions of the Merger Agreement.

Exhibit E-1

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, the Purchaser, the Stockholder Representative and SunTrust agree as follows:

1. Appointment of Paying Agent; Exchange Fund; Mailing.

(a) The Parties hereby appoint SunTrust to serve as paying agent in accordance with the terms and conditions set forth in this Agreement, and SunTrust hereby accepts such appointment.

(b) The Purchaser shall provide to SunTrust, on the Closing Date (as defined in the Merger Agreement), the cash necessary to make the cash payments set forth in Section 4 (together with any cash or shares of LEC Stock deposited or caused to be deposited by LEC with the Paying Agent at a later time, pursuant to the terms of this Agreement, the “Exchange Fund”). The Exchange Fund shall be held by SunTrust until the Termination Date (as defined in Section 8 of this Agreement) and the distribution of any remaining amounts and certificates for LEC Stock then held by SunTrust under this Agreement in accordance with Section 8, in its capacity as paying agent, for and on behalf of the persons and entities listed on the Allocation Schedule, as defined below (the “Participating Holders”), and shall be disbursed only pursuant to the terms and conditions of this Agreement. The Purchaser shall fund the gross amount of funds and LEC Stock payable to such Participating Holders to SunTrust on the Closing Date. SunTrust shall make the payments of cash to Participating Holders net of any applicable withholding taxes as set forth on the Allocation Schedule, or as required as a result of the failure to provide a duly completed and executed Form W-9 or W-8, and shall remit such withholding taxes to the appropriate tax authorities in the amounts and as set forth on the Allocation Schedule. The Purchaser shall provide written notice to SunTrust of the Effective Time and the Closing Date. Until SunTrust receives written notice thereof from the Purchaser, SunTrust shall be entitled to assume that neither the Effective Time nor the Closing Date has occurred.

(c) SunTrust shall invest and reinvest cash in the Exchange Fund and all earnings accrued on the Exchange Fund (the “Earnings”) as instructed in writing by the Purchaser and initially in accordance with the Investment Selection Instructions attached hereto as Exhibit A, which is incorporated herein by reference. The Exchange Fund and the Earnings are referred to herein collectively as the “Investment Fund”.

(d) The Parties recognize and agree that SunTrust will not provide supervision, recommendations or advice relating to the investment of moneys held hereunder or the purchase, sale, retention or other disposition of any investment, and SunTrust shall not be liable to any Party or any other person or entity for any loss incurred in connection with any such investment, unless such loss is a result of the gross negligence or willful misconduct of SunTrust. SunTrust is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. SunTrust or any of its affiliates may receive compensation with respect to any investment directed hereunder including without limitation charging any applicable agency fee in connection with each transaction. SunTrust shall use its best efforts to invest funds on a timely basis upon receipt of such funds; provided, however, that SunTrust shall in no event be liable for compensation to any Party or other person or entity related to funds which are held un-invested or funds which are not invested timely. SunTrust is authorized and directed to sell or redeem any investments as it deems necessary to make any payments or distributions required under this Agreement.

Exhibit E-2

(e) All Earnings will be the sole and exclusive property of the Purchaser. SunTrust will hold the Earnings in the Investment Fund until it releases any remaining part of the Exchange Fund to the Purchaser following the Termination Date in accordance with Section 8, at which time SunTrust will also concurrently distribute all Earnings to the Purchaser as set forth in Section 8.

(f) SunTrust shall deliver by overnight courier or first-class mail (if to a P.O. Box) to each Participating Holder at the address for such Participating Holder set forth on the Allocation Schedule: (i) a Letter of Transmittal and instructions with respect thereto provided to SunTrust by the Company; (ii) a notice provided to SunTrust by the Company advising such Participating Holder of the effectiveness of the Merger; (iii) such other materials relating to the exchange of certificates for Company Stock, Company Warrants and Company Preferred Stock (the “Certificates”) as the Company shall furnish to SunTrust for such purpose; and (iv) an envelope provided to SunTrust by the Company addressed to SunTrust for use by such Participating Holder to return such documents to SunTrust. The Company shall supply SunTrust with such number of copies of the materials described in clauses (i) through (iv) of the preceding sentence as SunTrust shall reasonably request in order to comply with the requirements of the preceding sentence. SunTrust shall complete such mailing by no later than two (2) Business Days (as defined below) after the Closing Date.

2. Examination of Stockholder Exchange Documents. SunTrust shall examine the Letters of Transmittal, the Forms W-9 or Forms W-8, and all other documents referenced in the Letters of Transmittal (collectively, the “Stockholder Exchange Documents”) delivered or mailed to SunTrust in connection with the surrender of shares of Company Stock, Company Warrants or Company Series A Preferred (other than Dissenting Shares) (collectively “Shares”) by Participating Holders for exchange to ascertain whether (i) the Stockholder Exchange Documents appear to have been completed and duly executed by the Participating Holders in accordance with the instructions set forth in the Letters of Transmittal, (ii) the Certificates appear to be properly surrendered and, if applicable, endorsed for transfer, and (iii) the Certificates are free of restrictions on transfer or stop orders. In the event SunTrust determines that any Stockholder Exchange Documents do not appear to have been properly completed or executed, SunTrust shall attempt to resolve promptly the irregularity and may use reasonable efforts to contact the appropriate Participating Holder and, upon consultation with the Purchaser, shall endeavor to take such other reasonable action as may be necessary to cause such irregularity to be corrected. SunTrust is not authorized to waive any deficiency in connection with the submission of Shares, unless the Purchaser provides written authorization to waive such deficiency with respect to such deficient submission.

3. Schedule; Certificates. The Company shall deliver to SunTrust at least two (2) Business Days prior to the Closing Date, a schedule (the “Allocation Schedule”) which shall set forth the names and addresses of the Participating Holders, the amount of Company Stock, Company Warrants and Company Series A Preferred held by each Participating Holder and the details of the Certificates thereof, the amount of cash and number of shares of LEC Stock from

Exhibit E-3

the Exchange Fund payable to each Participating Holder by the Purchaser, the amount of any applicable withholding taxes payable with respect to each Participating Holder and the appropriate taxing authorities to which any withholding taxes set forth on the Allocation Schedule are required to be paid, and all available information to enable SunTrust to complete required cost basis tax reporting. Cost basis information may include date of acquisition, cost basis, reported gain or loss, and covered/non-covered status. If cost basis information is not provided within fifteen (15) days of the Effective Time, SunTrust is required by Internal Revenue Service rules to make one further request for the information. If SunTrust does not receive cost basis information in response to this request, the Internal Revenue Service Form 1099-B prepared by SunTrust pursuant to its obligations under Section 9 will reflect a non-covered status. All Certificates shall be delivered to SunTrust in accordance with the instructions set forth in the Letter of Transmittal. For purposes of this Agreement, the term “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the office of SunTrust located at the notice address set forth in Section 14 is authorized or required by law or executive order to remain closed.

With respect to any Participating Holder who reports that the failure to surrender a Certificate(s) is due to the theft, loss or destruction thereof, upon receipt by SunTrust of an affidavit of such theft, loss or destruction in the form attached to the Letter of Transmittal and prior authorization of the Purchaser and the Stockholder Representative, SunTrust may effect payment to such Participating Holder as though the Certificate(s) had been surrendered. The Purchaser may require that such Participating Holder deliver a bond prior to providing such authorization. SunTrust shall have no liability with respect to, and shall be held harmless and indemnified jointly and severally by the Parties from, any and all costs, expenses, damages and liabilities, with respect to any payment made to any Participating Holder on the basis of any such affidavit without presentation of a Certificate.

4. Delivery of Cash or LEC Stock.

(a) Upon receipt from a Participating Holder of properly completed and executed Stockholder Exchange Documents and Certificates, SunTrust shall deliver to such Participating Holder the following:

(i) within ____ (__) Business Days after __________, 20__ [the date that is 180 days after the Closing Date], to each Participating Holder that is designated as a Non-Accredited Investor on the Allocation Schedule, an amount of cash from the Exchange Fund equal to the amount set forth for Company Stock or Company Warrants opposite such Participating Holder’s name, in the column entitled “Cash Payable at Closing” in the Allocation Schedule, or as required as a result of the failure of such Participating Holder to provide a duly completed and executed Form W-9 or W-8, net of any applicable withholding taxes as set forth in the Allocation Schedule, which SunTrust shall withhold and remit to the appropriate tax authority identified on the Allocation Schedule;

(ii) within ________ (__) Business Days after __________, 20__, SunTrust shall instruct Computershare Trust Company, N.A. (the “Transfer Agent”) to issue to each Participating Holder that is designated as an Accredited Investor on the Allocation Schedule, the stock certificate or certificates in the name of such Participating Holder evidencing

Exhibit E-4

the aggregate number of shares of LEC Stock set forth for Company Stock or Company Warrants opposite such Participating Holder’s name, in the column entitled “LEC Stock Payable at Closing” in the Allocation Schedule and within ________ (__) Business Days thereafter, SunTrust shall deliver such shares of LEC to the Participating Holders; and

(iii) within two (2) Business Days after __________, 20__ to each Participating Holder that is designated as a Series A Preferred Holder on the Allocation Schedule, an amount of cash from the Exchange Fund equal to the amount set forth for Company Series A Preferred opposite such Participating Holder’s name, in the column entitled “Series A Cash Payable at Closing” in the Allocation Schedule, or as required as a result of the failure of such Participating Holder to provide a duly completed and executed Form W-9 or W-8, net of any applicable withholding taxes as set forth in the Allocation Schedule, which SunTrust shall withhold and remit to the appropriate tax authority identified on the Allocation Schedule.

(b) Any cash payments shall be made in accordance with such Participating Holder’s election in the Letter of Transmittal either (i) by check payable to the Participating Holder and delivered to the Participating Holder’s address, or (ii) if such payment is in the amount of at least $                , by wire transfer of immediately available funds to an account designated in writing by the Participating Holder in such Participating Holder’s Letter of Transmittal. Notwithstanding anything to the contrary herein provided, SunTrust shall have no duty or obligation to make any determinations with respect to tax matters pertaining to the Exchange Fund or any Participating Holder, but shall be entitled to receive and rely conclusively and without inquiry on the information set forth in the Allocation Schedule and written directions provided by the Purchaser with respect to all such matters.

(c) In the event a Participating Holder notifies SunTrust in writing that such Participating Holder has not received a payment made by check, SunTrust shall immediately stop payment on the lost check and re-deliver the applicable cash payment pursuant to this Section 4 no less than five (5) Business Days after the stop payment, in accordance with SunTrust’s standard practices.

(d) No dividends or other distributions otherwise payable with respect to LEC Stock after the Effective Time to a holder of record of Certificates shall be paid to such holder unless and until such holder shall have surrendered all Certificates registered to such holder. SunTrust shall place and hold any other distributions not paid to such holders with respect to LEC Stock pursuant to the requirements of the foregoing sentence and shall (subject to applicable escheat laws) pay such distributions of each holder of record entitled thereto only after such holder shall have surrendered all Certificates registered to such holder. No interest shall be payable to such holders on distributions held by SunTrust.

5. Reports. SunTrust shall provide reports two times a month to the Purchaser and the Stockholder Representative via electronic mail to their respective email addresses set forth in Section 14 as to all materials tendered by Participating Holders and all payments related thereto.

6. Letters of Transmittal. Letters of Transmittal shall be stamped by SunTrust as of the date and time of receipt thereof and preserved by SunTrust until it is otherwise instructed in writing by the Purchaser.

Exhibit E-5

7. Further Instructions. SunTrust shall follow and act upon any written amendments, modifications or supplements to these instructions, and upon any further instructions in connection with this Agreement, all as mutually agreed by the Purchaser, the Company, the Stockholder Representative and SunTrust.

8. Termination Date. This Agreement shall terminate on the first to occur of (i) the date on which the Parties agree in writing to terminate this Agreement or (ii) the date on which all amounts and LEC Stock set forth on the Allocation Schedule are paid or delivered (each of (i) or (ii), a “Termination Date”). Within three (3) Business Days following the Termination Date, (a) all cash remaining in the Investment Fund then held by SunTrust (including any Earnings thereon) and all stock certificates representing LEC Stock delivered to SunTrust by the Transfer Agent which have not been distributed by SunTrust to the Participating Holders pursuant to this Agreement shall be delivered to the Purchaser by wire transfer of immediately available funds to an account designated in writing by the Purchaser and delivery of such stock certificates to an address provided by the Purchaser, and the Participating Holders shall then have only the Purchaser to look to for the payment of any amounts and delivery of any certificates evidencing LEC Stock which were held in the Exchange Fund for the Participating Holders and not theretofore paid or delivered to the Participating Holders and (b) all Letters of Transmittal and any other related documentation or property of the Purchaser then held by SunTrust shall be delivered to the Purchaser by overnight courier.

9. Tax Laws. SunTrust shall comply with the requirements of the Internal Revenue Code applicable to SunTrust as paying agent under this Agreement. The Allocation Schedule shall set forth the amounts to be withheld for Federal income tax purposes with respect to each Participating Holder and SunTrust shall remit all such withholding taxes, and any withholding as required as a result of the failure to provide a duly completed and executed Form W-9 or W-8, to the Internal Revenue Service. With respect to all tax withholding matters under this Agreement, SunTrust shall be entitled to request and receive written instructions from the Purchaser and SunTrust shall be entitled to rely on such written instructions. On or before the execution and delivery of this Agreement, each of the Parties shall furnish to SunTrust a completed Form W-9 or W-8, whichever is appropriate. All Earnings shall be reported by SunTrust on Form 1099-INT as payable to the Purchaser. The Parties shall jointly and severally indemnify, defend and hold SunTrust harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against SunTrust on or with respect to the Exchange Fund or the Earnings unless such tax, late payment, interest, penalty or other cost or expense was finally adjudicated by a court of competent jurisdiction to have been directly caused by the gross negligence of willful misconduct of SunTrust. The indemnification provided in this section is in addition to the indemnification provided in Section 13 and shall survive the resignation or removal of SunTrust as paying agent and the termination of this Agreement.

10. Paying Agent.

(a) This Agreement expressly and exclusively sets forth the duties of SunTrust with respect to any and all matters pertinent hereto, which duties shall be deemed purely ministerial in nature, and no implied duties or obligations shall be read into this Agreement against SunTrust. SunTrust shall in no event be deemed to be a fiduciary to any Party or any other person or entity under this Agreement. The permissive rights of SunTrust to do

Exhibit E-6

things enumerated in this Agreement shall not be construed as duties. In performing its duties under this Agreement, or upon the claimed failure to perform its duties, SunTrust shall not be liable for any damages, losses or expenses other than damages, losses or expenses which have been finally adjudicated by a court of competent jurisdiction to have resulted from SunTrust’s willful misconduct or gross negligence. In no event shall SunTrust be liable for incidental, indirect, special, consequential or punitive damages of any kind whatsoever (including but not limited to lost profits), even if SunTrust has been advised of the likelihood of such loss or damage and regardless of the form of action. SunTrust shall not be responsible or liable for the failure of any Party to perform in accordance with this Agreement. SunTrust shall have no liability with respect to the transfer or distribution of any funds effected by SunTrust pursuant to wiring or transfer instructions provided to SunTrust in accordance with the provisions of this Agreement or any Letter of Transmittal. SunTrust shall not be obligated to take any legal action or to commence any proceedings in connection with this Agreement or any property held hereunder or to appear in, prosecute or defend in any such legal action or proceedings. SunTrust shall have no liability with respect to or arising out of the loss of any certificates for LEC Stock sent by SunTrust to any Participating Holder in accordance with the provisions of this Agreement or the failure of any such certificates sent by SunTrust to any Participating Holder in accordance with the provisions of this Agreement to be delivered to such Participating Holder. The Parties agree and acknowledge that SunTrust shall in no event bear the risk of any loss of any such certificates sent in accordance with the provisions of this Agreement, and the Parties jointly and severally agree to indemnify, defend and hold harmless SunTrust from and against any and all losses, liabilities, claims, damages, expenses and costs which it may incur directly or indirectly as a result of the loss of any certificates for LEC Stock sent by SunTrust to any Participating Holder in accordance with the provisions of this Agreement or the failure of any such certificates sent by SunTrust in accordance with the provisions of this Agreement to be delivered to any such Participating Holder. The indemnification provided in this section is in addition to the indemnification provided in Section 13 and shall survive the resignation or removal of SunTrust as paying agent and the termination of this Agreement.

(b) SunTrust shall not be regarded as making any representations and shall have no responsibilities as to the validity, sufficiency, value or genuineness of any book-entry confirmations with respect to the Shares represented thereby surrendered to SunTrust pursuant to Letters of Transmittal and shall not be required to make, and shall not be deemed to have made, any representations as to the validity, value or genuineness of the Letters of Transmittal.

(c) SunTrust shall be protected in acting upon any written instruction, notice, request, waiver, consent, certificate, receipt, authorization, power of attorney or other paper or document which SunTrust in good faith believes to be genuine and what it purports to be, including, but not limited to, items directing investment or non-investment of funds, items requesting or authorizing release, disbursement or retainage of funds, and items amending the terms of this Agreement. SunTrust shall be under no duty or obligation to inquire into or investigate the validity, accuracy or content of any such notice, request, waiver, consent, certificate, receipt, authorization, power of attorney or other paper or document.

(d) SunTrust may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents. SunTrust shall be entitled to seek the advice of legal counsel with respect to any matter arising under this Agreement and SunTrust shall have no

Exhibit E-7

liability and shall be fully protected with respect to any action taken or omitted pursuant to the advice of such legal counsel. The Parties shall be jointly and severally liable for, and shall promptly pay, upon demand by SunTrust, the reasonable and documented out-of-pocket fees and expenses of any such legal counsel.

(e) No provision of this Agreement shall require SunTrust to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Agreement.

(f) This Agreement constitutes the entire agreement among SunTrust and the Parties in connection with the subject matter of this Agreement, and no other agreement entered into between the Parties, or any of them, including, without limitation, the Merger Agreement, shall be considered as adopted or binding, in whole or in part, upon SunTrust notwithstanding that any such other agreement may be deposited with SunTrust or SunTrust may have knowledge thereof.

(g) Any director, officer or employee of SunTrust may become pecuniarily interested in any transaction in which any of the other parties hereto may be interested and contract and lend money to any such party and otherwise act as fully and freely as though it were not paying agent under this Agreement. Nothing herein shall preclude SunTrust from acting in any other capacity for any party to this Agreement.

(h) Any entity into which SunTrust may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow services business of SunTrust may be transferred, shall be the paying agent under this Agreement without further act.

11. Status of Property. It is understood and agreed that any money, assets or property to be deposited with or received by SunTrust under the terms of this Agreement constitutes a special, segregated account, held solely for the benefit of the Purchaser and the Participating Holders, as their interests may appear on the Allocation Schedule.

12. Fees and Expenses. The Parties jointly and severally agree to pay to SunTrust compensation, and to reimburse SunTrust for costs and expenses, all in accordance with the provisions of Exhibit B hereto, which is incorporated herein by reference and made a part hereof. The fee agreed upon for the services rendered hereunder is intended as full compensation for SunTrust’s services as contemplated by this Agreement; provided, however, that in the event that SunTrust renders any service not contemplated in this Agreement, or there is any material modification hereof, or if any material controversy arises hereunder, or SunTrust is made a party (other than a defendant by any Party) to any litigation pertaining to this Agreement or the subject matter hereof, then SunTrust shall be compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such controversy, litigation or event. The provisions of this section shall survive the termination of this Agreement and any resignation or removal of SunTrust as paying agent hereunder.

Exhibit E-8

13. Indemnification. The Parties jointly and severally agree to indemnify, defend and hold harmless SunTrust and each of SunTrust’s officers, directors, agents and employees (the “Indemnified Parties”) from and against any and all losses, liabilities, claims, damages, expenses and costs (including, without limitation, attorneys’ fees and expenses) of every nature whatsoever (collectively, “Losses”) which any such Indemnified Party may incur and which arise directly or indirectly from this Agreement or which arise directly or indirectly by virtue of the SunTrust’s undertaking to serve as paying agent hereunder; provided, however, that no Indemnified Party shall be entitled to indemnity with respect to Losses that have been finally adjudicated by a court of competent jurisdiction to have been caused by such Indemnified Party’s gross negligence or willful misconduct. The provisions of this section shall survive the termination of this Agreement and any resignation or removal of SunTrust as the paying agent hereunder.

No Party shall be liable under this indemnity with respect to any claim against SunTrust unless the Parties are notified in writing of the written assertion of a claim against it, or of any action commenced against it, reasonably promptly, after it shall have received any such written information as to the nature and basis of the claim; provided, however, that failure by SunTrust to provide such notice shall not relieve the Parties of any liability hereunder if no prejudice occurs. The Purchaser shall be entitled to participate at their own expense in the defense of any such action, proceedings, suit or claim. In the event that the Purchaser shall assume the defense of any such action or claim, the Purchaser shall not be liable for the fees of any additional counsel thereafter retained by SunTrust.

14. Notices. Any notice, request for consent, report, or other communication required or permitted in this Agreement shall be in writing and shall be deemed to have been given when delivered (i) personally, (ii) by facsimile transmission with written confirmation of receipt, (iii) by electronic mail to the e-mail address given below, and written confirmation of receipt is obtained promptly after completion of the transmission, (iv) by overnight delivery with a reputable national overnight delivery service, or (v) by United States mail, postage prepaid, or by certified mail, return receipt requested and postage prepaid, in each case to the appropriate address set forth below or at such other address as any party hereto may have furnished to the other parties hereto in writing:

If to SunTrust, to:

SunTrust Bank

Attn: Escrow Services

919 East Main Street, 7th Floor

Richmond, Virginia 23219

Client Manager: Megan Gazzola, Trust Officer

Phone: 804-782-5407

Facsimile: 804-225-7141

Email: Megan.Gazzola@Suntrust.com

Exhibit E-9

If to the Purchaser, or after Closing, to the Company, to:

Lightbeam Electric Company

400 Harbor Drive, Suite B

Sausalito, California 94965

Attention: James Lavelle, Chief Executive Officer

Email: Jim@lightbeamelectric.com

With a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

Attention: David W. Pollak

Facsimile: 212-309-6001

If to the Company, prior to the Closing, to:

c/o Lightbeam Electric Company

400 Harbor Drive, Suite B

Sausalito, California 94965

Attention: James Lavelle, Chief Executive Officer

Email: Jim@lightbeamelectric.com

With a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

Attention: David W. Pollak

Facsimile: 212-309-6001

If to the Stockholder Representative, to:

c/o Arista Capital LTD

200 Madison Avenue

Suite 204

Morristown, New Jersey 07960

Attention: Paul Patrizio

Facsimile: 908-626-9035

Tax identification #:__________________________

Exhibit E-10

With a copy (which shall not constitute notice) to:

_________________________________

_________________________________

_________________________________

_________________________________

E-mail:____________________________

Any party hereto may unilaterally designate a different address by giving notice of each change in the manner specified above to each other party hereto. Notwithstanding anything to the contrary herein provided, SunTrust shall not be deemed to have received any notice, request, report or other communication hereunder prior to SunTrust’s actual receipt thereof.

15. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (without regard to laws regarding choice of laws or conflict of any laws) and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the parties hereto.

16. Counterparts. This Agreement may be executed in separate facsimile or other electronic counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

17. Amendments and Assignments. No provision of this Agreement may be amended, modified or waived, except in a written document signed by the Purchaser, the Company, SunTrust and the Stockholder Representative. Except as permitted in Section 10(h), neither this Agreement nor any rights or obligations hereunder may be assigned by any party hereto without the express written consent of each of the other parties hereto. This Agreement shall inure to and be binding upon the Parties and SunTrust and their respective successors, heirs and permitted assigns.

18. Inconsistent Terms. In the event that any claim of inconsistency between this Agreement and the terms of the Merger Agreement arise, as each such agreement may from time to time be amended, the terms of the Merger Agreement shall control, except with respect to the duties, liabilities and rights, including compensation and indemnification, of SunTrust as the paying agent, which shall be controlled solely by the terms of this Agreement.

19. Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid, illegal or unenforceable, then the remainder of this Agreement and the application thereof will nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party hereto. Upon such determination that any provision is invalid, illegal or unenforceable, the parties hereto agree to replace such provision with a valid, legal and enforceable provision that will achieve, to the maximum extent legally permissible, the economic, business and other purposes of such provision.

Exhibit E-11

20. Authorized Signatures. Contemporaneously with the execution and delivery of this Agreement and, if necessary, from time to time thereafter, each of the parties to this Agreement (other than SunTrust) shall execute and deliver to SunTrust a Certificate of Incumbency substantially in the form of Exhibit C hereto (a “Certificate of Incumbency”) for the purpose of establishing the identity and authority of persons entitled to issue notices, instructions or directions to SunTrust on behalf of each such party. Until such time as SunTrust shall receive an amended Certificate of Incumbency replacing any Certificate of Incumbency theretofore delivered to SunTrust, SunTrust shall be fully protected in relying, without further inquiry, on the most recent Certificate of Incumbency furnished to SunTrust. Whenever this Agreement provides for joint written notices, joint written instructions or other joint actions to be delivered to SunTrust, SunTrust shall be fully protected in relying, without further inquiry, on any joint written notice, instructions or action executed by persons named in such Certificate of Incumbency.

21. Disputes and Conflicts. In the event of any disagreement between any of the Parties, or between any of them and any other person or entity, resulting in adverse claims or demands being made in connection with the matters covered by this Agreement, or in the event that SunTrust, in good faith, is in doubt as to what action it should take hereunder, SunTrust may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, SunTrust shall not be or become liable in any way or to any Party or other person or entity for its failure or refusal to act, and SunTrust shall be entitled to continue to refrain from acting until (i) the rights of the Parties and all other interested persons and entities shall have been fully and finally adjudicated by a court of competent jurisdiction, or (ii) all differences shall have been adjudged and all doubt resolved by agreement among all of the Parties and all other interested persons and entities, and SunTrust shall have been notified thereof in writing signed by the Parties and all such persons and entities. Notwithstanding the preceding, SunTrust may in its discretion obey the order, judgment, decree or levy of any court, whether with or without jurisdiction, or of an agency of the United States or any political subdivision thereof, or of any agency of any State of the United States or of any political subdivision of any thereof, and SunTrust is hereby authorized in its sole discretion to comply with and obey any such orders, judgments, decrees or levies. The rights of SunTrust under this section are cumulative of all other rights which it may have by law or otherwise. In the event of any disagreement or doubt, as described above, SunTrust shall have the right, in addition to the rights described above and at the election of SunTrust, to tender into the registry or custody of any court having jurisdiction, all funds and property held under this Agreement, and SunTrust shall have the right to take such other legal action as may be appropriate or necessary, in the sole discretion of SunTrust. Upon such tender, the Parties agree that SunTrust shall be discharged from all further duties under this Agreement; provided, however, that any such action of SunTrust shall not deprive SunTrust of its compensation and right to reimbursement of expenses hereunder arising prior to such action and discharge of SunTrust of its duties hereunder.

22. Resignation. SunTrust may resign at any time from its obligations under this Agreement by providing written notice to the Parties. Such resignation shall be effective on the date set forth in such written notice, which shall be no earlier than thirty (30) days after such written notice has been furnished. In such event, the Parties shall promptly appoint a successor paying agent. In the event no successor paying agent has been appointed on or prior to the date

Exhibit E-12

such resignation is to become effective, SunTrust shall be entitled to tender into the custody of any court of competent jurisdiction all funds and other property then held by it hereunder and SunTrust shall thereupon be relieved of all further duties and obligations under this Agreement; provided, however, that any such action of SunTrust shall not deprive SunTrust of its compensation and right to reimbursement of expenses hereunder arising prior to such action and discharge of SunTrust of its duties hereunder. SunTrust shall have no responsibility for the appointment of a successor paying agent hereunder.

23. Stockholder Representative. The Stockholder Representative represents and warrants that it has the full power, authority and discretion to represent the Participating Holders with respect to all matters arising under this Agreement and all actions taken by the Stockholder Representative under this Agreement shall be binding on the Participating Holders.

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT:

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. When Client opens an account, Bank will ask for Client’s name, address, date of birth, or other appropriate information that will allow Bank to identify Client. Bank may also ask to see Client’s driver’s license or other identifying documents.

Exhibit E-13

Exhibit E

IN WITNESS WHEREOF, each of the parties hereto has executed and delivered this Paying Agent Agreement, or caused this Paying Agent Agreement to be duly executed and delivered in its name and on its behalf, as of the day and year first set forth above.

PAYING AGENT:

SUNTRUST BANK

By:

Name:

Title:

PURCHASER:

LIGHTBEAM ELECTRIC COMPANY

By:

Name:

Title:

STOCKHOLDER REPRESENTATIVE:

AEP HOLDINGS LLC

By:

Name:

Title:

Exhibit E-14

Attachments:

Exhibit A	-	Investment Selection Instructions
Exhibit B	-	Fees
Exhibit C	-	Certificate of Incumbency

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT:

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. When Client opens an account, Bank will ask for Client’s name, address, date of birth, or other appropriate information that will allow Bank to identify Client. Bank may also ask to see Client’s driver’s license or other identifying documents.

Exhibit E-15

EXHIBIT A

To:	SunTrust Bank

I direct and authorize you to invest all temporary cash and the portion of my account(s) that is appropriate to maintain in cash or cash equivalents in a SunTrust Bank deposit option or Federated Funds money market fund, as follows:

Check One:

☐ SunTrust Institutional Money Market Deposit Option	☒ SunTrust Non-Interest Deposit Option

I acknowledge and consent that:

1.	I understand that investments in the SunTrust Institutional Money Market Deposit Option are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (the “FDIC”), in the standard FDIC insurance amount of $250,000, including principal and accrued interest. The Parties understand that deposits in the SunTrust Institutional Money Market Deposit Option are not secured. Further, I understand that the SunTrust Institutional Money Market Deposit Option has monthly withdrawal/disbursement restrictions of a maximum of 6 per month and that should the maximum be reached in any one calendar month, the funds will be moved to a SunTrust Bank non-interest bearing deposit option until the beginning of the following month unless an alternate investment vehicle is selected for this purpose.

Alternate Investment Vehicle: _____________________________________________________

2.	I understand that investment funds, except for the SunTrust Deposit options, are not bank deposits and are not obligations of, or insured, endorsed or guaranteed by any SunTrust Bank or their affiliates, the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency. I further understand that investment in any mutual fund involves some investment risk, including the possible loss of principal.

3.	I have full power to direct and authorize investments in account(s) identified below.

This direction and authorization shall continue in effect until revoked by written instruction delivered to the Bank. Until a replacement fund is provided to the Bank all funds will be held in cash.

Date:
Account Name and Number:

X	X
Name (printed or typed)	Signature

Exhibit E-16

EXHIBIT B

Schedule of Fees & Expenses

Acceptance Fee:	$2500.00 – one time only payable at the time of signing

Legal Review Fee:	$600.00 – payable at the time of the bank’s attorney review of the agreement

The Acceptance Fee and Legal Review Fee includes review of all related documents and accepting the appointment of Paying Agent on behalf of SunTrust Bank. The fee also includes setting up the required account(s) and accounting records, document filing, and coordinating the receipt of funds/assets for deposit to the Account. The Acceptance Fee is a one-time fee payable upon execution of the Agreement. As soon as SunTrust Bank’s outside counsel begins to review the agreement, the legal review fee is subject to payment regardless if the parties decide to appoint a different agent or a decision is made that the agreement is not needed.

Annual Administration Fee:	$7,500.00 – payable at the time of signing the agreement and annually thereafter on the anniversary of the agreement

The Administration Fee includes providing routine and standard services of a Paying Agent. The fee includes administering the account, performing investment transactions, processing cash transactions (including wires and check processing), disbursing funds in accordance with the Agreement (note any pricing considerations below), and providing trust account statements to applicable parties for a twelve (12) month period. If the account remains open beyond the twelve (12) month term, the parties will be invoiced each year on the anniversary date of the execution of the Agreement. Additional fees will be billed for processing claim notices and/or objections. Extraordinary expenses, including legal counsel fees, will be billed as out-of-pocket. The Administration Fee is due upon execution of the Agreement.

Out-of-Pocket Expenses:	At Cost

Out-of-pocket expenses such as, but not limited to, postage, courier, overnight mail, insurance, money wire transfer, long distance telephone charges, facsimile, stationery, travel, legal (out-of-pocket to counsel) or accounting, will be billed at cost.

Note: This fee schedule is based on the assumption that the funds will be invested in one of the SunTrust Bank Deposit Options. If any other investment options are chosen, this fee schedule will become subject to change.

Exhibit E-17

EXHIBIT C

Certificate of Incumbency

(List of Authorized Representatives)

Re: Paying Agent Agreement, dated ____________________, among SunTrust Bank, __________________, _________________ and ___________________

As an Authorized Officer of the above referenced entity, I hereby certify that the each person listed below is an authorized signor for such entity, and that the title and signature appearing beside each name is true and correct.

Name	Title	Signature	Contact Number

IN WITNESS WHEREOF, this certificate has been executed by a duly authorized officer:

By:
Title:
Date:

Exhibit E-18

EXHIBIT F

FORM OF JOINDER

[See attached]

Exhibit F

FORM OF JOINDER AGREEMENT

This Joinder Agreement (this “Agreement”) is dated as of [•], 2015 (this “Agreement”), is entered into by and between LIGHTBEAM ELECTRIC COMPANY, a Delaware corporation (“LEC”), GS ACQUISITION CORPORATION, a Delaware corporation and a wholly-owned subsidiary of LEC (“Newco Corp”), Green States Energy, Inc., a Delaware corporation (the “Company”), and the undersigned holder of Company Capital Stock and/or Company Warrants (the “Stockholder”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Merger Agreement (as defined below).

RECITALS

WHEREAS, LEC, Newco Corp, the Company and AEP Holdings LLC, a New Jersey limited liability company (the “Stockholders’ Representative”), have entered into an Agreement and Plan of Merger, dated as of March __, 2015 (as may be amended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time, the “Merger Agreement”), pursuant to which, among other things, Newco Corp will merge with and into the Company (the “Merger”);

WHEREAS, as a condition and inducement to LEC’s and Newco Corp’s willingness to enter into the Merger Agreement, LEC and Newco Corp require that the Stockholder enter into this Agreement as a condition to the Closing; and

WHEREAS, in order to induce LEC and Newco Corp to complete the transactions contemplated by the Merger Agreement, the Stockholder is willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises, and the representations, warranties, covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

AGREEMENT

SECTION 1. JOINDER AS PARTY TO THE MERGER AGREEMENT

1.1 Joinder. The Stockholder acknowledges that a copy of the Merger Agreement has been provided to the Stockholder. The Stockholder hereby agrees to be bound by the terms and conditions of the Merger Agreement as a “Company Stockholder” and a “Participating Securityholder”, as applicable, thereunder as though the Stockholder were a signatory thereto, including, without limitation, the provisions of Section 2.1 (Conversion of Company Capital Stock), Section 2.2 (Release Obligation), Section 2.3 (Company Warrants), Section 2.6 (Exchange/Payment), Section 2.8 (Stockholders Representative), Section 2.9 (Escrow Fund), Section 3.30 (Certain Acknowledgements), Section 6.17 (Transfer Restrictions), Section 9 (Indemnification), and Section 11.16 (Certain Federal Securities Act Representations) of the Merger Agreement, and the Stockholder hereby agrees that the Escrow Amount shall be deposited into the Escrow Fund pursuant to the provisions of Section 2.9(a) thereof.

Exhibit F-1

1.2 Representative. In accordance with Section 2.8 of the Merger Agreement, the Stockholder hereby agrees to the appointment of AEP Holdings LLC, a New Jersey limited liability company, as the Stockholders’ Representative and appoints the Stockholders’ Representative as his, her or its agent and true and lawful attorney-in-fact, to exercise all or any of the powers, authority and discretion conferred on the Stockholders’ Representative under the Merger Agreement, all as provided in Section 2.8 of the Merger Agreement.

1.3 Release. Subject to the Closing of the Merger, the Stockholder hereby generally releases, remises and forever discharges the Company (including the Surviving Corporation), Newco Corp, LEC and each of their respective Affiliates and Agents from and against any and all claims, demands, liens, actions, agreements, suits, causes of action, obligations, controversies, debts, costs, attorneys’ fees, expenses, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether or not now known or suspected, that have existed or may have existed, or that do exist or that hereafter can, will or may exist, based on any facts, events or omissions occurring from any time on or prior to the execution of the Merger Agreement that arise out of, concern, pertain or relate in any way to any rights the undersigned may have in the Stockholder’s capacity as a holder of Company Securities (as defined below) against the Company (including the Surviving Corporation), Newco Corp, LEC and their respective Affiliates and Agents arising out of the Merger; provided, however, that the foregoing release will not apply to any rights the undersigned may have under the Merger Agreement. As used in this Agreement, an “Agent” of a party is each of its predecessors, its former and present officers, employees, directors, stockholders, parents, subsidiaries, affiliates, partners, related corporate entities, agents, members, heirs, executors, administrators, conservators, successors and assigns.

SECTION 2. REPRESENTATIONS AND WARRANTIES

2.1 Authorization. The execution, delivery and performance by the Stockholder of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby are within the [corporate power / legal capacity] of the Stockholder and have been duly authorized by all necessary action. This Agreement constitutes a valid and binding agreement of the Stockholder.

2.2 Non-Contravention. The execution, delivery and performance by the Stockholder of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby do not and shall not (a) violate any of its organizational documents, as applicable, (b) violate any applicable Law, (c) require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which the Stockholder is entitled under any provision of any agreement or other instrument binding on the Stockholder, (d) violate any other agreement, arrangement or instrument to which the Stockholder is a party or by which it (or any of its assets) is bound or (e) require any consent of the Stockholder’s spouse under any “community property” or other Law.

2.3 Ownership of Securities. Stockholder is the record or beneficial owner of that number of shares of Company Common Stock, Company Series A Preferred Stock and Company Warrants (collectively, “Company Securities”) set below Stockholder’s name on the signature page hereto. The Company Securities constitute the Stockholder’s entire interest in the Company. The Stockholder’s principal residence or place of business is set forth on signature page hereto.

Exhibit F-2

SECTION 3. OTHER COVENANTS

3.1 Transfer Restriction. The Stockholder agrees not to transfer (except as may be specifically required by court order or by operation of law), sell, exchange, pledge or otherwise dispose of or encumber the Company Securities or any New Securities (as defined below), or to make any offer or agreement relating thereto, at any time during the term of this Agreement and through and including the Closing under the Merger Agreement. This Agreement will be binding upon any transferee, whether the transfer is voluntary or involuntary.

3.2 New Securities. The Stockholder agrees that any Company Securities that Stockholder purchases, or with respect to which Stockholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Closing under the Merger Agreement (“New Securities”) shall be subject to the terms and conditions of this Agreement.

3.3 Further Assurances. LEC, Newco Corp and the Stockholder shall each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

SECTION 4. MISCELLANEOUS

4.1 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be made and given in compliance with the provisions of Section 11.9 of the Merger Agreement and (i) if to the LEC or to the Company, to the addresses set forth in Section 11.9 of the Merger Agreement and (ii) if to the Stockholder, to the address set forth on the signature page hereto.

4.2 Construction. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” will be inclusive and not exclusive unless the context requires otherwise. The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

4.3 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Exhibit F-3

4.4 Entire Agreement. This Agreement, together with the Merger Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

4.5 Governing Law. This Agreement, the rights of the parties and all actions arising in whole or in part hereunder or in connection herewith, shall be governed by, and construed in accordance with, the domestic substantive Laws of the State of Delaware (without giving effect to any choice or conflict of Law provision or rule that would cause the application of the Laws of any other jurisdiction).

4.6 Specific Performance; Jurisdiction; Waiver of Jury Trial. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware and (d) consents to service being made through the notice procedures set forth in Section 4.1. Each of the parties hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 4.1 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Merger.

4.7 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

4.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other Governmental Body declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court or other Governmental Body making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or

Exhibit F-4

provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court or other Governmental Body does not exercise the power granted to it in the prior sentence, the parties hereto shall use commercially reasonable efforts to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

4.9 Assignment; Parties in Interest. This Agreement shall not be assigned by the Stockholder by operation of law or otherwise without the prior written consent of LEC. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Company Securities and shall be binding upon any person to whom legal or beneficial ownership of the Company Securities shall pass, whether by operation of law or otherwise, including the Stockholder’s heirs, guardians, administrators or successors. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

4.10 No Waiver. The terms and provisions hereof may not be waived except by an instrument signed on behalf of the party waiving compliance. The failure or delay of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

4.11 Consents and Waivers. The Stockholder hereby gives any consents or waivers that are required for the consummation of the Merger under the terms of any agreements to which any Stockholder is a party or pursuant to any rights the Stockholders may have.

4.12 Other Remedies. Except as otherwise set forth herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

[Signature Pages Follow]

Exhibit F-5

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year set forth below.

LEC: LIGHTBEAM ELECTRIC COMPANY

By:
Name:
Title:

NEWCO CORP: GS ACQUISITION CORPORATION

By:
Name:
Title:

[Signature Page to Joinder Agreement]

COMPANY: GREEN STATES ENERGY, INC.

By:
Name:
Title:

[Signature Page to Joinder Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year set forth below.

STOCKHOLDER:

By:

Name (Please print):

Title:

Date:

Address:

No. and type of Company Securities Held:

Company Common Stock:

Company Series A Preferred Stock:

Company Warrants:

[Signature Page to Joinder Agreement]

EXHIBIT G

PROJECT DESCRIPTION

[See attached]

EXHIBIT G

PROJECT DESCRIPTION

GSE Project Characteristics
	NC_1	NM_P1	NM_P2	MA_1	MA_2
Location	Murphy, NC	Roswell, NM	Roswell, NM	Sandwich, MA	Shirley, MA
Size (MW-AC)	5.2MW	2.9MW	2.5MW	4.3MW	3.8MWp
Number of Projects	6	3(@16locations)	1(@ 25 locations)	1 1
COD	2011	2011	2013	2014	2014
PPA Term (Years)	20 years	10 years (+ 10 yr extension)	10 years (+ 10 yr extension)	20 years	20 years
PPA Offtaker	TVA	Local Farmers	City of Roswell	Town of Sandwich	MA Dev Fin Auth
PPA Rating	Aaa	N/A	N/A	AA/Aa2	A+
REC Term (Years)	10	10	10	10	10
REC Offtaker	TVA	Southwestern PSC	Southwestern PSC	XE MA REC AV	Devens SREC Funding LLC
REC Rating	Aaa	A-/Baa1	A-/Baa1	NA (Escrow)	NA (Escrow)
Equipment (Panels)	Suntech	REC Solar	REC/Renesola Panels	JinkoSolar/Trina Solar	JinkoSolar/Trina Solar
Warranty (Panels)	25yr @ 80%	25yr @ 80%	25 yr @ 80% (both)	25 yr @ 80% (both)	25 yr @ 80% (both)
Equipment (Inverters)	AE	Satcon	Solectria	AE	AE
Warranty (Inverters)	5 yr	10 yr	10 yr	10 yr	10 yr
System Type	Ground Mount	Ground Mount/Tracker	Ground Mount	Ground Mount	Ground Mount
EPC	Hunt Electric Corp	Hunt Electric Corp	S&C Electric Co	S&C Electric Co	S&C Electric Co
O&M	GSE Ops. Co	GSE Ops. Co	GSE Ops. Co	GSE Ops. Co	GSE Ops. Co

Exhibit G-1

EXHIBIT H

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

[See attached]

Exhibit H

FORM OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GREEN STATES ENERGY, INC.

I, the undersigned, for the purpose of creating and organizing a corporation under the provisions of and subject to the requirements of the General Corporation Law of the State of Delaware (the “DGCL”), certify as follows:

Article I. Name. The name of the Corporation shall be Green States Energy, Inc. (the “Corporation”).

Article II. Registered Office. The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle 19808. The name of its registered agent at that address is Corporation Service Corporation.

Article III. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “GCL”). The Corporation shall have all powers that now or hereafter may be lawful for a corporation to exercise under the GCL.

Article IV. Capital Stock

A.	The number of shares the Corporation is authorized to issue is 70,000,000, par value $.001, consisting of 50,000,000 shares of Common Stock and 20,000,000 shares of Preferred Stock.

B.	Of such number of shares of Preferred Stock:

1. 80,000 shares shall be designated Series A Preferred Stock having the voting powers, designation preferences, power, and other rights as set forth in Article IV (C) hereof; and

2. The balance of 19,920,000 shares of Preferred Stock may be issued in one or more classes or series of Preferred Stock by resolution or resolutions from time to time of the board of directors which board of directors is hereby empowered to authorize and fix the voting powers, full or limited or no voting powers, and such designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock (including, without limitation, liquidation preferences, dividend rates, conversion rights and redemption provisions), and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by the DGCL.

Exhibit H-1

C.	The Series A Preferred Stock shall have designations, powers, preferences, voting rights and rights, and the qualifications, limitations or restrictions as are set forth below:

1. Certain Definitions

“Holder” shall mean any Person or Persons to whom the Series A Preferred Stock is issued or subsequently transferred in accordance with the provisions hereof.

“Junior Stock” shall mean, any security which does not have the dividend and liquidation right of the Series A Preferred Stock as set forth herein.

“Persons” or “Persons” shall mean an individual, corporation, partnership, limited liability Corporation, association, trust or other entity organization, including in government or political subdivision or an agency or instrumentality thereof.

“Senior Stock” shall mean, any class or series of stock of the Corporation possessing, rights senior to the Series A Preferred Stock with respect to dividends and the right to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation.

“Stated Value” shall mean, with respect to each share of Series A Preferred Stock, $1.00.

2. Dividends. So long as any shares of Series A Preferred Stock shall be outstanding, the Corporation shall not declare or pay on any Junior Stock any dividend whatsoever, whether in cash, property or otherwise (other than dividends payable in shares of the class or series upon which such dividends are declared or paid, together with cash in lieu of fractional shares) unless the Corporation shall declare a dividend upon the shares of Series A Preferred Stock and shall have set apart a sum of money sufficient for the payment of the aggregate maximum Redemption Amount as set forth herein.

3. Liquidation Rights.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to $6.35 (the “Series A Liquidation

Exhibit H-2

Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled under this Subsection 3(a), the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Series A Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

4. Deemed Liquidation Events.

(a) Each of the following events shall be considered a “Deemed Liquidation Event”:

(i) a merger or consolidation in which

(A) the Corporation is a constituent party or

(B) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation transaction involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger, consolidation or share exchange transaction continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

Exhibit H-3

(b) Upon any Deemed Liquidation Event structured as a merger or consolidation, the shares shall be converted or exchanged in such merger or consolidation on the terms, and as otherwise set forth, in the definitive agreement for such transaction.

5. Redemption

(a)	The following terms shall have the following meanings:

“Cash Purchase” shall refer to the purchase in cash of 51% or more of outstanding shares of Common Stock of the Corporation. For the avoidance of doubt, a Cash Purchase shall not include any Deemed Liquidation Event.

“Mandatory Redemption Event” shall refer to the first to occur of any of the following: (i) the receipt by the Corporation of more than six million ($6,000,000) in funds from the sale by the Corporation of equity securities in any one transaction; (ii) the Corporation has a profit of two million ($2,000,000) net after taxes in any fiscal year; (iii) if the Corporation receives net proceeds or more than more than six million ($6,000,000) in connection with a public offering of the Corporation and (iv) a Cash Purchase.

“Redemption Amount” shall mean five hundred eight thousand ($508,000).

(b)	Upon any Mandatory Redemption Event, the Corporation, upon notice delivered to the Holder as provided in Paragraph 5(c), must redeem, in cash, all of the Series A Preferred Stock at the Redemption Amount.

(c)	Notice of Redemption pursuant to Paragraph 5 shall be provided by the Corporation to the Holder in writing (by certified mail or overnight courier at the Holder’s last address appearing in the Corporation’s security registry) not less than 10 nor more than 15 days prior to the date of redemption, which notice shall specify such redemption date.

(d)	Upon any redemption of the Series A Preferred Stock pursuant to Paragraph 5 of this Article IV(C), the Holder shall either deliver the Series A Preferred Stock by hand to the Corporation at its principal executive offices or surrender the same to the Corporation at such address by express courier within 14 days after the date that the Holder receives payment therefor.

Exhibit H-4

6. Voting Rights

(a)	The holders shall have no voting power, except as otherwise provided by law or as set forth in this Paragraph 6 of Article IV(C).

(b)	Without the consent of the Holders of at least fifty percent (50%) of the shares of Series A Preferred Stock then outstanding, given in writing or by vote at a meeting of stockholders called for such purpose, the Corporation will not (1) amend, alter or repeal any provision of the Certificate of Incorporation so as to adversely affect the rights, preferences or privileges of the Series A Preferred Stock; or (2) issue any Senior Stock or enter into a binding agreement to issue any Senior Stock (unless such binding agreement is conditioned upon obtaining the consent of the Holder of the Series A Preferred Stock as required by this paragraph).

Article V. Incorporator The name and mailing address of the Sole Incorporator is as follows:

David A. Menard

Murtha Cullina LLP

185 Asylum Street, 30th Floor

Hartford, CT 06103

Exhibit H-5

EXHIBIT I

FORM OF WARRANT CANCELLATION AGREEMENT

[See attached]

Exhibit I

FORM OF WARRANT CANCELLATION AGREEMENT

THIS WARRANT CANCELLATION AGREEMENT (this “Agreement”) is entered into as of the date set forth on the signature page below, by and between Green States Energy, Inc., a Delaware corporation (the “Company”), and the undersigned holder of Company Warrants (the “Warrantholder”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings set forth in the Merger Agreement (as defined below).

WHEREAS, LightBeam Electric Company, a Delaware corporation (“LEC”), GS Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of LEC (“Newco Corp”), the Company and AEP Holdings LLC, a New Jersey limited liability company (solely in its capacity as the Stockholders’ Representative), have entered into an Agreement and Plan of Merger, dated as of March [•], 2015 (as may be amended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time, the “Merger Agreement”), pursuant to which, among other things, Newco Corp will merge with and into the Company (the “Merger”);

WHEREAS, the Company has issued to the Warrantholder that one or more Company Warrants (the “Warrant”), pursuant to which the Company granted the Warrantholder warrants to purchase shares of Company Common Stock;

WHEREAS, in accordance with the terms of this Agreement and the Warrant, effective as of the Effective Time, the Warrantholder and the Company desire and agree to cancel and terminate the Warrant in exchange for the Warrantholder’s portion of the Per Share Warrant Consideration; and

NOW, THEREFORE, in consideration of the premises, and the representations, warranties, covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

1. Per Share Warrant Consideration. Effective as of the Effective Time, notwithstanding any exercise price set forth in the Warrant, subject to the terms of this Agreement, each Exercisable Share subject to the Warrant shall be entitled to receive the Per Share Warrant Consideration, which shall be determined based on an exercise price equal to the lesser of (a) the exercise price set forth in the Warrant or (b) 30% below the price determined by dividing (i) the sum of (1) the Total Adjusted Uplift Value (as defined in the Merger Agreement), plus (2) the Post-Closing Escrow Amount (as defined in the Merger Agreement), plus (3) the Indemnity Escrow Amount (as defined in the Merger Agreement) by (ii) the number of outstanding shares of Company Common Stock as of the Closing (on a fully diluted basis).

2. Cancellation of Warrant. Effective as of the Effective Time, the Warrantholder hereby surrenders and cancels all of the Warrantholder’s rights, title and interests arising under the Warrant in exchange for its portion of the Per Share Warrant Consideration as it becomes payable, as determined in accordance with the terms of the Merger Agreement and this Agreement (provided that the Company has the right to deduct any tax withholdings required by applicable law or regulations to be withheld and paid over to taxing authorities). From and after

Exhibit I-1

the Effective Time, (a) the Warrant shall be terminated and be of no further force and effect, and (b) the Warrant shall not be outstanding, be in force or effect, or entitle the Warrantholder to any rights other than the Warrantholder’s right to receive the portion (if any) of the Per Share Warrant Consideration (as adjusted or to be adjusted pursuant to the terms of the Merger Agreement) as it becomes payable, as determined in accordance with the terms of the Merger Agreement. Without limiting the foregoing, effective as of the Effective Time, except for the Per Share Warrant Consideration, the Warrantholder (a) acknowledges that the Warrantholder shall have no right, by virtue of the Warrant, to receive any equity, including rights to acquire equity, in the Surviving Corporation or any of its affiliates, and (b) hereby waives any rights the Warrantholder may have arising from the Warrant that in any way conflict with or otherwise prohibit or restrict the transactions contemplated hereby, including without limitation, any notice requirements or any right to be able to exercise the Warrant at or prior to the Closing. If the Merger Agreement is terminated pursuant to its terms, then the Warrant shall not be cancelled pursuant hereto and shall remain in full force and effect in accordance with its terms.

3. Merger Agreement. The Warrantholder (a) acknowledges its prior receipt of a copy of the Merger Agreement and has had an opportunity to ask questions of a representative of the Company concerning the Merger and (b) effective as of the Effective Time, accepts and agrees to be bound by the Merger Agreement, including Sections 2.6, 2.8, 3.30, 6.17, 9, and 11.16 thereof.

4. Representations and Warranties of the Warrantholder. The Warrantholder represents and warrants to the Company:

(a) the Warrantholder is the sole record and beneficial owner of the Warrant, and holds good title to such Warrant free and clear of any claims, liens, charges or other encumbrances other than (a) any restrictions under the Securities Act of 1933, as amended, and any applicable state securities laws, and (b) any restrictions under community property laws; provided, however, the Warrantholder represents that the Warrantholder has complied with all requirements under applicable community property laws to effect the transactions contemplated by the Merger Agreement and this Agreement;

(b) the Warrantholder has full power and authority (and, if an individual, legal capacity) to execute and deliver this Agreement, surrender and cancel the Warrant and to perform his, her or its obligations hereunder; the Warrantholder has duly executed and delivered this Agreement, which constitutes his, her or its valid and legally binding obligation, enforceable in accordance with its terms and conditions, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief and other equitable remedies; and

(c) except for consents or notices previously obtained, and/or actions previously taken by the Warrantholder, the delivery and performance of this Agreement, the consummation of the transactions contemplated hereby by the Warrantholder and the delivery and cancellation of the Warrant does not (a) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under any provision of any contract, agreement, permit, license or authorization to which the Warrantholder is a party or by which the Warrantholder’s assets are bound, or the Warrant is bound, (b) if the Warrantholder is not a natural person, violate, conflict with or result in a default any provision of the organizational or

Exhibit I-2

governing documents of the Warrantholder, (c) to the Warrantholder’s knowledge, violate or result in a violation of, or constitute a default under, any provision of any law, regulation or rule, or any order, award or judgment of, or any restriction imposed by, any governmental authority applicable to the Warrantholder or (d) require from the Warrantholder any notice to, declaration or filing with or consent or approval of any governmental authority or other person.

5. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

6. Governing Law. This Agreement, the rights of the parties and all actions arising in whole or in part hereunder or in connection herewith, shall be governed by, and construed in accordance with, the domestic substantive Laws of the State of Delaware (without giving effect to any choice or conflict of Law provision or rule that would cause the application of the Laws of any other jurisdiction).

7. Specific Performance; Jurisdiction; Waiver of Jury Trial. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware and (iv) consents to service being made through the notice procedures set forth in Section 11.9 of the Merger Agreement. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Merger.

8. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

9. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Exhibit I-3

10. Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Exhibit I-4

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of _________________________, 2015.

WARRANTHOLDER:

By:
Name (Please print):
Title:
Address:

[Signature Page to Warrant Cancelltion Agreement]

COMPANY: GREEN STATES ENERGY, INC.

By:
Name:
Title:

[Signature Page to Warrant Cancelltion Agreement]